UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

XERIUM TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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XERIUM TECHNOLOGIES, INC.

14101 Capital Boulevard

Youngsville, NC 27596

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

August 3, 2018

Dear Fellow Stockholders:

You are cordially invited to attend a special meeting of the stockholders of Xerium Technologies, Inc., a Delaware corporation (referred to as “Xerium,” the “Company,” “we” or “our”), to be held on Thursday, September 6, 2018, at 10 a.m., local time, at the offices of Latham & Watkins LLP (referred to as “Latham & Watkins”) located at 885 Third Avenue, New York, NY 10022.

On June 24, 2018, we entered into an Agreement and Plan of Merger (as it may be amended from time to time, referred to as the “Merger Agreement”) with Andritz AG, a joint stock corporation organized under the laws of Austria with its seat at Graz, Austria (referred to as “Andritz”), and XYZ Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Andritz (referred to as “Merger Subsidiary”). Pursuant to and subject to the terms and conditions of the Merger Agreement, Merger Subsidiary will merge with and into Xerium, with Xerium continuing as the surviving corporation and an indirect wholly owned subsidiary of Andritz (referred to as the “Merger”).

At the special meeting, you will be asked to consider and vote on a proposal to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger (referred to as the “Merger Proposal”). The affirmative vote of the holders of a majority of the shares of Xerium common stock issued and outstanding as of the close of business on August 3, 2018, the record date for the determination of stockholders entitled to vote at the special meeting (referred to as the “Record Date”), is required to approve the Merger Proposal. At the special meeting, you will also be asked to consider and vote on a proposal to approve the adjournment of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the special meeting (referred to as the “Adjournment Proposal”) and a proposal to approve, by a non-binding advisory vote, the compensation arrangements disclosed in the accompanying proxy statement that may be payable to Xerium’s named executive officers in connection with the completion of the Merger (referred to as the “Merger-Related Compensation Proposal”).

If the Merger is consummated, you will be entitled to receive $13.50 per share in cash, without interest, subject to any applicable withholding taxes, for each share of Xerium common stock that you own (unless you have properly exercised and perfected and not lost or withdrawn your appraisal rights under Delaware law with respect to such shares). Such merger consideration represents a premium of 146.8% over the Xerium common stock closing price of $5.47 per share on March 16, 2018, the last trading day prior to the announcement by Xerium on March 19, 2018 of a review of strategic alternatives, and a premium of 104.2% over the Xerium common stock closing price of $6.61 per share on June 22, 2018, the last trading day before the public announcement that Xerium entered into the Merger Agreement.

The Board of Directors of Xerium (referred to as the “Board”) has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of Xerium and its stockholders and has unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement. The Board unanimously recommends that Xerium stockholders vote “FOR” the Merger Proposal. In addition, the Board unanimously recommends that Xerium stockholders vote “FOR” the Adjournment Proposal and “FOR” the Merger-Related Compensation Proposal.

This proxy statement is first being mailed to stockholders on or about August 3, 2018. We encourage you to read the proxy statement and its appendices, including the Merger Agreement, carefully and in their entirety. You may also obtain more information about Xerium from documents we file with the Securities and Exchange Commission from time to time.

Certain stockholders of Xerium, including each member of the Board, in their respective capacities as holders of shares of Xerium common stock, collectively representing ownership of approximately 21.6% of the outstanding shares of Xerium common stock as of the Record Date, have entered into voting agreements with Andritz pursuant to which, among other things and subject to the terms and conditions therein, each of them has agreed to vote their shares of Xerium common stock in favor of the Merger Proposal.

Your vote is very important, regardless of the number of shares of Xerium common stock that you own. We cannot consummate the Merger unless the Merger Proposal is approved by the affirmative vote of the holders of a majority of the shares of Xerium common stock issued and outstanding as of the close of business on the Record Date. The failure of any stockholder to vote his, her or its shares of Xerium common stock in person by ballot at the special meeting, to submit a signed proxy card or to grant a proxy electronically over the Internet or by telephone will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your shares of Xerium common stock will have the same effect as a vote “AGAINST” the Merger Proposal.

Whether or not you plan to attend the special meeting in person, please submit your proxy as promptly as possible (1) via the internet, (2) by telephone or (3) by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelop provided. If you have any questions or need assistance voting your shares of Xerium common stock, please contact:

1407 Broadway

New York, New York 10018

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

On behalf of the Board, I thank you for your support and appreciate your consideration of this matter.

Very truly yours,

James F. Wilson
Chairman of the Board of Directors

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement is dated August 3, 2018.

XERIUM TECHNOLOGIES, INC.

14101 Capital Boulevard

Youngsville, NC 27596

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, SEPTEMBER 6, 2018

To the Stockholders of Xerium Technologies, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Xerium Technologies, Inc., a Delaware corporation (referred to as “Xerium,” “we” or “our”), will be held on Thursday, September 6, 2018, at 10 a.m., local time, at the offices of Latham & Watkins LLP (referred to as “Latham & Watkins”), located at 885 Third Avenue, New York, NY 10022, for the following purposes:

1.

To consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, referred to as the “Merger Agreement”), dated June 24, 2018, by and among Xerium, Andritz AG and XYZ Merger Sub, Inc., and approve the transactions contemplated thereby, including the merger of XYZ Merger Sub, Inc. with and into Xerium, with Xerium continuing as the surviving corporation and an indirect wholly owned subsidiary of Andritz AG (referred to as the “Merger”);

2.

To consider and vote on a proposal to approve the adjournment of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the proposal to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger, at the time of the special meeting; and

3.

To consider and vote upon a proposal to approve, by a non-binding advisory vote, the compensation arrangements disclosed in the accompanying proxy statement that may be payable to Xerium’s named executive officers in connection with the completion of the Merger.

Only stockholders of record as of the close of business on August 3, 2018, the record date for the determination of stockholders entitled to vote at the special meeting (referred to as the “Record Date”) are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof. These items of business are described in the proxy statement that follows this notice. A list of such stockholders will be available during normal business hours at our principal executive offices at 14101 Capital Boulevard, Youngsville, NC 27596 at least 10 days prior to the special meeting and on the day of the special meeting for examination by any stockholder registered on our stock ledger as of the Record Date for any purpose germane to the special meeting.

The Board unanimously recommends that you vote:

1.	“FOR” the proposal to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger (referred to as the “Merger Proposal”);

2.

“FOR” the proposal to approve the adjournment of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the proposal to adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, at the time of the special meeting (referred to as the “Adjournment Proposal”); and

3.

“FOR” the proposal to approve, by a non-binding advisory vote, the compensation arrangements disclosed in the accompanying proxy statement that may be payable to Xerium’s named executive officers in connection with the completion of the Merger (referred to as the “Merger-Related Compensation Proposal”).

Your vote is very important, regardless of the number of shares of Xerium common stock you own. The affirmative vote of the holders of a majority of the shares of Xerium common stock issued and outstanding as of the close of business on the Record Date is required to approve the Merger Proposal. The affirmative vote of a majority of the votes cast (excluding abstentions), in person or by proxy, by the holders of our common stock, is required to approve the Adjournment Proposal and the Merger-Related Compensation Proposal.

The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the Merger Proposal, but will not have any effect on the Adjournment Proposal or the Merger-Related Compensation Proposal. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the Merger Proposal, but will not have any effect on the Adjournment Proposal or the Merger-Related Compensation Proposal. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal but will not have any effect on the Adjournment Proposal or the Merger-Related Compensation Proposal.

The holders of a majority in voting power of the outstanding shares of Xerium common stock, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. Abstentions, if any, will be counted as present for purposes of determining the existence of a quorum. If you fail to return your proxy card, grant your proxy electronically over the Internet or by telephone or vote by ballot in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting.

Under Delaware law, stockholders who do not vote in favor of the Merger Proposal will have the right to seek appraisal of the fair value of their shares of Xerium common stock as determined by the Delaware Court of Chancery if the Merger is consummated, but only if they submit a written demand for such an appraisal before the vote on the Merger Proposal and comply with the other Delaware law procedures explained in the accompanying proxy statement.

You may revoke your proxy at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement. If you are a stockholder of record, you may revoke your proxy by attending the meeting and voting in person.

By Order of the Board of Directors,

Phillip B. Kennedy
Executive Vice President, General Counsel & Secretary
Youngsville, North Carolina August 3, 2018

YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. IF YOU DO NOT PLAN TO ATTEND THE MEETING, PLEASE BE SURE YOU ARE REPRESENTED AT THE MEETING BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD IN THE REPLY ENVELOPE PROVIDED.

YOUR VOTE IS VERY IMPORTANT

If your shares are registered directly in your name: If you are a stockholder of record, you may vote your shares through the Internet, by telephone or by mail as described below. Please help us save time and postage costs by voting through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1.	BY INTERNET

a.	Go to the website at www.proxypush.com/xrm, 24 hours a day, 7 days a week, until 6:00 p.m. Eastern Time on September 5, 2018, the day preceding the special meeting.

b.	Please have your proxy card available to verify your identity and create an electronic ballot.

c.	Follow the simple instructions provided.

2.	BY TELEPHONE

a.	On a touch-tone telephone, call toll-free 1-866-883-3382, 24 hours a day, 7 days a week, until 6:00 p.m. Eastern Time on September 5, 2018, the day preceding the special meeting.

b.	Please have your proxy card available to verify your identity.

c.	Follow the simple instructions provided.

3.	BY MAIL

a.	Mark, sign and date your proxy card.

b.	Return it prior to September 5, 2018, the day preceding the special meeting, in the accompanying postage-paid envelope.

If your shares are held in the name of a bank, broker or other nominee: You will receive instructions on how to vote from the bank, broker or other nominee. You must follow the instructions of such bank, broker or other nominee in order for your shares to be voted. Telephone and Internet voting also may be offered to stockholders owning shares through certain banks and brokers. As a beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote the shares in your account. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.

If you fail to return your proxy card, grant your proxy electronically over the Internet or by telephone or vote by ballot in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you hold your shares through a bank, broker or other nominee, you must obtain from such bank, broker or nominee a valid “legal proxy” issued in your name in order to vote in person at the special meeting.

We encourage you to read the accompanying proxy statement, including all documents incorporated by reference into the accompanying proxy statement, and its appendices carefully and in their entirety. If you have any questions concerning the Merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or require assistance in submitting your proxy or voting your shares of Xerium common stock, please contact our proxy solicitor or us at the contact information provided below:

1407 Broadway

New York, New York 10018

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

Toll-Free (800) 322-2885

or

Xerium Technologies, Inc.

Attention: Investor Relations

14101 Capital Boulevard

Youngsville, NC 27596

(919) 526-1414

i

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions you may have regarding the special meeting, the Merger Agreement (as defined below) and the transactions contemplated by the Merger Agreement, by which XYZ Merger Sub, Inc. will merge with and into Xerium (as defined below), with Xerium continuing as the surviving corporation and an indirect wholly owned subsidiary of Andritz AG (referred to as the “Merger”). These questions and answers may not address all questions that may be important to you as a stockholder of Xerium. Please refer to the “Summary” beginning on page 11 of this proxy statement and the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents incorporated by reference or referred to in this proxy statement, which you should read carefully and in their entirety.

Except as otherwise specifically noted in this proxy statement or as context otherwise requires, “Xerium,” “we,” “our,” “us,” the “Company” and similar words in this proxy statement refer to Xerium Technologies, Inc. including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to Andritz AG as “Andritz” and XYZ Merger Sub, Inc. as “Merger Subsidiary.” In addition, throughout this proxy statement, we refer to the Agreement and Plan of Merger, dated June 24, 2018, as it may be amended from time to time, by and among Xerium, Andritz and Merger Subsidiary, as the “Merger Agreement.”

Q:	Why am I receiving these materials?

A:	On June 24, 2018, Xerium entered into the Merger Agreement providing for the merger of Merger Subsidiary, an indirect wholly owned subsidiary of Andritz, with and into Xerium, with Xerium continuing as the surviving corporation and an indirect wholly owned subsidiary of Andritz. The Board of Directors of Xerium (referred to as the “Board”) is furnishing this proxy statement and form of proxy card to the holders of Xerium common stock in connection with the solicitation of proxies by the Board to vote (i) in favor of the proposal to adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, (ii) in favor of the proposal to approve the adjournment of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the proposal to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger, at the time of the special meeting and (iii) in favor of the proposal to approve, by a non-binding advisory vote, the compensation arrangements disclosed in this proxy statement that may be payable to Xerium’s named executive officers in connection with the completion of the Merger.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of Xerium by Andritz through the merger of Merger Subsidiary with and into Xerium pursuant to the Merger Agreement. Following the date and time the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later date and time as Xerium, Andritz and Merger Subsidiary may agree and specify in the certificate of merger) (referred to as the “Effective Time”), Xerium will be privately held as an indirect wholly owned subsidiary of Andritz. If the Merger is consummated, each share of Xerium common stock will automatically be cancelled and you will not own any shares of the capital stock of the surviving corporation.

Q:	What will I receive if the Merger is consummated?

A:

Upon consummation of the Merger, you will be entitled to receive $13.50 in cash, without interest (referred to as the “Merger Consideration”), subject to any applicable withholding taxes, for each share of Xerium common stock that you own, unless you do not vote in favor of the Merger Proposal and you are entitled to demand and have properly made a demand for appraisal and do not thereafter fail to perfect, or do not effectively withdraw or otherwise lose your right to appraisal in accordance with Section 262 (referred to as “Section 262”) of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) with respect to such shares. For example, if you own 100 shares of our common stock, you will receive $1,350.00 in cash in exchange for your shares of our common stock (less any amount that may be withheld with respect to any applicable withholding taxes). You will not be entitled to receive shares in the surviving corporation or in Andritz as a result of the Merger.

Q:	How does the Merger Consideration compare to the market price of Xerium common stock prior to the public announcement by Xerium on March 19, 2018 of a review of strategic alternatives? How does the Merger Consideration compare to the market price of Xerium common stock prior to the public announcement of the Merger Agreement? How does the Merger Consideration compare to the market price of Xerium common stock as of a recent trading date?

A:	The Merger Consideration represents a premium of 146.8% over the Xerium common stock closing price of $5.47 per share on March 16, 2018, the last trading day prior to the announcement by Xerium on March 19, 2018 of a review of strategic alternatives, and a premium of 104.2% over the Xerium common stock closing price of $6.61 per share on June 22, 2018, the last trading day before the public announcement that Xerium entered into the Merger Agreement. On August 1, 2018, the last practicable day before the printing of this proxy statement, the closing price of Xerium common stock on the New York Stock Exchange was $13.37 per share. You are encouraged to obtain current market quotations for Xerium common stock.

Q:	When and where is the special meeting?

A:	The special meeting will take place on Thursday, September 6, 2018 at the offices of Latham & Watkins, located at 885 Third Avenue, New York, NY 10022, at 10 a.m., local time.

Q:	What am I being asked to vote on at the special meeting?

A:	You are being asked to consider and vote on the following proposals:

•	To adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger (referred to as the “Merger Proposal”);

•	To approve the adjournment of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the proposal to adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, at the time of the special meeting (referred to as the “Adjournment Proposal”); and

•	To approve, by a non-binding advisory vote, the compensation arrangements disclosed in the accompanying proxy statement that may be payable to Xerium’s named executive officers in connection with the completion of the Merger (referred to as the “Merger-Related Compensation Proposal”).

Q:	Who is entitled to vote at the special meeting?

A:	Only holders of record of Xerium common stock as of the close of business on August 3, 2018 (referred to as the “Record Date”) will be entitled to notice of, and to vote at, the special meeting. As of the close of business on the Record Date, there were 16,427,603 shares of Xerium common stock outstanding. Each outstanding share of Xerium common stock on that date will entitle its holder to one vote, in person or by proxy, on all matters to be voted on at the special meeting.

Q:	What vote is required to approve the Merger Proposal?

A:	The affirmative vote of the holders of a majority of the shares of Xerium common stock issued and outstanding is required to approve the Merger Proposal.

The failure to vote your shares of common stock by submitting a signed proxy card, granting a proxy electronically over the Internet or by telephone or voting in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your shares of Xerium common stock will have the same effect as a vote “AGAINST” the Merger Proposal. Abstentions by you or your bank, broker or other nominee will have the same effect as a vote “AGAINST” the Merger Proposal.

Certain stockholders of Xerium, including each member of the Board, in their respective capacities as holders of shares of Xerium common stock, agreed, subject to certain conditions, among other things, to vote their shares of Xerium common stock, representing approximately 21.6% of the outstanding shares of Xerium common stock entitled to vote at the special meeting as of the Record Date, “FOR” the Merger Proposal.

Q:

What factors did the Board consider in deciding to enter into the Merger Agreement and recommending the approval of the Merger Proposal, the Adjournment Proposal and the Merger-Related Compensation Proposal?

A:

In reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and to recommend our stockholders approve the Merger Proposal, the Adjournment Proposal and the Merger-Related Compensation Proposal, the Board consulted with our management, as well as our legal and financial advisors, and considered the terms of the proposed Merger Agreement and the transactions contemplated thereby, including the Merger, as well as other alternatives. For a detailed description of these factors, see “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page 40 of this proxy statement.

Q:	What is a quorum and how many shares are needed to constitute a quorum?

A:

The holders of a majority in voting power of the outstanding shares of Xerium common stock, present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting. If a quorum is not present, then under our by-laws, the special meeting may be adjourned to any other time and to any other place at which a meeting of stockholders may be held, by the affirmative vote of the holders of a majority of the voting power, present in person or represented by proxy, at the special meeting.

If you submit a signed proxy card, grant a proxy electronically over the Internet or by telephone, or submit a ballot in person at the special meeting (regardless of whether you indicate how you wish to vote), your shares of Xerium common stock will be counted for purposes of determining the presence of a quorum. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your shares of Xerium common stock will result in such shares not being counted for purposes of determining the presence of a quorum. Abstentions by you or your bank, broker or other nominee will be counted for purposes of determining the presence of a quorum.

Q:	What vote is required to approve the Adjournment Proposal and the Merger-Related Compensation Proposal?

A:

Approval of the Adjournment Proposal and the Merger-Related Compensation Proposal requires the affirmative vote of a majority of the votes cast (excluding abstentions), in person or by proxy, by the holders of our common stock.

The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will not have any effect on the Adjournment Proposal or the Merger-Related Compensation Proposal. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your shares will not have any effect on the Adjournment Proposal or the Merger-Related Compensation Proposal. Abstentions will not have any effect on the Adjournment Proposal or the Merger-Related Compensation Proposal.

Q:	How does the Board recommend that I vote?

A:	The Board, after considering the various factors described under “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page 40 of this proxy statement, unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of Xerium and its stockholders, and directed that the adoption of the Merger Agreement be submitted to a vote of our stockholders.

The Board unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Adjournment Proposal and “FOR” the Merger-Related Compensation Proposal.

Q:	What do I need to do now? How do I vote my shares of Xerium common stock?

A:	We encourage you to read this proxy statement, the appendices to this proxy statement, including the Merger Agreement, and the documents we incorporate by reference and refer to in this proxy statement carefully and consider how the Merger affects you. Your vote is very important. If you are a stockholder of record (that is, if your shares of common stock are registered in your name with our transfer agent, Equiniti Trust Company), there are four ways to vote:

•	by attending the special meeting and voting in person by ballot;

•	by visiting the Internet at the address on your proxy card and submitting your proxy;

•	by calling toll-free (within the U.S. or Canada) at the phone number on your proxy card and submitting your proxy; or

•	by completing, dating, signing and returning the enclosed proxy card in the accompanying postage-paid reply envelope.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Merger Proposal, the Adjournment Proposal and the Merger-Related Compensation Proposal.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone. Even if you plan to attend the special meeting in person, you are strongly encouraged to vote your shares of common stock by proxy.

If your shares are held in “street name” through a bank, broker or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the Merger Proposal, but will have no effect on the Adjournment Proposal or the Merger-Related Compensation Proposal.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by or on behalf of Xerium.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of such shares of Xerium common stock and are considered to hold them in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares by following their instructions for voting. You are also invited to attend the special meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid “legal proxy” from your bank, broker or other nominee.

Q:	Will my shares of Xerium common stock held in “street name” or another form of record ownership be combined for voting purposes with shares I hold as the stockholder of record?

A:	No. Because any shares of Xerium common stock you may hold in “street name” will be deemed to be held by a different stockholder than any shares of Xerium common stock you hold as the stockholder of record, any shares of Xerium common stock held in “street name” will not be combined for voting purposes with shares of Xerium common stock you hold as the stockholder of record. Similarly, if you own shares of Xerium common stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of Xerium common stock because they are held in a different form of record ownership. Shares of Xerium common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Shares of Xerium common stock held in an individual retirement account must be voted under the rules governing the account.

Q:	If I hold my shares of Xerium common stock in “street name,” will my bank, broker or other nominee vote my shares for me on the proposals to be considered at the special meeting?

A:	Not without your direction. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote your shares on “routine” matters if you fail to instruct your bank, broker or other nominee on how to vote your shares of Xerium common stock with respect to such matters. Since the proposals in this proxy statement are “non-routine” matters, banks, brokers and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you instruct your bank, broker or other nominee on how you wish to vote your shares.

You should follow the procedures provided by your bank, broker or other nominee to instruct such bank, broker or other nominee, as applicable, to vote your shares of Xerium common stock. Without such instructions your shares will not be voted at the special meeting, which will have the same effect as if you voted “AGAINST” the Merger Proposal and will have no effect on the Adjournment Proposal or the Merger-Related Compensation Proposal.

Q:	What happens if I do not vote?

A:	The required vote to approve the Merger Proposal is based on the total number of shares of Xerium common stock issued and outstanding as of the close of business on the Record Date, not just the shares that are voted at the special meeting. If you do not vote, it will have the same effect as a vote “AGAINST” the Merger Proposal.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote by proxy?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	delivering a written notice of revocation of your proxy to our Secretary at Xerium Technologies, Inc., Attention: Secretary, 14101 Capital Boulevard, Youngsville, NC 27596;

•	signing and submitting a new proxy card with a later date and returning it to us prior to the special meeting;

•	granting a proxy electronically over the Internet or by telephone, in each case, dated after the date of the proxy being revoked; or

•	attending the special meeting and voting in person (simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares of common stock in “street name,” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you should contact your bank, broker or other nominee for instructions regarding how to change or revoke your vote. You may also vote in person at the special meeting if you obtain a valid “legal proxy” from your bank, broker or other nominee.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Xerium common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Xerium common stock is called a “proxy card.” The Board has designated Clifford E. Pietrafitta, our Executive Vice President and Chief Financial Officer, and Phillip B. Kennedy, our Executive Vice President, General Counsel and Secretary, each of them with full power of substitution, as proxies for the special meeting.

Q:	If a stockholder gives a proxy, how are the shares voted?

A:	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted “FOR” or “AGAINST” or to abstain from voting on each of the proposals to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted (i) “FOR” the Merger Proposal, (ii) “FOR” the Adjournment Proposal and (iii) “FOR” the Merger-Related Compensation Proposal.

Q:	May I attend the special meeting and vote in person?

A:	Yes. All stockholders of Xerium as of the Record Date may attend the special meeting and vote in person. If you are listed as a stockholder of record as of the Record Date you may attend the special meeting if you bring proof of identification, such as a driver’s license. If you are the beneficial owner of shares held in “street name,” you will need to bring proof of identification and provide proof of ownership by bringing either a copy of a brokerage statement or a letter from the record holder indicating that you owned the shares as of the Record Date. If you hold your shares in “street name” and would like to vote in person, you must obtain a valid “legal proxy” from your bank, broker or other nominee.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting. Even if you plan to attend the special meeting in person, we encourage you to complete, sign, date and return the enclosed proxy or vote electronically over the Internet or via telephone to ensure that your shares will be represented at the special meeting.

Q:	What happens if I sell or otherwise transfer my shares of Xerium common stock before consummation of the Merger?

A:	If you sell or transfer your shares of our common stock before consummation of the Merger, you will have transferred your right to receive the Merger Consideration in the Merger. In order to receive the Merger Consideration, you must hold your shares of our common stock through consummation of the Merger.

The Record Date for stockholders entitled to vote at the special meeting is earlier than the date the Merger is anticipated to be consummated. Accordingly, if you sell or transfer your shares of Xerium common stock after the Record Date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Xerium in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is consummated, to the person to whom you sell or transfer your shares of Xerium common stock, though you will have retained your right to vote these shares at the special meeting. Even if you sell or otherwise transfer your shares of Xerium common stock after the Record Date, we encourage you to complete, date, sign and return the enclosed proxy card or vote via the Internet or telephone.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the Merger is consummated, under the terms of the Merger Agreement, you will receive a letter of transmittal instructing you how to send your stock certificates to the exchange agent in order to receive the cash payment of the Merger Consideration for each share of Xerium common stock represented by the stock certificates. You must use the letter of transmittal to exchange your stock certificates for the Merger Consideration to which you are entitled upon consummation of the Merger. If your shares of Xerium common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the Merger Consideration. Please do not send in your stock certificates now.

Q:	I do not know where my stock certificate is. How will I get the Merger Consideration for my shares?

A:	If the Merger is consummated, the transmittal materials you will receive after the consummation of the Merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. You may also be required to post a bond as indemnity against any potential loss.

Q:	When do you expect the Merger to be consummated?

A:	We currently anticipate that the Merger will be consummated in the second half of 2018, assuming satisfaction or waiver of all of the conditions to the Merger. However, it is possible that factors outside the control of Xerium and Andritz could result in the Merger being consummated at a later time or not at all.

Q:	What effects will the Merger have on Xerium?

A:

Our common stock is currently registered under the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”), and is listed on the New York Stock Exchange under the symbol “XRM.” As a result of the Merger, Xerium will cease to be a publicly traded company and will become an indirect wholly owned subsidiary of Andritz. As soon as reasonably practicable following the consummation of the Merger, our common stock will cease trading on and be delisted from the New York Stock Exchange and will be deregistered under the Exchange Act, and Xerium will no longer be required to file periodic reports with the Securities and Exchange Commission (referred to as the “SEC”).

Q:	What happens if the Merger is not consummated?

A:	If the Merger Proposal is not approved by our stockholders or if the Merger is not consummated for any other reason, Xerium stockholders will not receive any payment for their shares of our common stock. Instead, Xerium will remain a public company, our common stock will continue to be listed and traded on the New York Stock Exchange and registered under the Exchange Act and we will continue to file periodic reports with the SEC.

Under specified circumstances, we may be required to pay Andritz a termination fee upon the termination of the Merger Agreement and reimburse Andritz for its transaction expenses, up to a certain amount, as described under “The Merger Agreement—Termination Fee; Certain Andritz Expenses” beginning on page 79 of this proxy statement.

Under other specified circumstances, Andritz may be required to pay us a termination fee upon the termination of the Merger Agreement and reimburse us for our transaction expenses, up to a certain amount, as described under “The Merger Agreement—Reverse Termination Fee; Certain Xerium Expenses” beginning on page 80 of this proxy statement.

Q:	Do any directors or executive officers have interests in the Merger that may differ from those of Xerium stockholders generally?

A:	In considering the recommendation of the Board with respect to the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by our stockholders. For a description of the interests of our directors and executive officers in the Merger, see “The Merger—Interests of the Directors and Executive Officers of Xerium in the Merger” beginning on page 49 of this proxy statement.

Q:	Who will count the votes obtained at the special meeting?

A:	The votes will be counted by the inspector of election appointed for the special meeting.

Q:	Where can I find the voting results of the special meeting?

A:	We intend to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that we will file with the SEC following the special meeting. All reports that we file with the SEC are publicly available when filed. See “Where You Can Find More Information” beginning on page 90 of this proxy statement.

Q:	Will I be subject to U.S. federal income tax upon the exchange of Xerium common stock for cash pursuant to the Merger?

A:

The exchange of our common stock for cash pursuant to the Merger generally will require a U.S. Holder (as defined below under “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 59 of this proxy statement) to recognize a gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received by such U.S. Holder pursuant to the Merger and such U.S. Holder’s adjusted tax basis in the shares of our common stock surrendered pursuant to the Merger. A Non-U.S. Holder (as defined below under “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 59 of this proxy statement) generally will not be subject to U.S. federal income tax with respect to the exchange of our common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States. We recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the Merger in light of your own particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction or other tax laws. A more complete description of the U.S. federal income tax consequences of the Merger is provided under “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 59 of this proxy statement.

Q:	What will the holders of Xerium stock options, restricted stock units and deferred stock units receive in the Merger?

A:	Effective as of immediately prior to the Effective Time, each outstanding and unexercised option to purchase shares of our common stock shall (i) vest in full, and (ii) by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and converted into the right to receive an amount in cash equal to the product obtained by multiplying (A) the aggregate number of shares of Xerium common stock subject to such option immediately prior to the Effective Time and (B) the excess, if any, of the Merger Consideration less the exercise price per share of such option, subject to any applicable withholding or other taxes required by applicable law to be withheld (referred to as the “Option Consideration”). There are no outstanding options to purchase shares of our common stock.

Effective as of immediately prior to the Effective Time, each of our outstanding restricted stock units (referred to as “RSUs”), the vesting of which is time-based (referred to as the “Time-Based RSUs”), (i) shall automatically become fully vested and the restrictions thereon shall lapse and (ii) by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and converted into the right to receive an amount in cash equal to the product obtained by multiplying (A) the aggregate number of shares of Xerium common stock subject to such Time-Based RSUs by (B) the Merger Consideration, subject to any applicable withholding or other taxes required by applicable law.

Effective as of immediately prior to the Effective Time, each of our outstanding RSUs, the vesting of which is performance-based (referred to as the “PSUs”), (i) shall automatically become fully vested, and the restrictions thereon shall lapse, with respect to that number of shares of Xerium common stock subject to such award that would be earned at 100% of the target level (referred to as the “Vested PSUs”) and (ii) by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and converted into the right to receive an amount in cash equal to the product obtained by multiplying (A) the aggregate number of shares of Xerium common stock subject to such Vested PSUs by (B) the Merger Consideration, subject to any applicable withholding or other taxes required by applicable law.

Effective as of immediately prior to the Effective Time, each of our outstanding deferred stock units (referred to as “DSUs”) shall be redeemed for one share of Xerium common stock in accordance with the terms of the applicable DSU award and payment of the Merger Consideration in respect of any such shares of Xerium common stock received shall be made as provided in the Merger Agreement or such later date as may be required under the terms of the applicable DSU award to avoid a violation of Section 409A of the Internal Revenue Code of 1986, as amended (referred to as the “Code”).

Q:	Am I entitled to appraisal rights instead of receiving the Merger Consideration for my shares of common stock under the DGCL?

A:	Yes. As a holder of Xerium common stock, you are entitled to exercise appraisal rights under the DGCL in connection with the Merger if you take certain actions and meet certain conditions. Under the DGCL, stockholders who do not vote for the adoption of the Merger Agreement have the right to seek appraisal of the fair value of their shares of common stock as determined by the Delaware Court of Chancery, but only if they comply fully with all applicable requirements of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the Merger Consideration. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to Xerium before the vote on the adoption of the Merger Agreement and must not vote or otherwise submit a proxy in favor of adoption of the Merger Agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights we encourage you to seek the advice of your own legal counsel. See “The Merger—Appraisal Rights” beginning on page 55 of this proxy statement.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if your shares of common stock are held in more than one brokerage account or are registered differently, you will receive more than one proxy card or voting instruction card. Please complete, date, sign and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive to ensure that all of your shares of common stock are voted.

Q:	Who can help answer my questions?

A:	If you have any more questions concerning the Merger, the special meeting or this proxy statement, would like additional copies of this proxy statement or the enclosed proxy card, or require assistance in submitting your proxy or voting your shares of Xerium common stock, please contact our proxy solicitor or us at the contact information provided below:

1407 Broadway

New York, New York 10018

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

or

Xerium Technologies, Inc.

Attention: Investor Relations

14101 Capital Boulevard

Youngsville, NC 27596

(919) 526-1414

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

SUMMARY

This summary discusses the material information contained in this proxy statement, including with respect to the Merger and the Merger Agreement. This summary may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms, you should read carefully this entire proxy statement, the appendices, including the Merger Agreement, and the documents we incorporate by reference in this proxy statement. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 90 of this proxy statement. The Merger Agreement is attached as Appendix A to this proxy statement.

The Companies (page 22)

Xerium Technologies, Inc.

Xerium is a Delaware corporation with principal executive offices located at 14101 Capital Boulevard, Youngsville, NC 27596, and its telephone number is (919) 526-1400. Xerium is a leading global provider of industrial consumable products and services. Its products and services are consumed during machine operation by its customers. Xerium operates around the world under a variety of brand names and utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 28 manufacturing facilities in 13 countries around the world, Xerium has approximately 2,850 employees. The common stock of Xerium is listed on the New York Stock Exchange under the symbol “XRM.” See “The Companies—Xerium Technologies, Inc.” beginning on page 22 of this proxy statement.

Additional information about Xerium is contained in certain of its public filings that are incorporated by reference herein. See “Where You Can Find More Information” beginning on page 90 of this proxy statement.

Andritz AG

Andritz is a joint stock corporation organized under the laws of Austria with its seat at Graz, Austria with principal executive offices located at Stattegger Strasse 18, 8045 Graz, Austria, and its telephone number is 011 43 316 6902 0. Andritz is a globally leading supplier of plants, equipment and services for hydropower stations, the pulp and paper industry, the metal working and steel industries, and solid/liquid separation in the municipal and industrial segments. Andritz also operates in the animal feed and biomass pelleting industry and offers a wide range of innovative products and services in the Industrial Internet of Things (referred to as “IIoT”) sector under the brand name Metris. In addition, Andritz’s international technology group is active in power generation (steam boiler plants, biomass power plants, recovery boilers and gasification plants) and environmental technology (flue gas cleaning plants) and sells equipment for the production of nonwovens, dissolving pulp and panelboard, as well as recycling plants. The common stock of Andritz is listed on Vienna Stock Exchange under the symbol “ANDR.” See “The Companies—Andritz AG” beginning on page 22 of this proxy statement.

XYZ Merger Sub, Inc.

Merger Subsidiary is a Delaware corporation and an indirect wholly owned subsidiary of Andritz, with principal executive offices located at 5405 Windward Parkway, Suite 100w, Alpharetta, Georgia 30004, and its telephone number is (770) 640-2500. It was formed solely for the purpose of effecting the Merger and the transactions contemplated by the Merger Agreement (referred to as the “Transactions”). See “The Companies—XYZ Merger Sub, Inc.” beginning on page 22 of this proxy statement.

The Special Meeting (page 23)

This proxy statement is furnished in connection with the solicitation by the Board of proxies to be voted at a special meeting of Xerium stockholders to be held on Thursday, September 6, 2018, at the offices of Latham & Watkins, located at 885 Third Avenue, New York, NY 10022, at 10 a.m., local time.

At the special meeting, we will ask our stockholders of record as of the Record Date to vote on (i) the Merger Proposal, (ii) the Adjournment Proposal and (iii) the Merger-Related Compensation Proposal.

The Merger Proposal (page 81)

You will be asked to consider and vote upon the proposal to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger. The Merger Agreement provides, among other things, that, upon the terms and subject to the satisfaction or waiver of the conditions set forth therein, Merger Subsidiary will merge with and into Xerium, with Xerium continuing as the surviving corporation and an indirect wholly owned subsidiary of Andritz and that, at the Effective Time and as a result of the Merger, each share of our common stock issued and outstanding immediately prior to the Effective Time (other than shares held by Xerium and its subsidiaries or Andritz and its subsidiaries or any stockholder who properly exercises and perfects appraisal of his, her or its shares under Delaware law) will be automatically cancelled and converted into the right to receive the Merger Consideration.

Following the Merger, Xerium common stock will no longer be publicly traded and existing Xerium stockholders will cease to have any ownership interest in Xerium.

Record Date; Shares Entitled to Vote; Quorum (page 23)

You are entitled to receive notice and to vote at the special meeting if you owned shares of Xerium common stock as of the close of business on the Record Date for the special meeting.

A quorum of stockholders is necessary to transact business at the special meeting. The holders of a majority in voting power of the outstanding shares of Xerium common stock, present in person or represented by proxy, will constitute a quorum at the special meeting, permitting Xerium to transact business at the special meeting.

Vote Required to Approve the Merger (page 24)

Each share of common stock issued and outstanding as of the close of business on the Record Date is entitled to one vote at the special meeting.

Approval of the Merger Proposal requires the holders of a majority of the shares of Xerium common stock issued and outstanding as of the close of business on the Record Date to vote “FOR” the Merger Proposal. A failure to vote your shares of common stock or an abstention from voting for the Merger Proposal will have the same effect as a vote “AGAINST” the Merger Proposal.

As of the Record Date, there were approximately 16,427,603 shares of our common stock outstanding and entitled to vote at the special meeting.

Recommendation of the Board and Reasons for the Merger (page 40)

The Board, after considering various factors described under “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page 40 of this proxy statement, unanimously determined that the

Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of Xerium and its stockholders, and directed that the adoption of the Merger Agreement be submitted to a vote of our stockholders.

The Board unanimously recommends that you vote (i) “FOR” the Merger Proposal, (ii) “FOR” the Adjournment Proposal and (iii) “FOR” the Merger-Related Compensation Proposal.

Voting Agreements (page 54)

Certain stockholders of Xerium, including each member of the Board, in their respective capacities as holders of shares of Xerium common stock, collectively representing ownership of approximately 21.6% of the outstanding shares of Xerium common stock as of the Record Date, have entered into voting agreements with Andritz (referred to as the “Voting Agreements”) pursuant to which, among other things and subject to the terms and conditions therein, each of them has agreed to vote their shares of Xerium common stock in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, and against any alternative competing proposal. In addition, each stockholder party to a Voting Agreement waived his, her or its appraisal rights and provided an irrevocable proxy to Andritz to vote in favor of the Merger Proposal, including voting for the adoption of the Merger Agreement. Each Voting Agreement, other than the one executed by certain funds affiliated with Wynnefield Capital Management (referred to as the “Wynnefield Voting Agreement”), terminates upon the earliest to occur of (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms; (iii) the Board changing its recommendation that Xerium’s stockholders adopt the Merger Agreement in accordance with the terms of the Merger Agreement; and (iv) the conclusion of the stockholders’ meeting to which this proxy statement relates. The Wynnefield Voting Agreement terminates upon the earliest to occur of the events set forth in the prior sentence, any material breach by Andritz of a representation, warranty, covenant or agreement made by Andritz in the Wynnefield Voting Agreement or the Merger Agreement, whether or not Xerium has terminated the Merger Agreement in response to such breach, or, at the option of the funds that are signatories to the Wynnefield Voting Agreement, October 31, 2018.

Fairness Opinion of Xerium’s Financial Advisor (page 40)

Pursuant to an engagement letter dated October 26, 2017, we retained TN Capital Advisors LLC and the TN Capital Division of Stone Key Securities LLC (referred to together as “True North”) to act as our financial advisor in connection with the possible sale of Xerium. On June 24, 2018, True North rendered its oral opinion to the Board, which was subsequently confirmed in writing by delivery of True North’s written opinion dated the same date, to the effect that, as of June 24, 2018, and based upon and subject to the various assumptions and limitations set forth therein, the Merger Consideration to be received by the holders of Xerium common stock in the Merger was fair, from a financial point of view, to such stockholders.

True North’s opinion was directed to the Board, and only addressed the fairness, from a financial point of view, to the holders of Xerium common stock of the Merger Consideration to be received by such stockholders in the Merger and did not address any other aspect or implication of the Merger. The summary of True North’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Appendix C to this proxy statement and sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by True North in preparing its opinion. However, neither True North’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, a recommendation to any holders of Xerium common stock as to how such stockholders should vote or act with respect to the Merger or any other matter.

See Appendix C and “The Merger—Fairness Opinion of Xerium’s Financial Advisor” beginning on page 40 of this proxy statement.

Certain Effects of the Merger on Xerium (page 30)

Upon the terms and subject to the conditions of the Merger Agreement, Merger Subsidiary will merge with and into Xerium, with Xerium continuing as the surviving corporation and an indirect wholly owned subsidiary of Andritz. Throughout this proxy statement, we use the term “surviving corporation” to refer to Xerium as the surviving corporation following the Merger. If the Merger is consummated, you will not own any shares of the capital stock of the surviving corporation.

The Effective Time will occur, if it occurs, upon the filing of the certificate of merger with the Delaware Secretary of State (or at such later date and time as we, Andritz and Merger Subsidiary may agree and specify in the certificate of merger).

Effect on Xerium if the Merger is Not Consummated (page 30)

If the Merger Proposal is not approved by Xerium stockholders or if the Merger is not consummated for any other reason, Xerium stockholders will not receive any payment for their shares of Xerium common stock. Instead, we will remain a public company, our common stock will continue to be listed and traded on the New York Stock Exchange and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. Under specified circumstances, upon termination of the Merger Agreement, Xerium may be required to pay Andritz a termination fee and reimburse Andritz for transaction expenses, as described under “The Merger Agreement— Termination Fee; Certain Andritz Expenses” beginning on page 79 of this proxy statement. Under other specified circumstances, upon termination of the Merger Agreement, Andritz may be required to pay Xerium a termination fee and reimburse Xerium for transaction expenses, as described under “The Merger Agreement—Reverse Termination Fee; Certain Xerium Expenses” beginning on page 80 of this proxy statement.

Furthermore, if the Merger is not consummated, and depending on the circumstances that would have caused the Merger not to be consummated, it is likely that the price of our common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement.

Merger Consideration (page 31)

In the Merger, each outstanding share of our common stock (other than (i) shares held directly by Xerium as treasury stock or held directly by Andritz or Merger Subsidiary immediately prior to the Effective Time (referred to as “Cancelled Shares”) (ii) shares held by any subsidiary of either Xerium or Andritz (other than Merger Subsidiary) (referred to as “Converted Shares”) and (iii) shares owned by stockholders who did not vote in favor of approving the Merger Proposal and who are entitled to demand and have properly made a demand for appraisal and do not thereafter fail to perfect, or do not effectively withdraw, or otherwise lose their appraisal rights under Delaware law (referred to as “Dissenting Shares”)) will be converted into the right to receive $13.50 per share in cash, without interest, subject to any applicable withholding taxes. All shares converted into the right to receive the Merger Consideration will automatically be cancelled and shall cease to exist at the Effective Time, and certificated shares (referred to as “Certificates”) or non-certificated shares represented by book-entry (referred to as “Book-Entry Shares”), which immediately prior to the Effective Time represented shares of Xerium common stock, shall cease to have any rights with respect to such Xerium common stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares, the Merger Consideration. As described further under “The Merger Agreement—Payment for Xerium Common Stock” beginning on page 65 of this proxy statement, at or immediately prior to the Effective Time, Andritz will deposit or cause to be deposited cash in an amount necessary to pay the aggregate Merger Consideration with a designated exchange agent (which shall not include any amounts payable to the holders of Xerium’s RSUs or DSUs). Promptly after the Effective Time, you will receive a letter of transmittal instructing you to send your Certificates or Book-Entry Shares to the exchange agent in order to receive the Merger Consideration for each share of our common stock represented by such Certificates or Book-Entry Shares.

After the Merger is consummated, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a Xerium stockholder as a result of the Merger (except with respect to shares held by stockholders who did not vote in favor of approving the Merger Proposal and who were entitled to demand and have properly made a demand for appraisal and did not thereafter fail to perfect such demand in accordance with Section 262, or did not effectively withdraw or otherwise lose their right to appraisal, as described under “The Merger—Appraisal Rights” beginning on page 55 of this proxy statement), nor will you be entitled to receive any shares in Andritz or the surviving corporation.

Treatment of Equity Awards (page 64)

Effective as of immediately prior to the Effective Time, each outstanding and unexercised option to purchase shares of our common stock shall (i) vest in full, and (ii) by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and converted into the right to receive the Option Consideration. There are no outstanding options to purchase shares of our common stock.

Effective as of immediately prior to the Effective Time, each Time-Based RSU (i) shall automatically become fully vested and the restrictions thereon shall lapse and (ii) by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and converted into the right to receive an amount in cash equal to the product obtained by multiplying (A) the aggregate number of shares of Xerium common stock subject to such Time-Based RSUs by (B) the Merger Consideration, subject to any applicable withholding or other taxes required by applicable law.

Effective as of immediately prior to the Effective Time, each of our outstanding PSUs, (i) shall automatically become fully vested, and the restrictions thereon shall lapse, with respect to that number of shares of Xerium common stock subject to such award that would be earned at 100% of the target level and (ii) by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and converted into the right to receive an amount in cash equal to the product obtained by multiplying (A) the aggregate number of shares of Xerium common stock subject to such Vested PSUs by (B) the Merger Consideration, subject to any applicable withholding or other taxes required by applicable law.

Effective as of immediately prior to the Effective Time, each of our outstanding DSUs shall be redeemed for one share of Xerium common stock in accordance with the terms of the applicable DSU award and payment of the Merger Consideration in respect of any such shares of Xerium common stock received shall be made as provided in the Merger Agreement or such later date as may be required under the terms of the applicable DSU award to avoid a violation of Section 409A of the Code.

Interests of the Directors and Executive Officers of Xerium in the Merger (page 49)

When considering the recommendation of the Board that you vote to approve the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. The Board was aware of these interests in approving the Merger Agreement and the Merger and in recommending that the Merger Proposal be approved by our stockholders. These interests include the following:

•	certain of our directors and executive officers hold outstanding Xerium RSUs and/or DSUs that will be cancelled and converted into the right to receive the Merger Consideration, net of any applicable withholding taxes or other amounts required by applicable law to be withheld;

•	our executive officers hold Xerium phantom stock units that will vest immediately prior to the Merger and entitle the executive officer to receive a cash payment equal to the Merger Consideration less applicable withholding taxes or other amounts required by applicable law to be withheld;

•	Mr. Staton is a party to a special incentive opportunity entered into in connection with his commencement of employment with Xerium that will entitle him to receive, immediately prior to the Merger, 426,000 shares of Xerium common stock, less applicable withholdings, which will be converted into the right to receive the Merger Consideration;

•	our executive officers are parties to arrangements with Xerium that provide for severance benefits in the event of certain qualifying terminations of employment in connection with the Merger;

•	our executive officers may, in connection with the consummation of the Merger, become entitled to payments in respect of annual bonuses under our 2018 Management Incentive Compensation Plan; and

•	the Merger Agreement provides for continued indemnification and directors’ and officers’ liability insurance to be provided by the surviving corporation.

If the Merger Proposal is approved by our stockholders and the Merger closes, any shares of our common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of our common stock held by all other Xerium stockholders entitled to receive the Merger Consideration.

Financing of the Merger (page 55)

The Merger Agreement is not conditioned upon receipt of financing by Andritz. We anticipate that the total amount of funds necessary to consummate the Merger and the related transactions, not including fees and expenses, will be approximately $232 million, including the estimated funds needed to (i) pay our stockholders the Merger Consideration due to them under the Merger Agreement; and (ii) make payments in respect of outstanding RSUs and DSUs pursuant to the Merger Agreement. We understand that Andritz expects to use cash on hand and other funds available to it to fund the acquisition of Xerium.

Appraisal Rights (page 55)

Pursuant to Section 262, stockholders who do not vote in favor of adoption of the Merger Agreement and who comply fully with and properly demand appraisal under the applicable requirements of Section 262 and do not otherwise withdraw or lose the right to appraisal under Delaware law, have the right to seek appraisal of the fair value of their shares, as determined by the Delaware Court of Chancery, if the Merger is consummated. The “fair value” of shares as determined by the Delaware Court of Chancery may be more than, less than, or equal to the value of the Merger Consideration that the stockholders would otherwise be entitled to receive under the terms of the Merger Agreement. Stockholders also should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262. Stockholders who wish to preserve any appraisal rights they may have, must so advise Xerium by submitting a written demand for appraisal prior to the vote to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger, and must otherwise follow fully the procedures prescribed by Section 262. For a description of the rights of such holders and of the procedures to be followed in order to assert such rights and obtain payment of the fair value of their shares of Xerium common stock, see “The Merger—Appraisal Rights” beginning on page 55 of this proxy statement and the text of Section 262, which is reproduced in its entirety as Appendix B to this proxy statement.

U.S. Federal Income Tax Consequences of the Merger (page 59)

The receipt of cash for shares of Xerium common stock pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes. The receipt of cash by a U.S. Holder in exchange for such U.S. Holder’s shares of Xerium common stock in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference between the cash such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Xerium common stock surrendered in the Merger. A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to the exchange of our common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States. Stockholders should refer to the discussion under “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 59 of this proxy statement and consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction or other tax laws.

Regulatory Approvals Required for the Merger (page 61)

Under the Merger Agreement, the Merger cannot be consummated until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to as the “HSR Act”), has expired or been terminated. Xerium and Andritz and their respective affiliates filed their respective HSR Act notifications on July 16, 2018. On July 27, 2018, the Federal Trade Commission (referred to as the “FTC”) notified Xerium and Andritz that their request for early termination of the applicable waiting period was granted. The Merger Agreement further provides that the Merger cannot be consummated until all other required clearances, approvals and waiting periods applicable to the consummation of the Merger under applicable antitrust laws have been obtained, expired or earlier terminated. Andritz submitted antitrust filings on behalf of both itself and Xerium in Austria, Brazil, Colombia and Germany in late July 2018. Xerium and Andritz do not intend to seek antitrust approval in any additional jurisdictions.

Litigation (page 62)

Since the entry into the Merger Agreement on June 24, 2018, Xerium and the members of the Board have been named as defendants in three putative securities class action complaints on behalf of all of the public stockholders of Xerium common stock in the United States District Court for the District of Delaware, captioned Akouka v. Xerium Technologies, Inc., et al., No. 1:18-cv-01116-UNA, filed July 30, 2018, Niesyn v. Xerium Technologies, Inc., et al., No. 1:18-cv-01133-UNA, filed August 1, 2018 and Atherton v. Xerium Technologies, Inc., et al., No. 1:18-cv-01154-UNA, filed August 2, 2018.

No Solicitation; Company Acquisition Proposals (page 72)

From June 24, 2018 until the earlier of the Effective Time or the date the Merger Agreement is terminated by its terms, Xerium is generally not permitted to (and will cause its and its subsidiaries’ directors, officers and employees and instruct and use its reasonable best efforts to cause its representatives not to):

•

solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as defined and described under “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Company Acquisition Proposals” beginning on page 72 of this proxy statement);

•	participate in any discussions or negotiations with any person regarding any Acquisition Proposal;

•	provide any non-public information or data concerning Xerium or any of its subsidiaries to any person in connection with any Acquisition Proposal; or

•	otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

Immediately after the signing of the Merger Agreement, Xerium was required to, and to cause its subsidiaries and representatives to, terminate any discussions with any other person regarding an Acquisition Proposal. Xerium also terminated data room access previously granted to any person that previously executed a confidentiality agreement in connection with its consideration of making an Acquisition Proposal.

If, before obtaining the Company Stockholder Approval (as defined and described under “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Company Acquisition Proposals” beginning on page 72 of this proxy statement), Xerium receives an unsolicited, bona fide written Acquisition Proposal and the Board determines in good faith after consultation with outside legal counsel that (i) the Acquisition Proposal is or could reasonably be expected to result in a Superior Proposal (as defined and described under “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Company Acquisition Proposals” beginning on page 72 of this proxy statement), based on the information then available and after consultation with Xerium’s financial advisor, and (ii) the failure to take the action described below would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, Xerium may:

•

provide access to non-public information regarding Xerium or its subsidiaries to the person who made such Acquisition Proposal, so long as such information had previously been made available to Andritz, or is provided to Andritz prior to or concurrently with its provision to such person, and so long as such person first executes a confidentiality agreement with terms substantially similar to and at least as restrictive as those in the confidentiality agreement, dated as of April 19, 2018 by and between Andritz and Xerium (referred to as the “Confidentiality Agreement”); and

•	engage in discussions or negotiations with such person regarding such Acquisition Proposal.

Xerium is required to notify Andritz within 72 hours of receipt of any bona fide inquiries, proposals, offers, requests for non-public information, or discussions or negotiations relating to an Acquisition Proposal, and provide Andritz with the name of such requesting person, the material terms and conditions of any such proposals, and copies of any written proposals. Xerium is also required to keep Andritz informed on an ongoing basis of the status and terms of any such proposals, offers, discussions or negotiations.

Except as described below, neither the Board nor any committee of the Board is permitted to (i) take any action constituting an Adverse Recommendation Change (as defined and described under “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Company Acquisition Proposals” beginning on page 72 of this proxy statement), (ii) cause or permit Xerium or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement (other than any confidentiality agreement described above) (referred to as an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal; or (iii) approve, recommend or publicly propose entering into an Alternative Acquisition Agreement.

Before obtaining the Company Stockholder Approval, the Board, in response to a Superior Proposal that did not result from a material breach of the non-solicitation provisions of the Merger Agreement, may make an Adverse Recommendation Change, terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, or authorize, resolve, agree or propose publicly to take such action if the following conditions are met:

•

Xerium must give Andritz four business days’ written notice of the Superior Proposal, including the material terms thereof and an unredacted copy of the Alternative Acquisition Agreement and all material related documents. In the event of any amendment to the financial or other material terms of such Superior Proposal, Xerium must provide a new notice to Andritz and an additional review period of two business days. The notice must indicate that the Board has determined to effect an Adverse Recommendation Change or terminate the Merger Agreement.

•

During the period described in the prior bullet, Xerium must, to the extent requested by Andritz in good faith, negotiate with Andritz to amend the Merger Agreement such that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal, and the Board must take any such changes to the Merger Agreement into account in determining whether to make an Adverse Recommendation Change or terminate the Merger Agreement.

•

The Board must determine in good faith, after consultation with its financial advisors and outside counsel that, in light of the above, the failure to make such an Adverse Recommendation Change or terminate the Merger Agreement would be inconsistent with the directors’ fiduciary duties under applicable law.

For a further discussion of the limitations on solicitation of Company Acquisition Proposals from third parties, the limitations on Company Adverse Recommendation Changes and approving or recommending a Company Superior Proposal, see “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Company Acquisition Proposals” beginning on page 72 of this proxy statement.

Conditions to the Merger (page 77)

The obligations of each of Xerium, Andritz and Merger Subsidiary to consummate the Merger and the Transactions are subject to the satisfaction (or permitted waiver by Xerium and Andritz) of the following conditions:

•	obtaining the Company Stockholder Approval;

•

no court of competent jurisdiction issuing a restraining order, preliminary or permanent injunction or other order or legal restraint or prohibition preventing, restraining, prohibiting or otherwise making illegal the consummation of the Merger, in each case, that is then in effect; and

•

expiration or termination of any applicable waiting period under the HSR Act and obtaining all other required clearances, consents or approvals, or the expiration or termination of any waiting periods under other antitrust laws.

The respective obligations of Andritz and Merger Subsidiary to consummate the Merger and the Transactions are subject to the satisfaction (or permitted waiver by Andritz) of the following additional conditions:

•

the accuracy of the representations and warranties of Xerium both as of June 24, 2018 and the Effective Time (except in most, but not all, cases, for inaccuracies that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect as defined under “The Merger Agreement—Representations and Warranties” beginning on page 65 of this proxy statement);

•	Xerium’s performance of and compliance with certain obligations required to be performed or complied with prior to the Effective Time under the Merger Agreement, in all material respects;

•	the holders of not more than 20.0% of the outstanding shares of Xerium common stock having perfected and not withdrawn demands for appraisal rights pursuant to Section 262; and

•	delivery of an officer’s certificate by Xerium certifying that the conditions described in the first two bullets have been satisfied.

The obligation of Xerium to consummate the Merger and the Transactions is subject to the satisfaction (or permitted waiver by Xerium) of the following additional conditions:

•	the accuracy of the representations and warranties of Andritz and Merger Subsidiary both as of June 24, 2018 and the Effective Time;

•	Andritz’s performance of and compliance with certain obligations required to be performed or complied with prior to the Effective Time under the Merger Agreement, in all material respects; and

•	delivery of an officer’s certificate by Andritz certifying that the conditions described in the first two bullets have been satisfied.

Termination (page 78)

The Merger Agreement may be terminated at any time before the Effective Time, whether before or after the Company Stockholder Approval is obtained, as follows:

•	by mutual written consent of Xerium and Andritz;

•	by either Xerium or Andritz if:

•

the Merger is not consummated on or before December 31, 2018 (or, if the Effective Time has not occurred by such date due to any failure to obtain antitrust approvals, June 30, 2019; such date as extended, if applicable, referred to as the “End Date”), and the terminating party’s breach of any provision of the Agreement is not the primary cause of the failure to consummate the Merger;

•

any court of competent jurisdiction or other governmental authority has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, and such order or action has become final and non-appealable; provided that the terminating party has compiled in all material respects with its obligations under the regulatory filings covenant; or

•	the Company Stockholder Approval has not been obtained at the special meeting or any adjournment or postponement thereof;

•	by Xerium if:

•

the Board authorizes Xerium to, concurrently with such termination, enter into a definitive Alternative Acquisition Agreement for a Superior Proposal, provided that Xerium has complied with the terms of the non-solicitation provisions of the Merger Agreement and pays the termination fee as described under “The Merger Agreement—Termination Fee; Certain Andritz Expenses” beginning on page 79 of this proxy statement; or

•

Andritz or Merger Subsidiary has breached any representation, warranty, covenant or agreement in the Merger Agreement such that a condition to closing would not be satisfied and such breach or failure is not cured by the earlier of (i) the End Date or (ii) 30 calendar days after receipt of notice from Xerium of such failure; provided that Xerium may not exercise this right if it is then in material breach of any of its representations, warranties, covenants or agreements such that Andritz has the right to terminate the Merger Agreement; and

•	by Andritz if:

•	the Board fails to include its recommendation of adoption of the Merger Agreement in the proxy statement or makes an Adverse Recommendation Change;

•

Xerium has breached any representation, warranty, covenant or agreement in the Merger Agreement such that a condition to closing would not be satisfied, and such breach or failure is not cured by the earlier of (i) the End Date or (ii) 30 calendar days after receipt of notice from Andritz of such failure; provided that Andritz may not exercise this right if it or Merger Subsidiary is then in material breach of any of its representations, warranties, covenants or agreements such that Xerium has the right to terminate the Merger Agreement;

•

the Board fails to reaffirm its approval or recommendation of adoption of the Merger Agreement as promptly as practicable after receipt of an Acquisition Proposal (and in any event, within 10 business days after receipt of a written request from Andritz to reaffirm); provided that only one reaffirmation shall be required for each Acquisition Proposal or material amendment thereof; or

•

a tender offer or exchange offer has been publicly disclosed, other than by Andritz or an affiliate thereof, and the Board fails to recommend against acceptance of such offer prior to the earlier of (i) the day prior to the date of the stockholders’ meeting or any adjournment, recess or postponement thereof and (ii) 11 business days after the commencement of such tender or exchange offer.

Termination Fee; Certain Andritz Expenses (page 79)

Under the Merger Agreement, Xerium may be required to pay to Andritz a termination fee of $25.0 million, plus the actual and documented out-of-pocket expenses incurred by Andritz in connection with the Merger Agreement and the transactions contemplated thereby (up to a cap of $5.0 million), if the Merger Agreement is terminated under specified circumstances, including if the Board makes an Adverse Recommendation Change, if Xerium terminates the Merger Agreement to enter into an Alternative Acquisition Agreement for a Superior Proposal, if the Board fails to reaffirm its recommendation after announcement of an exchange or tender offer, or if the Merger Agreement is terminated because the Merger is not consummated by the End Date and Xerium accepts an Acquisition Proposal, subject to certain conditions, within nine months of such termination. In no event will Xerium be required to pay the termination fee more than once. Generally, if Andritz actually receives the foregoing termination fee and reimbursement of expenses, Xerium will have no further liability to Andritz or Merger Subsidiary except in certain limited circumstances.

Reverse Termination Fee; Certain Xerium Expenses (page 80)

Under the Merger Agreement, Andritz may be required to pay to Xerium a termination fee of $25.0 million, plus the actual and documented out-of-pocket expenses incurred by Xerium in connection with the Merger Agreement and the transactions contemplated thereby (up to a cap of $5.0 million), if the Merger Agreement is terminated under specified circumstances, including if the Merger Agreement is terminated in connection with a failure to obtain necessary antitrust approvals when all other conditions to closing are satisfied, or if the Merger Agreement is terminated due to an order or other action enjoining the Merger on antitrust grounds. In no event will Andritz be required to pay the termination fee more than once. Generally, if Xerium actually receives the foregoing termination fee and reimbursement of expenses, Andritz will have no further liability to Xerium except in certain limited circumstances.

Expenses Generally (page 80)

Except in specified circumstances, as described under “The Merger Agreement—Termination Fee; Certain Andritz Expenses” beginning on page 79 of this proxy statement, and under “The Merger Agreement—Reverse Termination Fee; Certain Xerium Expenses” beginning on page 80 of this proxy statement, whether or not the Merger is consummated, Xerium and Andritz are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the Transactions.

Market Prices and Dividend Data (page 85)

The common stock of Xerium is listed on the New York Stock Exchange under the symbol “XRM.” On June 22, 2018, the last trading day prior to the public announcement of the execution of the Merger Agreement, the closing price of our common stock on the New York Stock Exchange was $6.61 per share. On August 1, 2018, the latest practicable trading day before the printing of this proxy statement, the closing price of our common stock on the New York Stock Exchange was $13.37 per share. You are encouraged to obtain current market quotations for Xerium common stock.

THE COMPANIES

Xerium Technologies, Inc.

Xerium is a Delaware corporation with principal executive offices located at 14101 Capital Boulevard, Youngsville, NC 27596, and its telephone number is (919) 526-1400. Xerium is a leading global provider of industrial consumable products and services. Its products and services are consumed during machine operation by its customers. Xerium operates around the world under a variety of brand names and utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 28 manufacturing facilities in 13 countries around the world, Xerium has approximately 2,850 employees. The common stock of Xerium is listed on the New York Stock Exchange under the symbol “XRM.”

For additional information about Xerium and our business, see “Where You Can Find More Information” beginning on page 90 of this proxy statement.

Andritz AG

Andritz is a joint stock corporation organized under the laws of Austria with its seat at Graz, Austria with principal executive offices located at Stattegger Strasse 18, 8045 Graz, Austria, and its telephone number is 011 43 316 6902 0. Andritz is a globally leading supplier of plants, equipment and services for hydropower stations, the pulp and paper industry, the metal working and steel industries, and solid/liquid separation in the municipal and industrial segments. Andritz also operates in the animal feed and biomass pelleting industry and offers a wide range of innovative products and services in the IIoT sector under the brand name Metris. In addition, Andritz’s international technology group is active in power generation (steam boiler plants, biomass power plants, recovery boilers and gasification plants) and environmental technology (flue gas cleaning plants) and sells equipment for the production of nonwovens, dissolving pulp and panelboard, as well as recycling plants. The common stock of Andritz is listed on Vienna Stock Exchange under the symbol “ANDR.”

XYZ Merger Sub, Inc.

Merger Subsidiary is a Delaware corporation and an indirect wholly owned subsidiary of Andritz, with principal executive offices located at 5405 Windward Parkway, Suite 100w, Alpharetta, Georgia 30004, and its telephone number is (770) 640-2500. It was formed solely for the purpose of effecting the Merger and the Transactions. If the Merger is consummated, Merger Subsidiary will cease to exist.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Xerium stockholders as part of the solicitation of proxies by the Board for use at the special meeting or any adjournment or postponement thereof. This proxy statement provides the Xerium stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting or any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the special meeting to be held on Thursday, September 6, 2018 at the offices of Latham & Watkins, located at 885 Third Avenue, New York, NY 10022, at 10 a.m., local time, or at any adjournment or postponement thereof.

Purpose of the Special Meeting

At the special meeting, we will ask our stockholders of record as of the Record Date to vote on (i) the Merger Proposal, (ii) the Adjournment Proposal and (iii) the Merger-Related Compensation Proposal. If our holders of common stock fail to adopt the Merger Agreement by approving the Merger Proposal, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Appendix A, and the material provisions of the Merger Agreement are described under “The Merger Agreement” beginning on page 63 of this proxy statement.

This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about August 3, 2018.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the close of business on August 3, 2018, the Record Date for the special meeting, are entitled to notice and to vote at the special meeting or at any adjournments or postponements thereof. A list of stockholders entitled to vote at the special meeting will be available in our offices located at 14101 Capital Boulevard, Youngsville, NC 27596, during regular business hours for a period of at least 10 days before the special meeting and at the place of the special meeting during the meeting.

As of the Record Date, there were approximately 16,427,603 shares of our common stock outstanding and entitled to be voted at the special meeting.

A quorum of stockholders is necessary to transact business at the special meeting. Our by-laws provide that the holders of a majority in voting power of the outstanding shares of Xerium common stock, present in person or represented by proxy, (8,213,802 shares as of the close of business on the Record Date) will constitute a quorum for Xerium to transact business at a special meeting. In general, shares of our common stock voted in person or represented by a properly signed and returned proxy card or for which a proxy has been granted over the Internet or by telephone will be counted as shares present and entitled to vote at the special meeting for purposes of determining a quorum. Shares represented by proxies received but marked “ABSTAIN” will be included in the calculation of the number of shares considered to be present at the special meeting for purposes of determining a quorum. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your shares of Xerium common stock will result in such shares not being counted for purposes of determining the presence of a quorum.

In the event that a quorum is not present at the special meeting, it is expected that the meeting would be adjourned to a later date to solicit additional proxies, and a quorum will have to be established at such adjourned date.

Vote Required; Abstentions and Broker Non-Votes

Each share of common stock issued and outstanding as of the close of business on the Record Date is entitled to one vote at the special meeting.

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding. Adoption of the Merger Agreement by our stockholders is a condition to the closing of the Merger.

Approval of the Adjournment Proposal and the Merger-Related Compensation Proposal requires the affirmative vote of a majority of the votes cast (excluding abstentions), in person or by proxy, by the holders of our common stock.

If a Xerium stockholder of record fails to vote or abstains from voting, it will have the same effect as if the stockholder voted “AGAINST” the Merger Proposal, but will have no effect on the Adjournment Proposal or the Merger-Related Compensation Proposal.

If you hold your shares in “street name” the failure to instruct your bank, broker or other nominee on how to vote your shares, or an abstention from voting, will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Adjournment Proposal or the Merger-Related Compensation Proposal.

Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote your shares on “routine” matters if you fail to instruct your bank, broker or other nominee on how to vote your shares with respect to such matters but are not able to vote your shares on “non-routine” matters. A broker non-vote occurs when a meeting includes both “routine” and “non-routine” matters, such that a bank, broker or other nominee has discretionary authority to vote on some proposals but not on other proposals. All of the proposals in this proxy statement are “non-routine” matters, so there can be no broker non-votes at the special meeting.

Shares Held by Directors and Executive Officers

As of the close of business on the Record Date, directors and executive officers of Xerium and their affiliates beneficially owned and were entitled to vote, in the aggregate, 2,569,702 shares of our common stock, which represented approximately 15.6% of the shares of our common stock issued and outstanding on that date. Our directors and executive officers have informed us that they currently intend to vote all of their shares of Xerium common stock (i) “FOR” the Merger Proposal, (ii) “FOR” the Adjournment Proposal and (iii) “FOR” the Merger-Related Compensation Proposal, although none of them is obligated to do so except for all of the directors as they are parties to Voting Agreements.

Certain stockholders of Xerium, including each member of the Board, in their respective capacities as holders of shares of Xerium common stock, collectively representing ownership of approximately 21.6% of the outstanding shares of Xerium common stock as of the Record Date, have entered into Voting Agreements with Andritz pursuant to which, among other things and subject to the terms and conditions therein, each of them has agreed to vote their shares of Xerium common stock in favor of the in favor of the Merger Proposal. The stockholders of Xerium party to such Voting Agreements are not obligated to vote for the approval of the Merger Proposal if, among other things, the Merger Agreement is terminated. A copy of the form of Voting Agreement executed by such stockholders is attached as Appendix D to this proxy statement.

Voting; Proxies

Attendance

All holders of shares of common stock as of the close of business on the Record Date, including stockholders of record and beneficial owners of common stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license, upon entry to the special meeting. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a copy of a brokerage statement or a letter from the record holder indicating that you owned the shares as of the Record Date, along with proper identification.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If you are not a stockholder of record, but instead hold your shares of Xerium common stock in “street name” through a bank, broker or other nominee, you must provide a “legal proxy” executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.

Providing Voting Instructions by Proxy

To ensure that your shares of Xerium common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Shares of Xerium Common Stock Held by Record Holder

If you are a stockholder of record and your shares of Xerium common stock are registered in your name with our transfer agent, Equiniti Trust Company, you may provide voting instructions by proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Your shares of common stock will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone.

Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail in the accompanying postage-paid envelope so that it is received in time for the special meeting, your shares of Xerium common stock will be voted in the manner directed by you on your proxy card.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Merger Proposal, the Adjournment Proposal, and the Merger-Related Compensation Proposal. If you fail to return your proxy card, grant your proxy electronically over the Internet or by telephone or vote by ballot in person at the special meeting, your shares of common stock will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, and such failure to vote will have the same effect as a vote “AGAINST” the Merger Proposal and no effect on the vote regarding the Adjournment Proposal or the Merger-Related Compensation Proposal.

Shares of Xerium Common Stock Held in “Street Name”

If your shares of common stock are held in “street name” through a bank, broker or other nominee, your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares. You may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or by the Internet or telephone through your bank, broker or other nominee if such a service is provided by them to you. To vote via the Internet or telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or other nominee.

Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote your shares on “routine” matters if you fail to instruct your bank, broker or other nominee on how to vote your shares with respect to such matters. The Merger Proposal, the Adjournment Proposal and the Merger-Related Compensation Proposal in this proxy statement are “non-routine” matters, and your bank, broker and other nominee therefore cannot vote on these proposals without your instructions. Accordingly, if you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if applicable, or do not attend the special meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, your shares will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, and such failure to vote will have the same effect as if you voted “AGAINST” the Merger Proposal and no effect on the Adjournment Proposal or the Merger-Related Compensation Proposal. For shares of common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the Merger Proposal will be counted as a vote in favor of such proposal.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted at the special meeting. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above;

•

signing and submitting a new proxy card with a later date and returning it to our Secretary at Xerium Technologies, Inc., Attention: Secretary, 14101 Capital Boulevard, Youngsville, NC 27596 prior to the special meeting;

•

delivering a written notice of revocation of your proxy to our Secretary at Xerium Technologies, Inc., Attention: Secretary, 14101 Capital Boulevard, Youngsville, NC 27596 prior to the special meeting; or

•	attending the special meeting and voting in person.

Please note, however, that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to Xerium or by sending a written notice of revocation to Xerium, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by Xerium before the special meeting. Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by our Secretary prior to the special meeting and, in the case of Internet or telephonic voting instructions, must be received before 6:00 p.m. Eastern Time on September 5, 2018.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote or submit new voting instructions. You may also vote in person at the special meeting if you obtain a valid “legal proxy” from your bank, broker or other nominee. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Xerium stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned or postponed.

Abstentions

An abstention occurs when a stockholder attends a meeting, in person or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of Xerium common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the Merger Proposal but will have no effect on the Adjournment Proposal or the Merger-Related Compensation Proposal.

Adjournments and Postponements

Although it is not currently expected, subject to certain restrictions in the Merger Agreement, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Under our by-laws, the special meeting may be adjourned by the affirmative vote of the holders of a majority of the voting power present or represented, in person or by proxy, at the special meeting and entitled to vote, even if less than a quorum. If the Board fixes a new record date for the adjourned meeting, or if the adjournment is for more than 30 days, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting as of such new record date. In addition, the Board could postpone the special meeting before it commences. If the special meeting is adjourned or postponed to solicit additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use at the special meeting, as adjourned or postponed.

In the event that there is present at the special meeting, in person or by proxy, sufficient favorable voting power to secure the vote of our stockholders necessary to adopt the Merger Agreement by approving the Merger Proposal, we do not anticipate that we will adjourn or postpone the special meeting.

Board Recommendation

The Board, after considering various factors described under “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page 40 of this proxy statement, unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of Xerium and its stockholders, and directed that the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, be submitted to a vote of the stockholders of Xerium.

The Board unanimously recommends that you vote (i) “FOR” the Merger Proposal, (ii) “FOR” the Adjournment Proposal and (iii) “FOR” the Merger-Related Compensation Proposal.

Solicitation of Proxies

The Board is soliciting your proxy, and we will bear the cost of this solicitation of proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. We have retained MacKenzie Partners, Inc., a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $15,000 plus reimbursement of out-of-pocket expenses. Proxies may be solicited by mail, personal interview, e-mail, telephone, facsimile or via the Internet by Mackenzie Partners, Inc. or, without additional compensation, by certain of Xerium’s directors, officers and employees.

Anticipated Date of Consummation of the Merger

We currently anticipate that the Merger will be consummated in the second half of 2018, assuming satisfaction or waiver of all of the conditions to the Merger. However, it is possible that factors outside the control of Xerium and Andritz could result in the Merger being consummated at a later time or not at all.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be Held on September 6, 2018

The proxy statement and proxy card are available in the Investor Relations section of our website at www.xerium.com.

Householding of Special Meeting Materials

Some banks, brokers and other nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement for the special meeting may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of our proxy statement to any stockholder upon written or oral request to Xerium Technologies, Inc., Attention: Investor Relations, Xerium Technologies, Inc., 14101 Capital Boulevard, Youngsville, NC 27596, telephone: (919) 526-1414. Any stockholder who wants to receive separate copies of our proxy statement or annual report to stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker or other nominee, or the stockholder may contact Xerium at the above address and phone number.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor or us:

1407 Broadway

New York, New York 10018

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

or

Xerium Technologies, Inc.

Attention: Investor Relations

14101 Capital Boulevard

Youngsville, NC 27596

(919) 526-1414

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents that we incorporate by reference in this proxy statement, contain certain “forward-looking statements,” as that term is defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, that do not directly or exclusively relate to historical facts. Forward-looking statements may be identified by words such as “believe,” “expect,” “may,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions or the negative of these expressions. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•	the inability to consummate the Merger within the anticipated time period, or at all, due to any reason, including the failure to obtain stockholder approval to adopt the Merger Agreement or failure to satisfy the other conditions to the consummation of the Merger;

•	the risk that the Merger Agreement may be terminated in circumstances requiring us to pay Andritz a termination fee of $25 million and reimburse Andritz for certain expenses;

•	the potential disruption of management’s attention from Xerium’s ongoing business operations due to the Merger;

•	the effect of the announcement of the Merger on the ability of Xerium to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger;

•	the risk that our stock price may decline significantly if the Merger is not consummated;

•	the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against us and others;

•	the fact that receipt of the all-cash Merger Consideration would be taxable to our stockholders that are treated as U.S. Holders for United States federal income tax purposes; and

•	the fact that our stockholders would forego the opportunity to realize the potential long-term value of the successful execution of our current strategy as an independent public company.

Consequently, all of the forward-looking statements we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (i) the information contained under this heading and (ii) the information contained under the headings “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (see “Where You Can Find More Information” beginning on page 90 of this proxy statement). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Our stockholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE MERGER

This discussion of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Appendix A and incorporated by reference into this proxy statement. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Certain Effects of the Merger on Xerium

If the Merger Agreement is adopted by the Xerium stockholders and certain other conditions to the closing of the Merger are either satisfied or waived, Merger Subsidiary will merge with and into Xerium, with Xerium continuing as the surviving corporation and an indirect wholly owned subsidiary of Andritz.

At the Effective Time, each share of our common stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares, Converted Shares and Dissenting Shares) will be converted automatically into the right to receive the Merger Consideration.

The common stock of Xerium is listed and trades on the New York Stock Exchange under the symbol “XRM.” As a result of the Merger, Xerium will cease to be a publicly traded company and will be wholly owned by Andritz. Prior to the Effective Time, we will cooperate with Andritz and use reasonable best efforts to delist our common stock from the New York Stock Exchange following the Effective Time and deregister our common stock under the Exchange Act as promptly as practicable after such delisting. Upon such delisting and deregistration, we will no longer be a publicly traded company and will no longer be required to file periodic reports with the SEC, in each case in accordance with applicable law, rules and regulations. If the Merger is consummated, you will not own any shares of the capital stock of the surviving corporation.

Effect on Xerium if the Merger is Not Consummated

If the Merger Agreement is not adopted by our stockholders or if the Merger is not consummated for any other reason, our stockholders will not receive any payment for their shares of Xerium common stock. Instead, Xerium will remain a public company, our common stock will continue to be listed and traded on the New York Stock Exchange and registered under the Exchange Act and we will continue to file periodic reports with the SEC.

Furthermore, if the Merger is not consummated, and depending on the circumstances that would have caused the Merger not to be consummated, it is likely that the price of our common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. If the Merger is not consummated, the Board will continue to evaluate and review our business operations, assets, operating results, financial condition, prospects and business strategy, among other things, and make such changes as are deemed appropriate and continue to seek to enhance stockholder value. If the Merger Agreement is not adopted by our stockholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Xerium will be offered or that our business, prospects or results of operations will not be adversely impacted.

In addition, under specified circumstances, we may be required to pay Andritz a termination fee and reimburse Andritz for its transaction fees up to a certain amount upon the termination of the Merger Agreement, as described under “The Merger Agreement—Termination Fee; Certain Andritz Expenses” beginning on page 79 of this proxy statement.

Merger Consideration

In the Merger, each share of our common stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares, Converted Shares and Dissenting Shares) will be converted automatically into the right to receive the Merger Consideration, and without any action by the holders of such shares, will cease to be outstanding, be cancelled and cease to exist, and each Certificate or Book-Entry Share will thereafter represent only the right to receive, upon surrender of such Certificate or Book-Entry Share, the Merger Consideration.

After the Merger is consummated, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a Xerium stockholder as a result of the Merger (except that stockholders who have properly exercised and perfected and not lost or withdrawn their appraisal rights will have the right to receive a payment for the fair value of their shares as determined by the Delaware Court of Chancery in accordance with Section 262, as described under “The Merger—Appraisal Rights” beginning on page 55 of this proxy statement).

Background of the Merger

We are a leading manufacturer of machine clothing and roll covers for the paper, pulp and packaging industry around the world, with 28 manufacturing plants located in the United States, Germany, Austria, Italy, Finland, Turkey, Australia, Japan, China, Mexico, Brazil, Argentina and Canada. The paper industry, particularly newsprint and graphic grades of paper, has experienced significant declines for much of the 21st century as traditional newspaper, book and magazine publishing has been disrupted by electronic publishing, digital communications and social media platforms. Any growth in the paper industry has been marginal and focused on the packaging and board and tissue segments of the industry. As a consequence, we have had to invest in new technologies to assist our customers in running their industrial operations more efficiently to cope with declining revenue and to meet demand for alternative grades of paper and packaging products. Our research and development investment, plant upgrades, geographic re-positioning of our assets to emerging markets and internal restructuring have assisted our efforts to maintain our revenues and cash generation and service our debt though we have essentially faced nominal growth over the past decade.

In May 2010, we reorganized under Chapter 11 of the U.S. Bankruptcy Code and began a multi-year process of technological improvements and internal restructuring of our operations while maintaining a high level of debt. In August 2012, we retained a new Chief Executive Officer charged with leading our internal restructuring plan as developed by the Board. As previously disclosed, during the first half of 2015 we conducted a quiet process assisted by a financial advisor to seek attractive offers to buy Xerium, largely from private equity funds and other financial sponsors. The initial indications of interest received during the process were too uncertain and not sufficiently attractive to proceed with any transaction at that time. In August 2016, we replaced the debt maturing in May 2019 and June 2018 with new 9.5% Senior Secured Notes Due 2021 (referred to as the “Notes”) as we continued our internal operational restructuring, asset re-positioning and technological investments. In late April 2017, we replaced our Chief Executive Officer with Mark Staton, whose focus has been to build stronger customer relationships and to improve stockholder value.

In September 2017, at the direction of our Board, Mr. Staton met with the Chief Executive Officer of one of our larger competitors (referred to as “Company A”) based outside of the U.S. to determine whether Company A would be interested in a combination with us that could result in significant synergies to both companies’ operations around the world. No specific proposals were made at this meeting and there were no further contacts with Company A for the remainder of 2017.

At a regularly scheduled meeting on October 26, 2017, the Board noted the continued low volume of daily trading in Xerium common stock on the New York Stock Exchange and the low prospects for organic growth in paper manufacturing despite improving economic conditions around the world. The Board formed a committee consisting of James F. Wilson, John F. McGovern and Mitchell I. Quain, entitled the Capital Markets Committee, to analyze our capital structure and consider one or more possible transactions that would be in the best interest of Xerium’s stockholders. The Board approved the retention of True North to serve as financial advisor to the Board and to assist the Capital Markets Committee in identifying possible steps that would improve stockholder value. During the remainder of 2017 and early 2018, True North representatives reviewed management’s work in preparing a business plan for Xerium as part of the 2018 budgeting process that would guide management and the Board through 2021 should no transaction or business combination involving Xerium occur. Management’s plan contemplated refinancing the Notes in late 2018 or early 2019 to take advantage of potentially lower interest rates available to Xerium once the Notes became callable beginning in August 2018, and after Xerium had largely completed its operational and restructuring efforts.

On December 13, 2017, the Board received a written proposal from a long-term shareholder, Hillson Financial Management, Inc. (referred to as “Hillson”), to be presented at our 2018 Annual Meeting of Stockholders. The proposal stated: “The Stockholders recommend that an investment banking firm be hired to pursue a liquidity event to maximize shareholder value including a sale of the company.” Hillson sought to present a similar proposal at our 2016 Annual Meeting of Stockholders only later to withdraw it once it understood that the Board had engaged in a quiet sale process in 2015, and we agreed to cover Hillson’s costs in submitting the 2016 proposal. The closing price of Xerium common stock on the New York Stock Exchange on December 12, 2017, the day before the latest proposal from Hillson was received, was $4.02 per share.

On January 18, 2018, the Board met to hear a presentation from Patrick McDonough of True North as to our then-current situation, including recent trading in Xerium’s equity and debt securities, performance of our common stock compared to industry peers and the S&P 500, the impact of recent changes in U.S. tax law and our net operating loss position, opportunities to refinance the Notes that could be called as early as August 2018, and general economic conditions. William O’Neill of Latham & Watkins, outside counsel to the Board, advised the directors as to their fiduciary obligations under Delaware law when considering one or more series of transactions that could lead to a sale or change in control of Xerium. The Board discussed various opportunities as considered by the Capital Markets Committee and True North, including partial asset sales to reduce debt or to break up Xerium, and an analysis of possible synergies with a combination with Company A and other possible U.S. based firms. The Board authorized Mr. Staton to reach out again to Company A to gauge possible interest in a transaction. The Board determined to delay any formal announcement that it was considering a range of strategic alternatives until it heard further from Company A on the belief that a combination with Company A could lead to the strongest possible synergies that would add to value for Xerium’s stockholders.

On January 25, 2018, Messrs. Wilson and Staton had a call with three senior representatives of Company A, including its Chief Executive Officer, and raised potential synergies that could arise from a transaction. No specific proposal was made by either side during the call and no material non-public information was exchanged. The next contact with Company A came on February 16, 2018 when Company A advised Mr. Wilson in an email that it had considered a potential transaction in detail but was not prepared to go forward with any proposals.

On January 28, 2018, the Board met to discuss management’s 2018 budget and business plan through 2021. The Board reviewed with management and True North the further work the directors would like to see on the business plan and directed that it be ready for final review by February 28, 2018. The Board also heard a report from Messrs. Wilson and Staton on the call with Company A on January 25.

On February 2, 2018, at the request of Nelson Obus of Wynnefield Partners Small Cap Value I, L.P. (referred to as “Wynnefield”), a stockholder that reportedly held approximately 7% of Xerium’s outstanding shares of common stock, Mr. Wilson met with Mr. Obus to hear his concerns regarding illiquidity in trading of Xerium common stock and recent stock price performance. Wynnefield filed a Schedule 13D with the SEC in May 2017 objecting to the Board’s decision to replace its prior Chief Executive Officer with Mr. Staton at the end of April 2017. During the meeting, Mr. Obus requested that he be given access to material non-public information regarding Xerium’s business plans, subject to an appropriate non-disclosure agreement, in order to advise the Board on the course Mr. Obus believed Xerium should take to achieve stockholder value, including a possible sale of Xerium. Mr. Wilson advised Mr. Obus that he would review his request with the full Board and did not tell him anything regarding the Board’s consideration of strategic alternatives or the retention of True North as a financial advisor.

On February 7, 2018, Mr. Wilson received a written, non-binding proposal from a middle market private equity fund (referred to as “Fund A”) to acquire Xerium at a price of $7.50 per share. That afternoon, Mr. Wilson convened a call with the Capital Markets Committee and Messrs. McDonough and O’Neill to discuss Fund A’s proposal. The Committee noted that Xerium would be announcing earnings on or about March 1, 2018 and that Xerium’s stock price may improve somewhat after 2017 year-end earnings were released. The closing price of Xerium common stock on February 6, 2018 was $4.46 per share.

On February 9, 2018, the full Board met with the advisors to consider the Fund A proposal. The Board agreed with the Capital Markets Committee’s view that the price proposed by Fund A was not sufficiently compelling to begin discussions with Fund A or to begin to allow Fund A access to material non-public information for its due diligence purposes. The Board directed Mr. Wilson to advise Fund A that while it was open to proposals to buy Xerium, the Board intended to wait until 2017 year-end earnings were publicly available to anyone who might have an interest in Xerium. Mr. Wilson so advised Fund A representatives in a telephone call he placed with them on February 15, 2018.

On February 28, 2018, the Board held an executive session with representatives of True North and Latham & Watkins following its regularly scheduled meeting earlier in the day at Xerium headquarters. Mr. McDonough provided the Board with an update on capital markets and M&A activity since his previous presentation to the Board on January 18, 2018. He presented a timeline for the Board to consider that would include announcing a strategic alternatives process on March 26, 2018 to be followed by outbound calls by True North to a variety of industrial companies and financial sponsors (including private equity and sovereign wealth funds) that could have an interest in acquiring Xerium based upon their industry focus and prior M&A transactions involving public and private companies. The Board discussed the types and various identities of potential bidders that True North might approach. Bidders who expressed an interest would be invited to sign non-disclosure agreements and be invited for two-hour “fireside chat” presentations with senior management and then be asked to submit non-binding proposals or indications of interest. The Board would select a few bidders based on those indications for a second round that would involve access to a data room containing extensive diligence information, with instructions to present final bids and a mark-up of a merger agreement by early to mid-June for the Board to consider. The Board discussed a two round process in the form recommended by the advisors and noted it should establish some competitive tension among prospective bidders and that Fund A and Company A should be invited into the process.

During the February 28 executive session the Board discussed the request of Mr. Obus of Wynnefield to have access to some material non-public information regarding Xerium. The Board heard a report from Mr. O’Neill that Wynnefield had entered into non-disclosure agreements with a number of New York Stock Exchange- and NASDAQ-listed companies in the past, apparently with the intent to suggest operational and strategic alternatives for those companies to consider, and that under some circumstances Wynnefield had obtained the right to appoint directors to the boards of those companies. The Board noted that Wynnefield was perhaps the second or third largest stockholder of Xerium and that it would possibly be worthwhile in having its support once the Board made a public announcement that it had retained advisors and would be conducting a strategic alternatives review that could lead to a change in control transaction. The Board instructed Mr. Wilson to continue discussions with Mr. Obus and that at the appropriate time it would consider entering into a non-disclosure agreement with Wynnefield that could contain a customary standstill provision evidencing support for the Board and its process.

The Board reviewed the business plan for 2018-2021 as updated by management following the Board’s consideration of the business plan on January 28, 2018. After discussion, the Board approved the plan and noted

that it was a reasonable forecast for Xerium’s business prospects and financial performance through 2021 should the Board determine that Xerium remain independent depending upon the outcome of the strategic alternatives process.

Xerium released 2018 year-end earnings late in the afternoon on February 28, 2018, and management held an earnings call for investors. The closing price of Xerium common stock on March 1, 2018 was $5.95 per share.

On March 13, 2018, the Board received a letter from Barington Capital Group, L.P. (referred to as “Barington”) nominating two new directors for the Board to be considered at Xerium’s 2018 Annual Meeting of Stockholders. Barington advised that it owned just under 5.0% of Xerium’s outstanding shares of common stock. On March 14, 2018, the Board met to consider the nominations by Barington and noted that in light of a possible transaction that could result from a strategic alternatives process it may not be necessary or efficient to hold the 2018 Annual Meeting in late June as Xerium had frequently done in past years. Accordingly, no response to Barington was necessary at that time, and the Board determined to consider the Barington candidates should the Board determine to call an Annual Meeting, perhaps as early as the third quarter of 2018. The Board instructed Mr. Wilson to interview the Barington nominees as they had requested, and Mr. Wilson met with principals of Barington on March 20, 2018. Barington made public disclosure of its nominations in a Schedule 13D that it filed with the SEC on April 12, 2018.

During the March 14, 2018 meeting, True North and Xerium management reported to the Board that True North and Xerium management had largely completed the fireside chat slide presentation that would be made available to first round bidders who signed non-disclosure agreements following public announcement of a strategic alternatives process. The Board reviewed the draft presentation, which contained a financial forecast for the period 2018 through 2021 based on the Board approved business plan, and a draft press release announcing the process. Mr. McDonough noted that moving the public announcement up by a week would give True North more time to reach out to a wide range of prospective bidders to gauge interest in Xerium for fireside chat presentations to begin in April. The Board noted the work performed by the Capital Markets Committee up to March 14 and determined to re-name the Committee the Transaction Committee with instructions to keep the Board fully informed on all alternatives being considered and material developments with the strategic alternatives process once an announcement was made. The Board did not provide the Transaction Committee with any plenary powers to act or approve any transaction in lieu of the Board. Because of the extra work and time that would be required of the Committee members during the process, including frequent calls and updates with the advisors, the Board determined that each Committee member receive a monthly cash payment of $5,000 beginning with March 2018 for so long as the process was underway, not to exceed a total payment of $30,000 for up to six months of work. After hearing from Mr. Staton as to his plans for communications to employees and customers regarding an announcement that the Board would be considering all strategic alternatives for Xerium, the Board authorized issuance of the press release prior to the market open on Monday, March 19, 2018. The closing price of Xerium common stock on Friday, March 16, 2018 was $5.47 per share.

Xerium issued the strategic alternatives press release as authorized and filed a Current Report on Form 8-K early on March 19. The press release included the following quote from Mr. Wilson: “[T]he Company currently carries expensive debt that could be refinanced on more attractive terms by a buyer, and suffers from poor stock trading liquidity. After careful consideration, the Board has determined that there may be opportunities to accelerate value recognition or unlock additional value through strategic actions, and this is an appropriate time to identify and evaluate options for shareholders.” The press release cautioned that there could be no assurance the Board’s strategic review of alternatives would result in any transaction.

On March 22, 2018, True North and Mr. Staton updated the Transaction Committee on the initial outreach to attract bidders in the process. Mr. McDonough reported that initial contacts had been made with a total of 37 prospective bidders consisting of five industrial companies including Company A and Andritz, 23 private equity funds including Fund A, and nine sovereign wealth or government employee pension funds. Of the 23 private equity funds, two were in-bound calls to True North and one was a sponsor of a special purpose acquisition corporation (referred to as a “SPAC”). True North shared with the Transaction Committee a draft of a bid instruction letter to be provided to bidders who would sign non-disclosure agreements explaining the first and second rounds of the Board’s process. The instruction letter directed that written initial indications of interest setting forth each bidder’s confidential view of the price per share it would be willing to pay to acquire Xerium be received by no later than Friday, May 4, 2018.

Beginning during the week of March 19, 2018 and continuing through April 19, 2018, Latham & Watkins negotiated on Xerium’s behalf 19 non-disclosure agreements with prospective bidders that would give each of them confidential access to the fireside chat presentations. The non-disclosure agreements contained customary standstill provisions as discussed with the Board and Transaction Committee. The standstill provisions were intended to encourage each bidder to open with its highest and best bid to avoid incurring the risk of being excluded from the second round of the process.

Nineteen fireside chats were held from April 5 through April 19, 2018 at the offices of Latham & Watkins in New York, with Mr. Staton and Mr. Clifford Pietrafitta, Xerium’s Chief Financial Officer, and representatives of True North in attendance. Those attending included three industrial companies, including Andritz and Company A, and 16 private equity funds, including the sponsor of the SPAC and Fund A. The Andritz fireside chat presentation occurred on the last day, April 19, with Messrs. Humbert Koefler and Dietmar Heinisser in attendance from Andritz. Xerium and Andritz signed the non-disclosure agreement effective on April 19, 2018.

During the month of April, Xerium management, True North and Latham & Watkins worked to assemble a virtual data room consisting of Xerium documents that would be available for bidders invited into the second round. The Transaction Committee met with Mr. Staton, True North and Latham & Watkins on April 5, April 12 and April 19, to hear how the fireside chat presentations were proceeding and the types of questions being asked of Xerium by the bidder representatives attending the chats. Once the chats concluded in the afternoon of April 19, True North representatives reached out to the 19 bidders to determine if they had any follow-up questions and to gauge the likelihood that they would be providing initial indications of interest by May 4, 2018.

The Board held its regularly scheduled meeting at Xerium headquarters on April 25 and April 26, 2018. During an executive session of the Board held on April 26, True North advised that, based on follow-up discussions with those attending the fireside chats, it appeared as many as 13 bidders, including Andritz, were doing some work in anticipation of submitting a bid by May 4. Company A was not expected to make a bid and had advised True North that if it had any further questions it would be in touch with Xerium through True North. The Transaction Committee met later in the afternoon with the advisors and Mr. Staton to discuss preparations for second round management presentations to take place beginning the week of May 14 for those bidders invited into the second round.

On April 30, 2018, Xerium released its financial results for the first quarter of 2018 after market close and held an earnings call for investors late that afternoon. The closing price for Xerium common stock on May 1, 2018 was $6.43 per share.

On May 4, 2018, Xerium received through True North six written, non-binding indications of interest. Company A did not bid. Fund A submitted a bid of $9.00 per share, an increase from its bid of $7.50 per share on February 7, 2018. The financial sponsor of the SPAC sent an email to True North contemplating a cash and stock bid, having no stock specifics but a value that the financial sponsor believed to be in the upper single digits, which would be subject to approval of the public SPAC holders. Two bids were received from private equity funds at $8.00 and $5.47 per share, respectively. A third private equity fund (referred to as “Fund B”) submitted a proposal in the range of $9.00 to $10.00 per share.

Andritz, through its financial advisor, J.P. Morgan Securities plc (referred to as “J.P. Morgan”), submitted a proposal in the range of $12.00 to $15.00 per share, subject to extensive due diligence.

The Transaction Committee and Mr. Staton met with True North and Latham & Watkins on Sunday afternoon, May 6, to discuss these six indications of interest. Mr. McDonough advised that the private equity funds that submitted bids were not likely to increase their proposals, though Fund B might be able to increase its proposal to the “low double digits” if advised that it needed to do so to stay in the process. The Committee discussed an approach of being as responsive as possible with Andritz on diligence requests in order to sustain its interest at the price range indicated by its proposal and to exclude all other bidders who could not increase their bids.

On May 7, 2018, the full Board met with True North and Latham & Watkins to discuss the six indications of interest. The Board agreed to proceed with the approach for the second round as discussed by the Transaction Committee the previous day. True North was instructed to open the virtual data room to Andritz representatives, including their legal, financial, accounting and environmental advisors, and to arrange for a full management presentation to Andritz at Latham & Watkins’ New York office. Following this meeting, True North advised Fund B that it needed to increase its bid to the low double digits, and on May 10, Fund B did so at a range of $11.00 to $12.00 per share.

Andritz representatives, including Dr. Wolfgang Leitner, Chief Executive Officer of Andritz, attended an all-day management presentation on Monday, May 21, 2018 in Latham & Watkins’ New York offices. Attending from Xerium were Messrs. Staton and Pietrafitta, and Phillip B. Kennedy, Xerium’s General Counsel, along with True North representatives. The presentation continued for an additional half-day on May 22, 2018. Before the presentation, during the evening of Sunday, May 20, Mr. McDonough hosted a dinner with Messrs. Wilson and Staton and Dr. Leitner, as well as other members of Andritz senior management, a representative from J.P. Morgan, Mr. Pietrafitta and True North representatives. During the dinner, Dr. Leitner advised Mr. Wilson that he personally was concerned about obtaining sufficient Xerium stockholder support for a transaction with Andritz and that he would like as many stockholders as possible to sign voting agreements to support a deal before it was publicly announced. Mr. Wilson advised that the Carl Marks Management Company, LLC (referred to as “Carl Marks”), beneficial owner of approximately 12.6% of Xerium’s outstanding shares and with which he is affiliated, would support a transaction involving the sale of Xerium that was approved by the Board.

Andritz continued its due diligence of Xerium throughout the month of May. On May 24, 2018, Latham & Watkins provided Andritz’s counsel at Kilpatrick Townsend & Stockton LLP (referred to as “Kilpatrick Townsend”) a draft of a merger agreement to mark-up and submit with Andritz’s final bid to acquire Xerium by June 6, 2018.

Fund B also conducted due diligence on Xerium with access to the virtual data room and an all-day management presentation held on May 23, 2018 at Xerium’s headquarters. Latham & Watkins provided Fund B with a draft merger agreement on May 25, 2018.

On May 25, 2018, Wynnefield signed a non-disclosure agreement with Xerium that would enable it to received material non-public information regarding the Board’s strategic alternative process. Mr. Wilson provided Mr. Obus with a copy of the fireside chat presentation slides shared with the 19 bidders who attended the fireside chats. He did not provide Mr. Obus with any information regarding the six indications of interest received in the first round. The non-disclosure agreement provided that Wynnefield would vote its shares in favor of the Board nominees at any Annual Meeting of Stockholders in 2018 and would not seek to nominate its own candidates to the Board prior to the 2019 Annual Meeting of Stockholders.

On June 6, 2018, Xerium received a written proposal from Andritz to acquire Xerium at $13.50 per share, subject to final confirmatory due diligence, and a request for an exclusive negotiation and remaining diligence period lasting for four weeks. The Andritz proposal was accompanied by a mark-up of the draft merger agreement from Kilpatrick Townsend and stated that the offer would expire by close of business on June 11, 2018. The Andritz proposal followed four weeks of extensive diligence requests and one site visit to a Xerium factory and the management presentations on May 21 and 22. In the proposal, Andritz attributed a total enterprise value of Xerium net of cash to be $831 million with all assumed liabilities (including pension and other post-

retirement liabilities), with a total equity value for all shares on a fully diluted basis to be $241 million. The Andritz offer was at the mid-point of its initial indication of interest on May 4, 2018 of $12.00 to $15.00 per share. The closing price of Xerium common stock on the New York Stock Exchange on June 6 was $7.28 per share, meaning that the Andritz offer represented a premium of 85.4% over the closing price on that day.

Xerium did not receive any other offers apart from the Andritz proposal. Fund B advised True North that, following its due diligence and Xerium management’s presentation, it was not able to make an offer in the low double digits for Xerium and achieve a desired rate of return for its investment. It further noted the decline experienced by the paper and packaging industry in newsprint and magazine-grade paper over the past several years in North America was also occurring in Europe, which lowered the prospects of any organic growth for Xerium’s products and services to its customers.

The Transaction Committee met with the advisors on June 7, 2018 to consider the Andritz proposal and the feedback received from Fund B. Latham & Watkins provided an analysis of the mark-up to the merger agreement submitted by Andritz, noting that the mark-up was commercially reasonable for a public company transaction and did not contain adverse conditions to closing that would put a proposed merger with Andritz at risk following an announcement of an agreement to sell Xerium. The mark-up proposed an end date for closing of six months after signing of the agreement, subject to a right to extend by either side for an additional six months to obtain any final regulatory approvals. The mark-up rejected Xerium’s proposal for a reverse break fee as provided in the initial draft to be paid to Xerium should the buyer not obtain pre-merger antitrust approvals from competition authorities around the world, and further limited the possible remedial steps that Andritz could be required to take to satisfy any competitive concerns raised by any competition authorities. Andritz proposed a break fee of 4% of enterprise value, or $33.2 million, should the Board exercise its fiduciary out to terminate the merger agreement in light of a superior proposal from a third party after the announcement of the agreement and before a Xerium stockholder vote to approve the deal. Andritz also requested a five business day match right to respond to any such superior proposal. The Andritz mark-up also contemplated that at least 35% of the outstanding shares of Xerium common stock would commit to vote in favor of the transaction pursuant to voting agreements signed immediately prior to execution of the merger agreement. Finally, the Andritz mark-up gave it the right to terminate the merger agreement should 10% or more of the outstanding shares perfect and not withdraw demands for appraisal rights pursuant to Section 262.

The Transaction Committee noted the high premium reflected by the Andritz offer, and that it represented an increase for stockholders of 146.8% over the unaffected share price when the strategic alternatives process was announced less than three months earlier on March 19. The Transaction Committee considered the broad process run by its advisors and management, including the 19 fireside chat presentations to various bidders under non-disclosure agreements, and that the process ended with only one firm offer, albeit at a substantial premium for stockholders. The Transaction Committee also noted that the Andritz proposal contemplated the Xerium organization would stay largely in place following a closing, meaning that employee retention and customer relationships should continue unabated between a signing of the merger agreement and an ultimate closing, thus minimizing any risk to stockholders should the deal not close for any reason. The Transaction Committee carefully considered the size of the proposed break fee based on enterprise value, as opposed to equity value, and considered the range of break fees for fiduciary outs over a range of public company transactions having an enterprise and equity value of $100 million to $1 billion since 2012 and precedents under Delaware law as presented by the advisors. The Transaction Committee noted that the only apparent risk to closing, following Xerium stockholder approval, involved potential competition concerns in a few countries and concluded that a reciprocal reverse break fee payable to Xerium should the deal not close due to antitrust issues would strongly incentivize Andritz to work with regulators on potential conduct and/or divestiture remedies as needed for final approval. Finally, the Transaction Committee concluded that trying to run the strategic alternatives process for a longer period of time by contacting the bidders who dropped out or reaching out to other potential parties (who must have been aware of the process and that bids were invited since the March 19 announcement) would not be likely to lead to additional offers and could cause the loss of the one very attractive proposal from Andritz.

The full Board met with the advisors on June 8, 2018 to consider the Transaction Committee’s views of the Andritz offer and the mark-up of the merger agreement, the paucity of any other offers, the premium being offered by Andritz and the antitrust risks and the deal protections sought by Andritz including a break fee based on enterprise value. The Board discussed that sustaining the high value for stockholders represented by the Andritz offer was its primary objective, that further time to continue its strategic alternatives process most likely would work against that primary objective and that deal certainty of getting to a closing was also an important objective for the Board and stockholders. The Board noted that Xerium’s outstanding debt was approximately $519 million, more than twice the equity value represented by the Andritz offer and nearly three times Xerium’s market capitalization at that time, which could justify a break fee for its fiduciary out based on enterprise value. The Board agreed with the Transaction Committee that because its process had resulted in only one firm offer and that offer was at a very attractive price, allowing a substantial break fee to Andritz potentially above the norm was appropriate given the thorough, publicly announced process conducted to date. The Board instructed the advisors to obtain a reciprocal reverse break fee to mitigate antitrust risk. The Board instructed the Transaction Committee and advisors to try to lower both break fees to about $25 million (approximately 3% of enterprise value) plus documented expenses for each side. The Board further instructed the advisors to negotiate a shorter matching right time period for a superior proposal to three or four business days, and a higher threshold termination right for Andritz upon upwards of 20% of the outstanding shares asserting appraisal rights.

The Board considered that it would not be possible to cause up to 35% of the outstanding shares to commit to the Andritz transaction given premature disclosure risks, but that voting agreements covering approximately 20% of the outstanding shares as represented by the Carl Marks funds and Wynnefield would be reasonable, so long as the voting agreements contained parallel fiduciary outs for those stockholders should the Board elect to support a superior proposal. In the Board’s view, such voting agreements would not preclude a third party from deciding to make a superior proposal to top the Andritz merger price after the deal was announced and that a break fee based on enterprise value similarly would not deter third parties from potentially offering a higher price. The Board authorized the Transaction Committee to grant exclusivity to Andritz for an initial period of no more than 15 days and to consider a further extension for an additional two weeks only if substantial progress was being made.

The Transaction Committee met again with the advisors following the full Board meeting on June 8, 2018 to review next steps. The Transaction Committee instructed the advisors to begin some negotiations with the Andritz advisors over the weekend of June 9 and 10 to try to lower the break fee, obtain a reciprocal break fee and strengthen the remedial measures that Andritz must undertake for any antitrust concerns raised by governmental authorities, and to communicate that the Board would only consider voting agreements with a fiduciary out for approximately 20% of the outstanding shares of Xerium common stock. The advisors held discussions with the advisors for Andritz on June 9 pursuant to these instructions.

During the morning of June 10, Mr. Wilson received a call from Dr. Leitner to discuss the percentage of outstanding shares that might commit to voting agreements given the expenses that Andritz had incurred to date on its due diligence and the concern it had that a third party could try to top its offer. Subsequent to that call, the Transaction Committee met in the early afternoon of June 10 with the advisors to hear a report on the call and on the discussions among the advisors, and directed True North to offer a two week exclusivity period to Andritz if it would increase its offer to $14.00 per share. Later that evening, True North was advised by J.P. Morgan that the Andritz offer of $13.50 per share was firm and that Andritz was not willing to increase its offer above that price, but that reciprocal break fees of $25 million plus expenses was acceptable and that Andritz was willing to accept voting agreements with fiduciary outs for roughly 20% of the outstanding shares of Xerium common stock. Andritz was agreeable to an exclusivity period of only 15 days and would work steadily to conclude all of its confirmatory due diligence and negotiate merger agreement terms with the goal to announce a transaction by Monday, June 25. Accordingly the parties signed a letter agreement on June 11 contemplating a 15-day exclusivity period with the understanding that Xerium would consider, in its sole discretion, extending that period at the request of Andritz if substantial progress on due diligence and the merger agreement terms had occurred by the end of that period.

From June 11 through June 22, 2018, Andritz completed its confirmatory due diligence with site visits at 11 Xerium facilities in five countries around the world. Latham & Watkins provided Xerium’s response to Kilpatrick Townsend’s mark-up of the merger agreement on June 13, and counsel negotiated the terms of the agreement through June 24. On June 13, 2018, Mr. Wilson contacted Mr. Obus of Wynnefield to advise him of the Andritz offer, and Mr. Obus agreed that Wynnefield would sign a voting agreement along with the Carl Marks funds should the merger agreement be finalized on or around June 24. Latham & Watkins provided a form of voting agreement to Kilpatrick Townsend and Messrs. Wilson and Obus that contained a termination right for the stockholders should the Board decide to exercise its fiduciary out and terminate the merger agreement. Xerium management prepared disclosure schedules to accompany the merger agreement with the assistance of Latham & Watkins and circulated drafts of the disclosure schedules to Kilpatrick Townsend during the week of June 18.

By the evening of Friday, June 22, 2018, the work on the merger agreement and related documentation was substantially completed. On Saturday morning, June 23, 2018, Latham & Watkins circulated to the Board the merger agreement and form of voting agreements along with a detailed summary of the merger agreement terms, draft resolutions for the Board to consider, a draft press release announcing the proposed transaction, a Current Report on Form 8-K to be filed with the SEC, and slides analyzing the antitrust considerations with the proposed transaction. True North provided the Board that morning with a slide presentation summarizing the strategic alternatives process since March 19, 2018, an overview of the proposed transaction based upon the price of $13.50 per share, stock price performance for Company shares and trading volumes since June 2015, an overview of Xerium’s business plan and management’s financial forecast for the years 2018 through 2021 as previously reviewed and approved by the Board at its meeting on February 28, 2018, actual performance through the first quarter of 2018 and proposed transaction economics. On Sunday morning, June 24, 2018, True North circulated to the Board an unsigned draft of its fairness opinion to provide the Board an opportunity to review it prior to the Board meeting set for later that day.

On Sunday morning June 24, 2018, Mr. Wilson had a call with Dr. Leitner to discuss the possibility of finding other shareholders to sign voting agreements. Dr. Leitner requested that the members of the Board also sign voting agreements in support of the proposed transaction for the Xerium shares that they hold, representing approximately 1.4% of the outstanding shares, and Mr. Wilson agreed to ask that of each director. That afternoon Mr. Wilson contacted each director to convey Dr. Leitner’s request that would be considered during the Board meeting scheduled for later in the afternoon.

The Board met late in the afternoon on Sunday, June 24, 2018. During the meeting, the Board heard from Mr. Staton regarding the due diligence and site visits by Andritz and plans for communications with customers and employees following any announcement of the proposed transaction. Latham & Watkins reviewed the terms of the Merger Agreement and voting agreements as negotiated with Kilpatrick Townsend and provided the Board with a presentation as to the directors’ obligations and fiduciary duties under Delaware law when considering to recommend a transaction for stockholder approval that would involve the sale of Xerium. Each of the directors confirmed that he or she did not have any prior business dealings or relationships with Andritz or its affiliates. Latham & Watkins also reviewed with the Board the pre-merger notification filings with competition authorities required for completion of the transaction. Mr. McDonough provided the Board with a fairness analysis of the proposed transaction for the stockholders from a financial point of view and advised that True North would provide the Board with a signed fairness opinion after the Board meeting. Mr. McDonough advised the Board that neither he nor anyone at True North had provided any professional services to Andritz, J.P. Morgan or their respective affiliates over the past two years. The Board noted the request of Dr. Leitner that each director sign a voting agreement subject to a fiduciary out. The Board deliberated on the proposed transaction, concluding that the strategic alternatives process was appropriately designed and conducted to achieve the highest and best price reasonably available and that the price and terms offered by Andritz represented the highest and best price available for stockholders. The Board agreed unanimously to approve the Merger Agreement and form of Voting Agreements and to recommend that stockholders approve the Merger Agreement at a special meeting to be called during the third quarter of 2018. Later that evening, the parties signed the Merger Agreement and Xerium issued its press release announcing the transaction just after midnight on the morning of June 25, 2018.

Recommendation of the Board and Reasons for the Merger

In unanimously approving the Merger Agreement, the Board took into consideration the low volume of trading in Xerium common stock over the past several years and the fact that stockholders were unable to trade their shares successfully to achieve liquidity if desired. In the Board’s view this led to a depressed stock price over time, that would not be easily remedied without a transaction offering substantial liquidity. The Board considered the premium offered by Andritz at $13.50 per share, which was 104.2% above the closing price on Friday, June 22, 2018 of $6.61 per share, or 102.0% above the 90-day trailing average to June 22, 2018 of $6.68 per share. The Board further considered the premium over the closing price of $5.47 per share on March 16, 2018, before it announced the strategic alternatives process, which was 146.8% higher than the market price unaffected by the process, and 172.2% higher than the 90-day trailing average market price of $4.96 per share at March 16, 2018. The Board considered the headwinds in the paper and packaging industry and the limited growth worldwide faced by Xerium’s customers despite an otherwise growing worldwide economy, Xerium’s substantial debt, and that management’s own forecasts for growth over the next four years reflected only nominal growth with refinancing and limited pay down of Xerium’s debt. The Board considered that current conditions suggested that this would be a good time to sell Xerium given the risks of a potential recession over the next few years and that Andritz was the type of buyer most willing to pay the highest price for Xerium given its long global experience in serving the paper, pulp and packaging industry.

The Board has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of Xerium and its stockholders and has unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement. The Board unanimously recommends that Xerium stockholders vote “FOR” the Merger Proposal.

Fairness Opinion of Xerium’s Financial Advisor

Overview

Pursuant to an engagement letter dated October 26, 2017, Xerium retained True North to act as its financial advisor in connection with the possible sale of Xerium. In selecting True North, the Board considered, among other things, the fact that True North and its founder had substantial experience with, and knowledge about, Xerium, the industry, and the competitive landscape in which Xerium competes. True North, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions, private placements and other securities offerings, valuations and general corporate advisory services.

At the June 24, 2018 meeting of the Board, True North delivered its oral opinion, which was subsequently confirmed in writing, that, as of June 24, 2018, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the Merger Consideration was fair, from a financial point of view, to the holders of Xerium common stock.

The full text of True North’s written opinion is attached as Appendix C to this proxy statement and you should read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, some of the matters considered and qualifications to and limitations of the review undertaken by True North. The True North opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of TN Capital Advisors LLC’s associated broker-dealer, Stone Key Securities LLC, is subject to the assumptions and conditions contained in the opinion and is necessarily based on economic, market and other conditions and the information made available to True North as of the date of the True North opinion. True North has no responsibility for updating or revising its opinion based on circumstances or events occurring after June 24, 2018.

In reading the discussion of the fairness opinion set forth below, you should be aware that True North’s opinion:

•

Was provided to the Board in a representative capacity for its benefit and use in connection with its consideration of the Merger and may not be reproduced, disseminated, quoted from or referred to by Xerium at any time, in whole or in part, without True North’s prior written consent;

•	Did not constitute a recommendation to the Board;

•	Did not constitute a recommendation to any holders of Xerium common stock as to how to vote in connection with the Merger;

•

Did not address Xerium’s underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Xerium or the effects of any other transaction in which Xerium might engage;

•	Addressed only the fairness, from a financial point of view, of the Merger Consideration to the holders of the outstanding shares of Xerium common stock;

•	Did not express any view or opinion with respect to the fairness of the Merger, from a financial point of view, to Andritz, Merger Subsidiary and their respective affiliates;

•

Did not address any other term or aspect of the transaction documentation or any term or aspect of any other agreement or instrument contemplated by the transaction documentation or entered into or amended in connection with the Merger, or the impact thereof on Xerium or Andritz; and

•

Did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Xerium’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration.

Xerium did not provide specific instructions to, or place any limitations on, True North with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

In connection with rendering its opinion, True North:

•	Reviewed drafts of the transaction documentation in substantially final form;

•

Reviewed Xerium’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2015, 2016 and 2017, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and its Current Reports on Form 8-K filed since December 31, 2017;

•

Reviewed certain operating and financial information relating to Xerium’s business and prospects, including projections for the four years ending December 31, 2021, all as prepared and provided to True North by Xerium’s management;

•	Met with certain members of Xerium’s senior management to discuss Xerium’s business, operations, historical and projected financial results and future prospects;

•	Reviewed the historical prices, trading multiples and trading volume of the Xerium common stock;

•	Reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which True North deemed generally comparable to Xerium;

•	Reviewed the terms of certain relevant mergers and acquisitions involving companies that True North deemed generally comparable to Xerium;

•	Performed discounted cash flow analyses based on the projections for Xerium furnished to True North by Xerium; and

•	Conducted those other studies, analyses, inquiries and investigations as True North deemed appropriate.

In connection with rendering its opinion, True North further noted that:

•	True North relied upon and assumed, without independent verification, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, including, without limitation, the projections referred to above.

•	With respect to the projections, True North relied on representations that they had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the senior management of Xerium as to the expected future performance of Xerium.

•	True North did not assume any responsibility for the independent verification of any information referred to above, including, without limitation, the projections; True North expressed no view or opinion as to the projections and the assumptions upon which they were based; and True North further relied upon the assurances of the senior management of Xerium that they were unaware of any facts that would have made the information and projections incomplete or misleading.

•	In arriving at its opinion, True North did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Xerium, nor was True North furnished with any such appraisals.

•	During the course of True North’s engagement, True North was asked by the Board to solicit indications of interest from various third parties regarding a transaction with Xerium, and True North considered the results of such solicitation in rendering its opinion.

•	True North assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained.

•	True North assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Merger Agreement without any amendments or modifications, the effect of which would be in any way meaningful to True North’s analysis.

•	True North is not a legal, regulatory, tax or accounting expert.

•	True North did not express any opinion as to the price or range of prices at which the shares of Xerium common stock may trade subsequent to the announcement of the Merger.

Summary of Analyses

The following is a summary of the principal financial and valuation analyses performed by True North and presented to the Board in connection with rendering its fairness opinion.

Some of the financial and valuation analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial and valuation analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of True North’s financial and valuation analyses.

Stock Price Trading History and Valuation Considerations

•	True North indicated that from June 21, 2017 through June 21, 2018, Xerium common stock generally traded in a range of approximately $4.00 to $7.00 per share. Among other things, True North noted that the transaction price of $13.50 exceeded the closing price of $6.61 per share on June 21, 2018.

•	Xerium’s high leverage, low liquidity, and lower growth than its competitors, based on perceptions by analysts and the market, have contributed to depressing the trading multiple of Xerium common stock. As a result, Xerium trades at a 1x to 4x Adjusted EBITDA multiple discount to its peers.

Transaction Valuation Overview

Based on the transaction price of $13.50 per share, True North reviewed the implied (i) transaction enterprise value/forward Adjusted EBITDA multiples, and (ii) transaction price/forward earnings multiples. True North also calculated the transaction price premia in relation to various Xerium common stock prices that were based on (i) the closing price as of June 21, 2018, (ii) the unaffected stock price as of March 16, 2018 (the last trading day before Xerium’s announcement of its review of strategic alternatives), (iii) the 30-day and 90-day average prices as of June 21, 2018 and (iv) the 52-week high and 52-week low prices as of June 21, 2018.

Transaction Premia and Implied Transaction Multiples

Transaction Price per Share		$13.50
Acquisition Premium/(Discount) Relative to:
Closing Stock Price as of June 21, 2018	$6.61	104.2%
Unaffected Stock Price as of March 16, 2018.	5.47	146.8
30-Day Average Price as of June 21, 2018	7.03	92.2
90-Day Average Price as of June 21, 2018	6.68	102.0
52-Week High Price as of June 21, 2018	7.54	79.0
52-Week Low Price as of June 21, 2018	3.76	259.0
Transaction Enterprise Value/2018E Adjusted EBITDA:
Xerium Management Estimates		7.1	x
Transaction Enterprise Value/2019E Adjusted EBITDA:
Xerium Management Estimates		7.0	x
Transaction Enterprise Value/2018E Adjusted EBITDA - Capex:
Xerium Management Estimates		8.3	x
Transaction Enterprise Value/2019E Adjusted EBITDA - Capex:
Xerium Management Estimates		8.1	x

True North’s Valuation Analyses

After evaluating the following valuation techniques, True North concluded that the perpetuity growth-based and terminal multiple discounted cash flow analyses were the most appropriate methodologies to value Xerium due to its highly levered capital structure and depressed equity value.

Discounted Cash Flow Analyses. True North performed discounted cash flow analyses based on Xerium’s projected unlevered after-tax free cash flows and an estimate of its terminal value at the end of the projection horizon.

In performing its discounted cash flow analyses:

•	True North based its discounted cash flow analyses on the four-year projections provided by Xerium’s management.

•	True North estimated Xerium’s weighted average cost of capital to be within a range of 11.1% to 12.8% based on, among other factors, (i) a review of Xerium’s Capital IQ five-year historical adjusted beta and its Capital IQ two-year historical adjusted beta as well as similar beta information for comparable companies, (ii) True North’s estimate of the U.S. equity risk premium, (iii) Xerium’s assumed target capital structure on a prospective basis (calculated as using the average Debt / Equity ratio of Xerium and comparable companies) and (iv) True North’s investment banking and capital markets judgment and experience in valuing companies similar to Xerium.

•

In calculating Xerium’s terminal value for purposes of its discounted cash flow analyses, True North used a reference range of (i) perpetual growth rates of 0.0% to 2.0% and (ii) terminal enterprise value/trailing Adjusted EBITDA multiples of 6.0 to 8.0x. The terminal values implied by the aforementioned perpetual growth rates and terminal multiple reference ranges were cross-checked for reasonableness by reference to the respective implied terminal multiples and perpetual growth rates.

•

True North’s discounted cash flow analyses resulted in an overall reference range of $5.00 to $15.10 per share using the perpetual growth rate method and a range of $7.70 to $16.80 per share using the terminal multiple method for purposes of valuing Xerium’s common stock.

•	True North noted that the transaction price of $13.50 compared favorably to the aforementioned valuation reference range based on the discounted cash flow analyses.

Comparable Company Analysis. True North compared and analyzed Xerium’s historical stock price performance, historical and projected financial performance and valuation metrics against other publicly traded companies in the paper machinery sector.

The following publicly traded paper machinery industry comparable companies were used in the analysis of Xerium and were selected on the basis of industry and customer focus and global market scale:

•	Andritz

•	Valmet Oyj

•	Albany International Corp.

•	Kadant Inc.

True North calculated the following trading multiples for the above comparable companies based on Wall Street consensus estimates and the most recent publicly available filings:

Selected Paper Machinery

Peer Group Trading Multiples

	Enterprise Value / Adjusted EBITDA				Price as of June 21, 2018 / Earnings Per Share
	2018E		2019E		2018E		2019E
Peer: Mean	9.3	x	8.5	x	19.7	x	17.0	x
Median	9.5		8.6		18.0		15.7
High	11.3		10.2		26.4		21.9
Low	7.0		6.6		16.3		14.6
Xerium:
Trading Basis	5.9	x	5.8	x	35.5	x	13.1	x
Merger Basis	7.1		7.0		71.1		27.0

In performing its comparable company analysis:

•

True North selected a reference range of trading multiples as follows: (i) trading enterprise value/forward Adjusted EBITDA multiple range of 6.0x to 8.0x based on 2018E multiples of Andritz and Valmet Oyj (due to a comparable growth profile) and (ii) trading price/forward earnings multiple range of 15.0x to 17.0x based on 2018E multiples of Andritz and Valmet Oyj.

•

True North’s analysis of the comparable companies resulted in an overall reference range of $7.00 to $18.80 per share on an enterprise value / Adjusted EBITDA basis (without having assumed any acquisition premium) and a range of $2.80 to $3.20 per share on a price / earnings basis for purposes of valuing Xerium’s common stock.

•	True North noted that the transaction price of $13.50 compared favorably to the aforementioned valuation reference range based on the comparable company analysis.

•

True North noted that although instructive, the comparable companies analysis was not given substantial weight in its overall analysis because of differences between Xerium and the companies to which it was being compared with respect to financial and operating characteristics and other factors. The differences include, among other factors, that the comparable companies only compete in a small sub-segment of Xerium’s markets and that many have additional substantial lines of business with widely varying operating and growth characteristics. For these reasons, it is difficult to directly compare Xerium to other companies.

Precedent Merger and Acquisition Transactions Analysis. True North reviewed and analyzed certain relevant precedent merger and acquisition transactions during the past several years involving paper machinery. The following precedent merger and acquisition transactions were considered by True North:

•	Kadant Inc.’s acquisition of NII FPG Company

•	Valmet Oyj’s acquisition of Metso’s Process Automation Systems Business Segment

•	Dürr Technologies’ acquisition of HOMAG Group AG

•	Assa Abloy’s acquisition of Cardo AB

A summary of True North’s analysis of the precedent merger and acquisition transactions is presented in the table below:

Selected Paper Machinery

Precedent M&A Transaction Multiples

	Transaction Enterprise Value/
	LTM Adjusted EBITDA		LTM Revenue
Precedent M&A Deals:
Mean	8.8	x	1.3	x
Median	8.2		1.3
High	10.9		2.1
Low	7.3		0.6
Andritz/Xerium Merger	7.6	x	1.5	x

In performing its precedent merger and acquisition transactions analysis:

•

True North selected a reference range of transaction multiples as follows: (i) transaction enterprise value / last twelve months (referred to as “LTM”) Adjusted EBITDA multiple range of 7.2x to 9.2x based on LTM Adjusted EBITDA and (ii) transaction enterprise value / LTM Revenue multiple range of 1.1x to 1.5x based on LTM Revenue.

•

True North’s analysis of the select relevant precedent merger and acquisition transactions resulted in an overall reference range of $1.50 to $16.90 per share for purposes of valuing Xerium’s common stock.

•	True North noted that the transaction price of $13.50 compared favorably to the aforementioned valuation reference range based on the precedent merger and acquisition transactions analysis.

•	True North noted that, though instructive, the comparable transactions suffered from an insignificant amount of directly comparable precedent transactions.

Other Analyses. True North also performed other analyses not relied upon for purposes of its fairness opinion, including a Leveraged Buyout Analysis, a Standalone Discounted Equity Analysis and a Share Price Premium Analysis. True North excluded these analyses from its fairness determination because of the subjective assumptions incorporated in the Leveraged Buyout Analysis, the simplicity involved in the Standalone Discounted Equity Analysis, and the imprecise comparability of any one transaction in the Share Price Premium Analysis, although the mean of the aggregate sample of share premiums is highly supportive of True North’s fairness opinion.

Other Considerations

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial and valuation analyses and the application of those methods to the particular circumstances involved. A fairness opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would in the view of True North create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the True North opinion. In arriving at its opinion, True North:

•	Based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions, capital markets considerations and industry-specific and company-specific factors;

•	Did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the True North opinion; and

•	Arrived at its ultimate opinion on the basis of its experience and professional judgment after considering the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by True North in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of Xerium common stock pursuant to the Merger.

True North also noted that:

•	The analyses performed by True North, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•	None of the public companies used in the comparable company analysis described above are identical to Xerium, and none of the precedent merger and acquisition transactions used in the precedent transactions analysis described above are identical to the Merger.

•	Accordingly, the analyses of publicly traded comparable companies and precedent merger and acquisition transactions are not mathematical; rather, such analyses involve complex considerations and judgments concerning the differences in financial, operating and capital markets-related characteristics and other factors regarding the companies and precedent merger and acquisition transactions to which Xerium and the Merger were compared.

•	The analyses performed by True North do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

The type and amount of consideration payable in the Merger were determined through negotiations between Xerium and Andritz and were approved by the Board. True North provided advice to Xerium during these negotiations. True North did not, however, recommend to Xerium or the Board that any specific amount of consideration be received by the holders of Xerium common stock in connection with the Merger. The decision to enter into the Merger Agreement was solely that of the Board. The True North opinion was just one of the many factors taken into consideration by the Board. Consequently, True North’s analyses should not be viewed as determinative of the decision of the Board with respect to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Xerium common stock pursuant to the Merger.

Pursuant to the engagement letter between True North and Xerium, Xerium has agreed to pay True North a fee totaling approximately $9.1 million, of which $1.5 million was earned upon delivery of its opinion and the remaining portion of which will be payable upon the consummation of the transaction contemplated by the Merger Agreement. In addition, Xerium has agreed to reimburse True North for certain expenses and to indemnify True North against certain liabilities arising out of True North’s engagement.

True North may seek to provide Andritz and its affiliates with certain investment banking and other services unrelated to the Merger in the future.

Certain Projections Prepared by the Management of Xerium

Xerium does not as a matter of course publicly disclose long-term projections of financial performance due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, in connection with the evaluation of strategic alternatives, Xerium provided the Board and True North certain non-public, unaudited, stand-alone financial projections that were prepared by our management, representing management’s best estimate of the future performance of Xerium. The management projections were also provided to Andritz in connection with Andritz’s evaluation of a possible transaction involving Xerium. Specifically, Andritz and all other bidders that signed non-disclosure agreements were provided condensed projected financial information including Net Sales, Gross Profit, Gross Margin, Total Selling, General and Administrative Expenses (referred to as “SG&A”), Operating Income, Cash Interest Expense, Pretax Income, Income Taxes, Net Income and Adjusted EBITDA for the years ending December 31, 2018 through 2021, for their review in connection with evaluation of a transaction with Xerium. The management projections represent forecasted financial information and are included below. The inclusion of this information should not be regarded as an indication that any of Xerium, Andritz, their respective financial advisors or any of their respective representatives or any other recipient of this information considered, or now considers, the management projections to be necessarily predictive of future results.

These management projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Xerium’s management. They are not a guarantee of future financial performance and are subjective in many respects. As a result, the projected results may not be realized and the actual results may be significantly different than the projected results. Since the management projections cover multiple years, these projections, by their nature, become less predictive with each successive year. Xerium stockholders are urged to review Xerium’s SEC filings for a description of risk factors with respect to Xerium’s business. See “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 29 of this proxy statement and “Where You Can Find More Information” beginning on page 90 of this proxy statement. The management projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with U.S. generally accepted accounting principles (referred to as “GAAP”), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the management projections require significant estimates and assumptions that make them inherently less comparable to the similarly titled GAAP measures in Xerium’s historical financial statements.

Neither Xerium’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the management projections contained herein, nor have they expressed any opinion or any other form of assurance on the information or its achievability. The report of Xerium’s independent registered public accounting firm contained in Xerium’s Annual Report on Form 10-K for the year ended December 31, 2017 relates to Xerium’s historical financial information. Such report does not extend to the management projections and should not be read to do so.

Furthermore, the management projections do not take into account any circumstances or events occurring after the date they were prepared.

The following tables present selected management projections for the fiscal years ending 2018 through 2021 for Xerium on a standalone basis.

		Projected
(in thousands, except percentages)	Actual 2017	2018	2019	2020	2021
Net Sales	$481,048	$498,803	$509,350	$520,278	$530,667
Annual revenue growth rate		3.7%	2.1%	2.1%	2.0%
Gross Profit	184,849	193,346	198,555	203,936	208,442
Gross Margin %	38.4%	38.8%	39.0%	39.2%	39.3%
Total SG&A	122,183	120,872	125,921	127,707	128,041
Total SG&A % of Sales	25.4%	24.2%	24.7%	24.5%	24.1%
Operating Income	54,782	69,723	70,634	74,228	78,401
Cash Interest Expense	49,181	48,072	45,309	42,697	39,110
Pretax Income	(1,007)	17,793	20,920	26,818	35,657
Income Taxes	13,639	14,672	12,276	12,787	13,224

Net Income	$(14,626)	$3,121	$8,644	$14,032	$22,434

Adjusted EBITDA (1)	$100,225	$105,751	$107,736	$112,535	$114,715

Adjusted EBITDA Margin	20.8%	21.2%	21.2%	21.6%	21.6%

(1)

Adjusted EBITDA is defined as net income or net loss plus (i) net interest expense, (ii) provision for income taxes, (iii) depreciation and amortization and (iv) other items such as stock-based compensation, restructuring costs, unrealized foreign exchange gains/losses, plant startup costs and other items Xerium does not believe to be indicative of on-going business trends. Adjusted EBITDA is not a defined term under GAAP and should not be used as an alternative to net income or net loss as a measure of operating performance.

The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and EBITDA - Capex for each of the periods indicated:

		Projected
(in thousands, except percentages)	Actual 2017	2018	2019	2020	2021
Net Income	$(14,646)	$3,121	$8,644	$14,032	$22,434
Depreciation and Amortization	33,108	32,312	32,313	32,313	32,313
Interest and Financing Costs	52,815	51,712	49,714	47,410	42,744
Taxes	13,639	14,672	12,276	12,787	13,224

EBITDA	$84,916	$101,817	$102,946	$106,541	$110,714
Stock Based Compensation	1,324	961	2,783	3,987	1,995
Restructuring	7,884	2,751	2,000	2,000	2,000
Impairment of Idle Equipment	94	—	—	—	—
Plant Start Up Costs	721	224	—	—	—
Unrealized Foreign Exchange Loss (Gain)	2,159	(9)	—	—	—
CEO Transition Costs and Other (1)	3,127	7	7	7	7

Adjusted EBITDA	$100,225	$105,751	$107,736	$112,535	$114,715

Adjusted EBITDA Margin	20.8%	21.2%	21.2%	21.6%	21.6%

(1)—CEO transition costs totaled $3,063 in 2017

Adjusted EBITDA	$100,225	$105,751	$107,736	$112,535	$114,715
Capital Expenditures (Capex)	(13,033)	(15,037)	(15,000)	(15,000)	(15,000)

Adjusted EBITDA - Capex	$87,192	$90,714	$92,736	$97,535	$99,715

The management projections also do not take into account any circumstances or events occurring after the date on which they were prepared and do not give effect to the transactions contemplated by the Merger Agreement, including the Merger. The management projections also reflect assumptions as to certain business decisions that are subject to change. None of Xerium, Andritz or their respective affiliates, advisors, officers, employees, directors or their respective representatives undertakes any obligation to update or otherwise revise or reconcile these management projections to reflect circumstances existing after the date the management projections were prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error. None of Xerium, Andritz or their respective affiliates, advisors, officers, employees, directors or their respective representatives has made or makes any representation to any Xerium stockholder or other person regarding Xerium’s ultimate performance compared to the information contained in these management projections or that projected results will be achieved. Xerium has made no representation to Andritz, in the Merger Agreement or otherwise, concerning these management projections.

Since the date of the projections, Xerium has made publicly available its actual results of operations for the fiscal year ended December 31, 2017 and for the quarters ended March 31, 2018 and June 30, 2018. You should review Xerium’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on February 28, 2018, and Xerium’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018, filed on April 30, 2018 and July 26, 2018, respectively, to obtain this information. See “Where You Can Find More Information” beginning on page 90 of this proxy statement.

Interests of the Directors and Executive Officers of Xerium in the Merger

When considering the recommendation of the Board that you vote for the Merger Proposal, you should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder. The Board was also aware of these interests in, among other matters, approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by the stockholders of Xerium. See the sections entitled “The Merger—Background of the Merger” and “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on pages 31 and 40 of this proxy statement, respectively. You should take these interests into account in deciding whether to vote “FOR” the adoption of the Merger Agreement.

These interests are described in more detail below, and certain of them, including the compensation that may become payable in connection with the Merger to Messrs. Staton, Pietrafitta, Pretty, Fracasso, Bly and Bevis, who constitute our named executive officers, which is subject to a non-binding, advisory vote of Xerium’s stockholders, are quantified in the narrative below and under the heading “Proposal No. 3: Advisory Vote Regarding Merger-Related Named Executive Officer Compensation” beginning on page 83 of this proxy statement. The dates used below to quantify these interests have been selected for illustrative purposes only and do not necessarily reflect the dates on which certain events will occur. Note that, in accordance with SEC rules we are required to include this information with respect to certain individuals who were executive officers of Xerium at any time since January 1, 2017, and therefore include information with respect to Mr. Bevis, who is no longer employed with Xerium.

Treatment of Xerium Equity Awards in the Merger

Certain of our directors and executive officers hold outstanding Xerium RSUs and/or DSUs. None of our directors or executive officers hold any outstanding Xerium stock options.

Effective as of immediately prior to the Effective Time, each of our Time-Based RSUs (i) shall automatically become fully vested and the restrictions thereon shall lapse and (ii) by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and converted into the right to receive an amount in cash equal to the product obtained by multiplying (A) the aggregate number of shares of Xerium common stock subject to such Time-Based RSUs by (B) the Merger Consideration, subject to any applicable withholding or other taxes required by applicable law.

Effective as of immediately prior to the Effective Time, each of our outstanding PSUs (i) shall automatically become fully vested, and the restrictions thereon shall lapse, with respect to that number of shares of Xerium common stock subject to such award that would be earned at 100% of the target level and (ii) by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and converted into the right to receive an amount in cash equal to the product obtained by multiplying (A) the aggregate number of shares of Xerium common stock subject to such Vested PSUs by (B) the Merger Consideration, subject to any applicable withholding or other taxes required by applicable law.

Effective as of immediately prior to the Effective Time, each of our outstanding DSUs shall be redeemed for one share of Xerium common stock in accordance with the terms of the applicable DSU award and payment of the Merger Consideration in respect of any such shares of Xerium common stock received shall be made as provided in the Merger Agreement or such later date as may be required under the terms of the applicable DSU award to avoid a violation of Section 409A of the Code.

The following table sets forth for each individual the aggregate number of shares of Xerium common stock subject to Time-Based RSUs, PSUs and DSUs held as of August 1, 2018. The amounts shown in this table do not include (i) shares of Xerium common stock already owned by the executive officer or director (which shares will be converted into the right to receive the Merger Consideration on the same basis as all other shares of Xerium common stock) or (ii) phantom stock units held by our executive officers or shares subject to Mr. Staton’s special incentive opportunity, which are discussed and presented below.

Executive Officer/Director	Number of Time-Based RSUs	Number of PSUs	Number of DSUs (1)
Mark Staton	—	—	—
Clifford E. Pietrafitta	15,410	28,620	—
David Pretty	18,836	34,980	—
Eduardo Fracasso	10,274	19,080	—
Robert P. Burke	8,562	15,900	—
Michael Bly	13,356	24,804	—
William S. Butterfield	9,589	17,807	—
Phillip B. Kennedy	—	—	—
Harald Weimer	—	—	—
Roger A. Bailey	—	—	—
Ambassador April H. Foley	—	—	8,234
Joseph J. Gurandiano	—	—	5,784
John F. McGovern	—	—	64,285
Mitchell I. Quain	—	—	19,765
Alexander Toeldte	—	—	—
James F. Wilson	—	—	2,228

(1)	DSUs are ordinarily payable six months following the director’s departure from the Board of Directors, except for 3,556 DSUs held by Mr. Gurandiano, which would be payable immediately upon departure.

Outstanding Phantom Stock Unit Awards

In addition to stock options, Time-Based RSUs, PSUs and DSUs, our executive officers have received awards of phantom stock units pursuant to our 2017–2019 Long-Term Incentive Plan and our 2018–2020 Long-Term Incentive Award Plan (referred to as the “Phantom Stock Plans”). Each award of phantom stock units represents the right to receive a cash payment upon vesting based on the price of our common stock and was originally scheduled to vest on the three-year anniversary of the date of grant. 50% of each award was designated as time-based units that were subject only to continued employment through the vesting date and 50% of each award was designated as performance based units that were eligible to vest at a level of 0% to 200% of the target award based on our level of achievement of certain Adjusted EBITDA and return on net assets goals. The Phantom Stock Plans provide that upon the consummation of the Merger, all phantom stock units will immediately vest, with the performance-based units being deemed earned at the target level of 100%. Upon consummation of the Merger, the executive officers will be entitled to receive, with respect to each vested phantom stock unit, an amount equal to the Merger Consideration, as illustrated in the following table:

Executive Officer	Number of Time-Based Phantom Stock Units	Number of Performance- Based Phantom Stock Units	Cash Payment Amount
Mark Staton	93,004	93,004	$2,511,108
Clifford E. Pietrafitta	46,502	46,502	$1,255,554
David Pretty	46,502	46,502	$1,255,554
Eduardo Fracasso	27,902	27,901	$753,341
Robert P. Burke	27,902	27,901	$753,341
Michael Bly	36,272	36,272	$979,344
William S. Butterfield	27,173	27,172	$733,658
Phillip B. Kennedy	26,080	26,079	$704,147
Harald Weimer	16,969	16,968	$458,150

Special Incentive Opportunity For Mark Staton

In connection with his commencement of employment with us in 2017, we provided a special incentive award opportunity to Mr. Staton (referred to as the “special incentive opportunity”), pursuant to which he was eligible to earn a specified number of shares of our common stock based on our average stock price reaching certain specified levels over a 42-month period following his commencement of employment. The number of shares that would be earned depended on the level to which our stock price rose and date on which such price levels were attained. The threshold number of shares that was eligible to be earned was 100,000 and the maximum number of shares was 600,000, with the actual number of shares based on a matrix that was included in Mr. Staton’s employment agreement. Mr. Staton’s employment agreement provides that upon a change in control, Mr. Staton will be entitled to receive the number of shares that would have been earned based on the stock price paid in the transaction and the date on which the definitive agreements governing the transaction are executed.

In connection with the execution of the Merger Agreement, we amended Mr. Staton’s employment agreement to clarify, consistent with the original intent of the arrangement, that the actual number of shares awarded would be based on linear interpolation between the specific stock price levels identified in the employment agreement matrix. Pursuant to this special incentive opportunity, upon consummation of the Merger, Mr. Staton will be entitled to a cash payment in the amount of $5,751,000, representing 426,000 shares of our common stock. This is in addition to the amounts shown in the tables above relating to RSUs, PSUs and the Phantom Stock Plans.

Employment and Severance Arrangements

Several of Xerium’s current and former executive officers are party to arrangements that provide certain payments and other benefits in the event of certain termination events, including upon a qualifying termination of employment in connection with a change in control of Xerium.

Mark Staton. Mr. Staton serves as a Director and as our President and Chief Executive Officer. If Mr. Staton terminates his employment other than for “good reason” (as defined in his employment agreement), he is entitled to his unpaid salary and benefits through his date of termination. If his employment terminates because of his death or disability, then he is entitled to his earned and unpaid salary through his date of termination and the payout he would have earned under our annual bonus plan for the year in which the termination occurs, prorated to reflect the number of days that he worked in the year. If we terminate his employment for any reason other than “cause” (as defined in his employment agreement), or if he terminates his employment for “good reason,” in either case not within two years after certain specified change in control transactions, then he is entitled to (i) receive an amount in cash equal to 1.5 times his base salary paid over the following 18 months, (ii) payment of his COBRA premiums for a period of up to 18 months following the date of termination if he elects to continue participating in Xerium’s healthcare plans pursuant to COBRA, (iii) outplacement services and financial planning assistance consistent with such services available to other senior officers, (iv) receive the payout he would have earned under our annual bonus plan for the year in which the termination occurs, prorated to reflect the number of days that he worked in the year, (v) a prorated portion of all unvested outstanding phantom stock units, and (vi) shares of common stock underlying his special incentive opportunity to the extent that any such shares are earned based on our stock price level within the six month period after his date of termination.

If any such termination occurs within two years following certain specified change of control transactions, including the Merger, then he is entitled to (i) receive an amount in cash equal to two times his base salary paid in a lump sum, (ii) payment of his COBRA premiums for a period of up to 24 months following the date of termination if he elects to continue participating in Xerium’s healthcare plans pursuant to COBRA, and (iii) receive the payout he would have earned under our annual bonus plan for the year in which the termination occurs, prorated to reflect the number of days that he worked in the year.

If we terminate his employment for “cause,” he is entitled only to payment of his earned and unpaid base salary for the period prior to termination. The timing of certain of the payments described above may be delayed under Section 409A of the Code.

Harald Weimer. We have entered into a service contract with Harald Weimer, Xerium’s President of Europe, pursuant to which, if we terminate his employment for any reason other than for “good cause” (as described in his service contract), Mr. Weimer is entitled to receive his base salary for 12 months, provided that, if we terminate Mr. Weimer’s employment for reasons other than his inability to provide services or his violation of his contractual or legal duties and, in any case, the notice of termination is issued within three months prior to or within two years following a change in control, Mr. Weimer is entitled to receive his base salary for 18 months.

Other Executives.

We have entered into employment agreements with Clifford E. Pietrafitta, David Pretty, Eduardo Fracasso, Robert P. Burke, Michael F. Bly, William Butterfield and Phillip B. Kennedy that provide certain payments and other benefits in the event of certain termination events, including upon a qualifying termination of employment in connection with a change in control of Xerium.

Under their agreements, if we terminate the executive’s employment for any other reason (other than “cause” (as defined in the employment agreement)), or if he terminates his employment for “good reason,” then he is entitled under his employment agreement to (i) receive his base salary for one year (18 months in the case of Mr. Bly) and (ii) participate in medical/dental benefit plans for the same amount of time (or such longer period as may be provided in our benefit plans). If any such termination occurs within three months prior to or two years following certain specified change of control transactions, including the Merger, then the period of base salary and medical/dental benefit continuation shall be 18 months instead of one year (24 months in the case of Mr. Bly).

If we terminate the executive’s employment for “cause,” he is entitled only to payment of his earned and unpaid base salary for the period prior to termination. The timing of certain of the payments described above may be delayed under Section 409A of the Code.

Each of these executives who is subject to U.S. federal income tax is expected to enter into an amendment to their employment agreement, effective on or prior to the closing of the Merger, that will provide, among other things, that if any amounts will become subject to the excise tax imposed by Section 4999 of the Code, then such amounts will be reduced so as not to become subject to such excise tax, but only if the net amount of such payments as so reduced is greater than or equal to the net amount of such payments without such reduction.

In addition to the foregoing, pursuant to an arrangement approved by the Board in March 2018, Mr. Kennedy will be entitled to receive a one-time special cash bonus in an amount equal to $125,000, payable within 30 days after the Effective Time. This bonus will be payable regardless of whether Mr. Kennedy incurs a qualifying termination in connection with the Merger.

2018 Management Incentive Compensation Program

Each of Xerium’s executive officers participates in Xerium’s 2018 Management Incentive Compensation program (referred to as the “2018 MIC”). Each executive officer has an individual target award opportunity under the 2018 MIC, expressed as a percentage of eligible earnings. The target bonus opportunity for our executive officers is 50% of their annual base salary (100% of annual base salary for Mr. Staton). Based upon achievement of Xerium’s corporate performance goals that are established by the Board’s Compensation Committee, each executive officer will receive, following the applicable plan year, a payment of between 25% and 180% of his or her target bonus opportunity, provided that the minimum thresholds have been met.

In the event of a change in control prior to the close of a performance year, the performance year will be deemed to end on the effective date of such transaction and the performance metrics shall be deemed achieved to the extent that the applicable performance metrics are achieved for the shortened performance year based on the financial information available to Xerium. In the event that such performance metrics have been achieved, if the 2018 MIC (or an equivalent plan approved by the Board that is no less lucrative or generous than the 2018 MIC) is not continued for the period from the end of the performance year to the end of calendar year 2018, the full amount of the award will be payable to each participating employee in cash promptly following the change in control. In the event such performance metrics have been achieved and the 2018 MIC (or an equivalent plan approved by the Board that is no less lucrative or generous than the 2018 MIC) is continued for the period from the end of the performance year to the end of the calendar year 2018 (subject to an adjustment for any payments made at the effective date of the change in control), the amount of the award shall be prorated through the date of the change in control.

Employee Benefits

The Merger Agreement requires Andritz to cause Xerium to continue to provide certain compensation and benefits for a one-year period following the Effective Time and to take certain actions in respect of employee benefits provided to Xerium employees, including its executive officers. For a detailed description of these requirements, please see “The Merger Agreement—Other Covenants and Agreements—Employee Matters” beginning on page 74 of this proxy statement.

Insurance and Indemnification of Directors and Executive Officers

Under the Merger Agreement, Andritz has agreed to indemnify the present and former officers and directors of Xerium for acts or omissions occurring at or prior to the Effective Time existing as of June 24, 2018 as provided in our certificate of incorporation and by-laws in effect on June 24, 2018, for a period of six years after the Effective Time. In addition, prior to the Effective Time, Xerium is required to or, if Xerium is unable to, Andritz will cause the surviving corporation as of or after the Effective Time to, purchase a certain six-year prepaid “tail” policy for such directors and officers or otherwise provide for continuation of the coverage no less favorable than Xerium’s existing directors’ and officers’ liability insurance policies. For a detailed description of these requirements, please see “The Merger Agreement—Other Covenants and Agreements—Indemnification of Directors and Officers; Insurance” beginning on page 76 of this proxy statement.

Voting Agreements

Certain stockholders of Xerium, including each member of the Board, in their respective capacities as holders of shares of Xerium common stock, collectively representing ownership of approximately 21.6% of the outstanding shares of Xerium common stock as of the Record Date, have entered into Voting Agreements with Andritz pursuant to which, among other things and subject to the terms and conditions therein, each of them has agreed to vote their shares of Xerium common stock in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, and against any alternative competing proposal. In addition, each stockholder party to a Voting Agreement waived his, her or its appraisal rights and provided an irrevocable proxy to Andritz to vote in favor of the Merger Proposal, including voting for the adoption of the Merger Agreement. Each Voting Agreement, other than the Wynnefield Voting Agreement, terminates upon the earliest to occur of (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms; (iii) the Board changing its recommendation that Xerium’s stockholders adopt the Merger Agreement in accordance with the terms of the Merger Agreement; or (iv) the conclusion of the stockholders’ meeting. The Wynnefield Voting Agreement terminates upon the earliest to occur of the events set forth in the prior sentence, any material breach by Andritz of a representation, warranty, covenant or agreement made by Andritz in the Wynnefield Voting Agreement or the Merger Agreement, whether or not Xerium has terminated the Merger Agreement in response to such breach, or, at the option of the funds that are signatories to the Wynnefield Voting Agreement, October 31, 2018.

Financing of the Merger

The Merger Agreement is not conditioned upon receipt of financing by Andritz. We anticipate that the total amount of funds necessary to consummate the Merger and the Transactions, not including fees and expenses, will be approximately $232 million, including the estimated funds needed to (i) pay our stockholders the Merger Consideration due to them under the Merger Agreement; and (ii) make payments in respect of outstanding RSUs and DSUs pursuant to the Merger Agreement. We understand that Andritz expects to use cash on hand and other funds available to it to fund the acquisition of Xerium.

Closing and Effective Time of the Merger

Unless another date is agreed by the parties, the closing of the Merger will take place no later than the second business day following the satisfaction or, to the extent permitted by law, waiver of all conditions to closing (described under “The Merger Agreement—Conditions to the Merger” beginning on page 77 of this proxy statement) other than those conditions to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions.

Concurrently with the closing, Xerium will cause to be filed an executed certificate of merger with respect to the Merger with the Delaware Secretary of State as provided under the DGCL. The Merger will become effective upon the filing of such certificate of merger, or at such later date and time as is agreed by Xerium, Andritz and Merger Subsidiary and specified in such certificate of merger.

Appraisal Rights

If the Merger is consummated, Xerium’s stockholders will be entitled to appraisal rights in connection with the Merger under Section 262 provided they comply with the conditions established by Section 262.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Appendix B. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under Section 262, record holders of Xerium common stock who make the demand described below with respect to such shares, do not vote in favor of the Merger Proposal, continuously hold such shares through the Effective Time, and otherwise comply with the statutory requirements of Section 262 will be entitled to an appraisal of their shares of our common stock and to receive payment in cash for the fair value of their shares as of the Effective Time, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of the shares of our common stock as determined by the Delaware Court of Chancery may be more than, less than, or equal to the Merger Consideration per share that holders thereof are otherwise entitled to receive under the terms of the Merger Agreement. Stockholders should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, is not an opinion as to, and does not otherwise address “fair value” under Section 262 of the DGCL. All references in this summary of appraisal rights to a “stockholder” or “holders of shares” are to the record holder or holders of such shares of our common stock.

Under Section 262, when a merger agreement is to be submitted by a corporation’s board of directors for adoption at a meeting of such corporation’s stockholders, not less than 20 days before such meeting, the corporation submitting the matter to a vote of stockholders must notify the stockholders who were stockholders on the record date for notice of such meeting with respect to shares for which appraisal rights will be available pursuant to Section 262 that such appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes Xerium’s notice to its stockholders that appraisal rights are available in connection with the Merger and the full text of Section 262 is attached to this proxy statement as Appendix B, in compliance with the requirements of Section 262. Stockholders who wish to exercise such appraisal rights should carefully review the text of Section 262 contained in Appendix B. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of such stockholder’s appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising appraisal rights, Xerium believes that a stockholder considering the exercise of such rights should seek the advice of legal counsel.

Stockholders who wish to exercise their appraisal rights of their shares of our common stock must deliver to Xerium a written demand for appraisal of the holder’s shares before the vote is taken to approve the Merger Proposal. The demand must reasonably inform Xerium of the identity of the holder of record of shares who intends to demand appraisal of his, her or its shares. A stockholder seeking appraisal of his or her shares may not vote or submit a proxy in favor of the Merger Proposal. If a stockholder fails to deliver such written demand or votes or submits a proxy in favor of the Merger Proposal, such stockholder may remain entitled to receive the per share Merger Consideration for his, her or its shares of our common stock but will not have appraisal rights with respect to such shares. In addition, a holder of shares wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold such shares of record through the Effective Time.

A proxy that is submitted and does not contain voting instructions will, unless properly revoked, be voted “FOR” the Merger Proposal, and it will result in the loss of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote “AGAINST” the Merger Proposal or “ABSTAIN” from voting on the Merger Proposal. Voting against or failing to vote on the Merger Proposal by itself does not constitute a demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Proposal.

All demands for appraisal should be addressed to:

Xerium Technologies, Inc.

Attention: Secretary

14101 Capital Boulevard

Youngsville, NC 27596

Such demands for appraisal must be delivered to Xerium before the vote is taken to approve the Merger Proposal at the special meeting, and must be executed by, or on behalf of, the stockholder. The demand will be sufficient if it reasonably informs Xerium of the identity of the stockholder and the intention of the stockholder to demand appraisal of the “fair value” of his, her or its shares of our common stock. A stockholder’s failure to deliver to Xerium the written demand prior to the taking of the vote on the Merger Proposal at the special meeting will result in the loss of appraisal rights.

Only a holder of record is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a stockholder must be made by, or on behalf of, the record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, and in the case of uncertificated shares, should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name. The demand must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the Merger. The demand cannot be made by the person having a beneficial interest in such shares if he or she does not also hold such shares of record. A person having a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. If shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), bank or other nominee, such demand must be executed by or for the record owner. If a stockholder holds shares through a broker or bank who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. If a stockholder holds through a broker, bank or other nominee and wishes to exercise appraisal rights, such stockholder should consult with his, her or its broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, bank or other nominee, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

Within 10 days after the Effective Time, the surviving corporation in the Merger must give written notice of the Effective Time to each stockholder who has demanded appraisal in accordance with Section 262 and who did not vote in favor of the Merger Proposal. At any time within 60 days after the Effective Time, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the stockholder’s demand and accept the Merger Consideration for that holder’s shares of our common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of his, her or its shares of our common stock determined in any such appraisal proceeding, which value may be more than, less than, or equal to the Merger Consideration per share.

Within 120 days after the Effective Time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such petition and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. In the event that the surviving corporation does not file such petition, it is the obligation of the holders of our common stock to initiate all necessary action to perfect their appraisal rights with respect to shares within the time prescribed in Section 262. In addition, within 120 days after the Effective Time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger Proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person and for which appraisal has been properly demanded may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to stockholders who have demanded appraisal from the Delaware Register in Chancery, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold shares represented by certificates, to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. Additionally, because our common stock will have been publicly listed on the New York Stock Exchange, the Delaware Court of Chancery is required under Section 262 to dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of our common stock or (ii) the value of the Merger Consideration for such total number of shares of our common stock exceeds $1 million.

After determination of the stockholders entitled to appraisal of their shares, the Delaware Court of Chancery will appraise the shares, determining their fair value as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value by the surviving corporation to the stockholders entitled thereto. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as provided in the following sentence, interest from the Effective Time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the appraisal proceeding, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in the preceding sentence only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of shares as determined by the Delaware Court of Chancery and (ii) interest theretofore accrued, unless paid at that time.

Neither Xerium nor Andritz anticipates offering more than the Merger Consideration provided for in the Merger Agreement to any stockholder exercising appraisal rights and they reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of our common stock is less than the per share Merger Consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., 457 A.2d 701 (Del. 1983), the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the surviving corporation. In Dell, Inc. v. Magnetar Global Event Driven Master Fund Ltd., 177 A.3d 1 (Del. 2017) and DFC Global Corp. v. Muirfield Value Partners, L.P., 172 A.3d 346 (Del. 2017), the Delaware Supreme Court confirmed that while the Court has not adopted a presumption in favor of deal price, the deal price may be considered as a factor.

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., 634 A.2d 345 (Del. 1993), the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Each dissenting stockholder is responsible for his, her or its attorneys and expert witness expenses, although upon the application of a dissenting stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the Effective Time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares other than with respect to payment as of the Record Date prior to the Effective Time.

Failure to comply strictly with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights.

U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the U.S. federal income tax consequences of the Merger that are relevant to holders of shares of Xerium common stock whose shares are converted into the right to receive cash pursuant to the Merger. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based upon the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (referred to as the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of Xerium common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes) and does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income). In addition, this summary does not address the U.S. federal income tax consequences to holders of shares who exercise appraisal rights under the DGCL. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder or both, as the context may require.

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances, including:

•

holders who may be subject to special treatment under U.S. federal income tax laws, such as: financial institutions, tax-exempt organizations, S corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes, insurance companies, mutual funds, dealers in stocks and securities, traders in securities that elect to use the mark-to-market method of accounting for their securities, regulated investment companies, real estate investment trusts, or certain expatriates or former long-term residents of the United States;

•	holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

•	holders subject to the alternative minimum tax;

•	holders that received their shares of Xerium common stock in a compensatory transaction;

•	holders who own an equity interest, actually or constructively, in Andritz or the surviving corporation; or

•	U.S. Holders whose “functional currency” is not the U.S. dollar.

If a partnership (including an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds shares of Xerium common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding the shares of Xerium common stock and partners therein should consult their tax advisors regarding the consequences of the Merger.

We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR OTHER TAX LAWS.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Xerium common stock who or that is for U.S. federal income tax purposes:

•	An individual who is a citizen or resident of the United States;

•	A corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	An estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	A trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of Xerium common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than 1 year at the time of the consummation of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder. There are limitations on the deductibility of capital losses.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of Xerium common stock who or that is not a U.S. Holder or partnership for U.S. federal income tax purposes.

Special rules not discussed below may apply to certain Non-U.S. Holders subject to special tax treatment such as “controlled foreign corporations” or “passive foreign investment companies.” Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in light of their particular circumstances.

Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable tax treaty);

•

such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable tax treaty); or

•

we are or have been a “United States real property holding corporation” (referred to as a “USRPHC”), at some point during the applicable statutory period, and the Non-U.S. Holder’s shares of Xerium common stock represent a “U.S. real property interest” (referred to as a “USRPI”), under the Foreign Investment in Real Property Tax Act (referred to as “FIRPTA”).

Under FIRPTA, dispositions of a USRPI by a foreign person are generally subject to U.S. federal income taxation. Shares in a USRPHC with at least one class of stock that is regularly traded on an established securities market generally will be considered a USRPI with respect to a foreign person only if such foreign person holds more than 5% of the value of the regularly traded class of stock.

We believe that we have not been a USRPHC during the applicable statutory period. Therefore, the sale of any shares of Xerium common stock held by a Non-U.S. Holder should not be subject to U.S. taxation under the FIRPTA rules.

Regulatory Approvals Required for the Merger

HSR Act and U.S. Antitrust Matters

Under the HSR Act, and the rules promulgated thereunder by the FTC, the Merger cannot be consummated until Xerium and Andritz each file a notification and report form with the FTC and the Antitrust Division of the Department of Justice under the HSR Act and the applicable waiting period thereunder has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. Xerium and Andritz and their respective affiliates filed their respective HSR Act notifications on July 16, 2018.

At any time before or after consummation of the Merger, notwithstanding the expiration or termination of the waiting period under the HSR Act, the Antitrust Division of the Department of Justice or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the consummation of the Merger, and notwithstanding the expiration or termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. On July 27, 2018, the FTC notified Xerium and Andritz that their request for early termination of the applicable waiting period was granted.

Foreign Antitrust Matters

Andritz and Xerium also plan to submit antitrust filings in four additional jurisdictions—Germany, Austria, Colombia and Brazil.

In the case of each of Germany, Austria, Colombia and Brazil, Andritz submitted a joint filing on behalf of both itself and Xerium in late July 2018. In Germany, a notification to the Federal Cartel Office (Bundeskartellamt) is required, and there is an initial one-month waiting period. If the Bundeskartellamt determines that a Phase 2 review is required, the waiting period will be extended for an additional three months. In Austria, there is a four-week waiting period after submission of the filing to the Federal Competition Authority (Bundeswettbewerbsbehörde), with the possibility of extension if the authorities determine that an in-depth review is necessary. The filing in Colombia is with the Superintendence of Industry and Commerce (Superintendencia Industria y Comercio), and if the Transactions qualify for “fast-track” treatment the review period will be 30 business days from the date of filing. If a full review is initiated in Colombia, the review period may be up to three months after all requested information is submitted. In Brazil, the filing is submitted to the Administrative Council for Economic Defense (Conselho Administrativo de Defesa Econômica) and the waiting period expires 30 days after filing if the Transactions qualify for summary procedure. If a full review is required, the review period can be up to 240 days, although this period can be further extended upon request.

Litigation

On July 30, 2018, an alleged stockholder of the Company filed a putative securities class action complaint against the Company and its directors in the United States District Court for the District of Delaware, captioned Akouka v. Xerium Technologies, Inc., et al., No. 1:18-cv-01116-UNA. The complaint purports to be brought on behalf of all of the public stockholders of the Company’s common stock. It asserts that the Company and its directors violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 14a-9 promulgated thereunder by providing allegedly incomplete and misleading information about the Merger in the preliminary proxy statement filed on July 16, 2018. The complaint seeks to enjoin the Merger and any steps taken to consummate the Merger, in addition to seeking damages in the event that the Merger is consummated.

On August 1, 2018, an alleged stockholder of the Company filed a putative securities class action complaint against the Company and its directors in the United States District Court for the District of Delaware, captioned Niesyn v. Xerium Technologies, Inc., et al., No. 1:18-cv-01133-UNA. The complaint purports to be brought on behalf of all of the public stockholders of the Company’s common stock. It asserts that the Company and its directors violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 14a-9 promulgated thereunder by providing allegedly incomplete and misleading information about the Merger in the preliminary proxy statement filed on July 16, 2018. The complaint seeks to enjoin the Merger, in addition to seeking damages in the event that the Merger is consummated.

On August 2, 2018, an alleged stockholder of the Company filed a putative securities class action complaint against the Company and its directors in the United States District Court for the District of Delaware, captioned Atherton v. Xerium Technologies, Inc., et al., No. 1:18-cv-01154-UNA. The complaint purports to be brought on behalf of all of the public stockholders of the Company’s common stock. It asserts that the Company and its directors violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 14a-9 promulgated thereunder by providing allegedly incomplete and misleading information about the Merger in the preliminary proxy statement filed on July 16, 2018. The complaint seeks to enjoin the Merger and any steps taken to consummate the Merger, in addition to seeking damages in the event that the Merger is consummated.

The Company and the Board believe these lawsuits are without merit.

Delisting and Deregistration of Xerium Common Stock

If the Merger is consummated, following the Effective Time, the common stock of Xerium will cease trading on the New York Stock Exchange and will be deregistered under the Exchange Act. As such, we would no longer file periodic reports with the SEC.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the Merger Agreement. This summary is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Appendix A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Xerium contained in this proxy statement or in Xerium’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Xerium contained in the Merger Agreement and described in this summary. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were solely for the benefit of the parties to such agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and discussed in the foregoing description, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and are also qualified in important part by a confidential disclosure letter delivered by Xerium to Andritz in connection with the Merger Agreement. Investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement or in the public filings made by Xerium with the SEC.

Additional information about Xerium may be found elsewhere in this proxy statement and Xerium’s other public filings. See “Where You Can Find More Information” beginning on page 90 of this proxy statement.

When the Merger Becomes Effective

The closing of the Merger will take place at the offices of Latham & Watkins, 885 Third Avenue, New York, New York 10022, on a date to be specified by the parties, but no later than the second business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), unless another time, date or place is agreed to in writing by Xerium and Andritz.

Concurrently with the closing, Xerium will cause to be filed an executed certificate of merger with respect to the Merger with the Delaware Secretary of State as provided under the DGCL. The Merger will become effective upon the filing of such certificate of merger, or at such later date and time as is agreed by Xerium, Andritz and Merger Subsidiary and specified in such certificate of merger.

Structure of the Merger; Certificate of Incorporation; By-Laws; Directors and Officers

Upon the terms and conditions of the Merger Agreement, at the Effective Time, Merger Subsidiary will merge with and into Xerium and the separate corporate existence of Merger Subsidiary will cease, with Xerium continuing as the surviving corporation and an indirect wholly owned subsidiary of Andritz. The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the surviving corporation until amended in accordance with applicable law. The by-laws of Merger Subsidiary in effect at the Effective Time shall be the by-laws of the surviving corporation until amended in accordance with applicable law. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the surviving corporation and (ii) the officers of Xerium at the Effective Time shall be the officers of the surviving corporation.

Effect of the Merger on Xerium Common Stock

At the Effective Time, each share of Xerium common stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares, Converted Shares and Dissenting Shares) will be converted into the right to receive the Merger Consideration. From and after the Effective Time, such Xerium common stock will no longer be outstanding, will automatically be cancelled, and will cease to exist, and each holder of a share of common stock will cease to have any rights with respect thereto, except the right to receive, upon surrender of Certificates or Book-Entry Shares, the Merger Consideration.

At the Effective Time, any shares of Xerium common stock that are Cancelled Shares will automatically be cancelled and retired and will cease to exist, and no consideration or payment will be delivered in exchange for such shares. At the Effective Time, any shares of Xerium common stock that are Converted Shares will be converted into such number of shares of stock of the surviving corporation such that each such subsidiary of Xerium or Andritz owns the same percentage of the outstanding capital stock of the surviving corporation immediately following the Effective Time as such subsidiary of Xerium or Andritz owned in Xerium immediately prior to the Effective Time.

The Merger Consideration (and any other amounts payable pursuant to the Merger Agreement) will be adjusted appropriately to reflect the effect of any reclassification, recapitalization, exchange, stock split (including reverse stock split) or combination or readjustment of shares or any stock dividend or stock distribution with a record date occurring on or after the date of the Merger Agreement and prior to the Effective Time.

Treatment of Equity Awards

Options. Effective as of immediately prior to the Effective Time, each outstanding and unexercised option to purchase shares of our common stock shall (i) vest in full, and (ii) by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and converted into the right to receive an amount in cash equal to the product obtained by multiplying (A) the aggregate number of shares of Xerium common stock subject to such option immediately prior to the Effective Time and (B) the excess, if any, of the Merger Consideration less the exercise price per share of such option, subject to any applicable withholding or other taxes required by applicable law to be withheld. There are no outstanding options to purchase shares of our common stock.

Restricted Stock Units. Effective as of immediately prior to the Effective Time, each of our Time-Based RSUs (i) shall automatically become fully vested and the restrictions thereon shall lapse and (ii) by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and converted into the right to receive an amount in cash equal to the product obtained by multiplying (A) the aggregate number of shares of Xerium common stock subject to such Time-Based RSUs by (B) the Merger Consideration, subject to any applicable withholding or other taxes required by applicable law.

Effective as of immediately prior to the Effective Time, each of our outstanding PSUs (i) shall automatically become fully vested, and the restrictions thereon shall lapse, with respect to that number of shares of Xerium common stock subject to such award that would be earned at 100% of the target level and (ii) by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and converted into the right to receive an amount in cash equal to the product obtained by multiplying (A) the aggregate number of shares of Xerium common stock subject to such Vested PSUs by (B) the Merger Consideration, subject to any applicable withholding or other taxes required by applicable law.

Deferred Stock Units. Effective as of immediately prior to the Effective Time, each of our outstanding DSUs shall be redeemed for one share of Xerium common stock in accordance with the terms of the applicable DSU award and payment of the Merger Consideration in respect of any such shares of Xerium common stock received shall be made as provided in the Merger Agreement or such later date as may be required under the terms of the applicable DSU award to avoid a violation of Section 409A of the Code.

Payment for Xerium Common Stock

At the Effective Time, Andritz will deposit with an exchange agent appointed by Andritz and reasonably acceptable to Xerium cash in an amount necessary to pay the aggregate Merger Consideration (excluding any amounts payable to the holders of Time-Based RSUs, PSUs or DSUs) (referred to as the “Exchange Fund”).

Promptly following the Effective Time, Andritz will cause the exchange agent to mail to each holder of record of Certificates or Book-Entry Shares that immediately prior to the Effective Time represented outstanding shares of Xerium common stock (i) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, will pass only upon proper delivery of the Certificates or Book-Entry Shares to the exchange agent, and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for cash in an amount equal to the Merger Consideration multiplied by the number of shares of Xerium common stock previously represented by such Certificates or Book-Entry Shares.

Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or a Book-Entry Share for cancellation to the exchange agent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor as promptly as reasonably practicable cash in an amount equal to the Merger Consideration multiplied by the number of shares of Xerium common stock previously represented by such Certificate or Book-Entry Share. The exchange agent will accept such Certificates (or affidavits of loss in lieu thereof) or such Book-Entry Shares upon compliance with such reasonable terms and conditions as the exchange agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the cash payable upon the surrender of the Certificates or Book-Entry Shares.

Representations and Warranties

The Merger Agreement contains representations and warranties of each of Xerium, Andritz and Merger Subsidiary, subject to certain qualifications or exceptions in the Merger Agreement and the disclosure schedules delivered in connection with the Merger Agreement, as to, among other things:

•	corporate organization, existence, good standing and corporate power and authority to conduct its business as presently conducted and own, lease and operate its assets as currently operated;

•	corporate power and authority to enter into the Merger Agreement, to perform its obligations thereunder and to complete the transactions contemplated thereby;

•	the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents and law, in each case arising out of the execution, delivery or performance of, consummation of the transactions contemplated by, or compliance with any of the provisions of the Merger Agreement;

•	required regulatory filings or actions and authorizations, consents or approvals of governmental entities and other persons;

•	the absence of certain litigation and governmental proceedings and investigations related to Xerium and its subsidiaries or Andritz and its subsidiaries (as applicable);

•	matters relating to information to be included in required filings with the SEC in connection with the Merger; and

•	the absence of any fees owed to investment bankers or brokers in connection with the Merger, other than those specified in the Merger Agreement.

The Merger Agreement also contains representations and warranties of Xerium, subject to certain qualifications or exceptions in the Merger Agreement and the disclosure schedules delivered in connection with the Merger Agreement, as to, among other things:

•	the capitalization of Xerium, including the authorized capital stock, outstanding stock options, RSUs and DSUs;

•	all shares of Xerium common stock having been, or being when issued pursuant to any Xerium equity award, duly authorized, validly issued, fully paid, non-assessable and free of pre-emptive rights;

•	the absence of, other than the Xerium equity awards, and for changes since June 21, 2018 resulting from the exercise, vesting or other conversion to Xerium common stock of Xerium equity awards outstanding on such date, any (i) shares of capital stock or other voting securities of or ownership interests in Xerium, (ii) securities of Xerium convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in Xerium, (iii) warrants, calls, options or other rights to acquire from Xerium, or other obligation of Xerium to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in Xerium or (iv) restricted shares, stock appreciate rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of Xerium;

•	each subsidiary of Xerium being duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and having all organizational powers and governmental licenses, authorizations, permits, consents and approvals to carry on its business as conducted and to own, lease or operate its properties and assets;

•	all capital stock or other voting securities of, or ownership interests in, each subsidiary of Xerium being owned by Xerium, directly or indirectly, free and clear of any liens (other than permitted liens) and all outstanding shares of the capital stock of such subsidiaries being validly issued, fully paid (to the extent required) and non-assessable;

•	the absence of any (i) securities of Xerium or any of its subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any subsidiary of Xerium, (ii) warrants, calls, options or other rights to acquire from Xerium or any of its subsidiaries, or other obligations of Xerium or its subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any subsidiary of Xerium or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any subsidiary of Xerium; and the absence of any outstanding obligations of Xerium or any of its subsidiaries to repurchase, redeem or otherwise acquire any securities of Xerium subsidiaries or make contributions to the capital of, or lend or advance funds to, any subsidiary of Xerium;

•	the corporate actions required to be taken, and taken in connection with the execution, delivery and performance of the Merger Agreement by Xerium, including with respect to the approval of Xerium stockholders of the Merger Proposal;

•	the timeliness and accuracy of Xerium’s filings with the SEC and of financial statements included in its SEC filings, and the compliance of filings and financial statements with SEC rules, the Sarbanes-Oxley Act of 2002 and (in the case of financial statements) with GAAP;

•	Xerium’s disclosure controls and procedures and internal control over financial reporting;

•	Xerium’s compliance with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange;

•	the absence of any outstanding or unresolved comments in comment letters received from the SEC with respect to Xerium’s SEC filings;

•	the absence of certain changes from December 31, 2017 through the date of the Merger Agreement, including the conduct of the businesses of Xerium and its subsidiaries in the ordinary course consistent with past practice, and the absence of a Material Adverse Effect;

•	the absence of certain undisclosed liabilities of Xerium;

•	the compliance by Xerium and its subsidiaries with applicable law;

•	real property owned or leased by Xerium or any of its subsidiaries;

•	(i) the ownership of or rights with respect to and validity of Xerium’s and its subsidiaries’ intellectual property, (ii) the absence of infringement or misappropriation of any third party’s or Xerium’s intellectual property; (iii) Xerium’s protection of its trade secrets and confidential information, and integrity and operation of its material information technology assets; (iv) the proper functioning of Xerium’s material information technology assets and absence of bugs or defects; and (v) Xerium’s intellectual property contracts;

•	the payment of taxes, the filing of tax returns, lack of tax audits or proceedings and other tax matters related to Xerium and its subsidiaries;

•	Xerium’s employee benefit plans and other agreements with its employees;

•	environmental matters and compliance with environmental laws by Xerium and its subsidiaries;

•	certain categories of specified material contracts, including as to effectiveness and lack of breach or default for such contracts;

•	insurance policies of Xerium or any of its subsidiaries;

•	labor matters related to Xerium and its subsidiaries and their respective employees;

•	the possession by Xerium and its subsidiaries of all permits, approvals and other authorizations necessary to own, lease and operate their respective properties and assets as currently conducted and in compliance with applicable law;

•	compliance with anti-bribery, anti-corruption and anti-money laundering laws, rules and regulations of each jurisdiction in which Xerium and its subsidiaries operate, including the Foreign Corrupt Practices Act;

•	the absence of transactions with related persons of Xerium;

•	customers and suppliers of Xerium and its subsidiaries;

•	the absence of significant product liability claims against Xerium and its subsidiaries and product recalls;

•	the receipt by the Board of an opinion of True North to the fairness of the Merger Consideration, from a financial point of view, to the holders of shares of Xerium common stock;

•	non-applicability of certain anti-takeover laws to the Merger Agreement or the Merger; and

•	the absence of other representations and warranties, including as to any projections or forecasts of Xerium’s future performance.

The Merger Agreement also contains representations and warranties of Andritz and Merger Subsidiary, subject to certain qualifications or exceptions in the Merger Agreement and the disclosure schedules delivered in connection with the Merger Agreement, as to, among other things:

•	the absence of any ownership by Andritz or Merger Subsidiary, or any of their respective subsidiaries of Xerium common stock;

•	the availability of unrestricted funds to Andritz and Merger Subsidiary to consummate the Transactions and the solvency of Andritz and Merger Subsidiary at and immediately after the Effective Time;

•	Andritz’s indirect ownership of all of the issued and outstanding equity interests of Merger Subsidiary;

•	the absence of any agreements between Andritz or Merger Subsidiary, or their respective executive officers, directors or affiliates with any executive officers, directors or affiliates of Xerium; and

•	the absence of reliance by Andritz and Merger Subsidiary on any representations or warranties of Xerium not set forth in the Merger Agreement.

For purposes of the Merger Agreement, a “Material Adverse Effect” means any event, condition, change, occurrence or development, circumstance or effect that (i) has had a material adverse effect on the financial condition, business, assets, liabilities or results of operations of Xerium and its subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially delay the Merger and other Transactions, provided, however, that for purposes of clause (ii) none of the following will be deemed in and of themselves to constitute and none of the following shall be taken into account in determining whether there is a Material Adverse Effect:

•	changes in applicable law or generally accepted accounting principles or changes in the regulatory accounting requirements applicable to any industry in which Xerium and its subsidiaries operate;

•	changes in the financial or securities markets or general economic or political conditions of the United States;

•	changes or conditions generally affecting the industries in which Xerium and its subsidiaries operate;

•	acts of war, sabotage or terrorism or natural disasters involving the United States;

•	the entry into or announcement of the Merger Agreement, the pendency or consummation of the transactions contemplated thereby or the performance of the Merger Agreement;

•	any failure by Xerium or its subsidiaries to meet any internal or published budget, projections, forecasts or predictions of financial performance for any period;

•	a change in the market price or trading volume of the shares of Xerium common stock;

•	seasonal fluctuations in the business of Xerium and its subsidiaries to the extent reasonably consistent with past periods;

•	any change or announcement of a potential change in the credit rating of Xerium or its subsidiaries or any of their securities;

•	any matters to which Andritz has consented or does consent in writing;

•	any action taken (or omitted to be taken) at the request of the other parties to the Merger Agreement or any action taken by such person or any of its subsidiaries that is contemplated by the Merger Agreement;

provided, that, in the case of the 6th, 7th and 9th bullets above, such clauses will not prevent a determination that any change or effect underlying such event has resulted in or would reasonably be expected to result in a Material Adverse Effect; provided, further, that any right to insurance or indemnification will be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur; and, provided, further, that the exceptions in the first four bullets above will not apply if and to the extent any such exception, individually or in the aggregate with any other event, condition or change has a disproportionate and adverse effect on Xerium and its subsidiaries, taken as a whole, compared to other companies operating in the industries in which Xerium and its subsidiaries operate.

Conduct of Business Pending the Merger

The Merger Agreement provides that, subject to certain exceptions in the disclosure schedules delivered by Xerium in connection with the Merger Agreement, during the period from the date of the Merger Agreement to the Effective Time, Xerium will, and will cause each of its subsidiaries to, (i) maintain its existence in good standing pursuant to applicable law, (ii) subject to the Merger Agreement, conduct its business and operations in the ordinary course of business, (iii) preserve intact its business organizations, material assets, properties and material contracts, (iv) preserve in all material respects its current relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other persons with which Xerium or any of its subsidiaries has material business relations and (v) keep available the services of its present officers and key employees (provided that Xerium shall not be obligated to increase the compensation of, or make any other payments to retain, such officers and key employees).

The Merger Agreement further provides that Xerium will not, and will cause each of its subsidiaries not to, directly or indirectly, except (i) as set forth in the disclosure schedules delivered by Xerium in connection with the Merger Agreement, (ii) as approved by Andritz (which approval will not be unreasonably withheld, conditioned or delayed), (iii) as required by applicable law or (iv) as expressly contemplated by the terms of the Merger Agreement, during the period from the date of the Merger Agreement to the Effective Time:

•	amend the certificate of incorporation, the by-laws or any other similar organizational document;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Xerium securities, other than, as applicable, the issuance and sale of shares of Xerium common stock upon the exercise of Xerium stock options or the settlement of Xerium RSUs, in each case, outstanding on the date of the Merger Agreement and in accordance with their terms in effect on the date of the Merger Agreement;

•	purchase, redeem or otherwise acquire or offer to acquire, redeem or otherwise reacquire any Xerium securities, other than (i) the acquisition by Xerium of shares of its common stock in connection with the surrender of such shares by holders of Xerium stock options in order to pay the exercise price of Xerium stock options, (ii) the withholding of Xerium common stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plan (as defined in the Merger Agreement), and (iii) the acquisition by Xerium of its common stock in connection with the forfeiture of awards granted pursuant to the Company Stock Plan;

•

(i) adjust, split, combine or reclassify any shares of Xerium common stock, or issue or authorize or propose the issuance of any other Xerium securities in respect of, in lieu of or in substitution for, shares of Xerium common stock or other equity or voting interest, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any Xerium common stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the Xerium common stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned subsidiary of Xerium to Xerium or one of its other wholly owned subsidiaries, (iii) pledge or encumber any Xerium common stock or other equity or voting interest or (iv) modify the terms of any shares of its capital stock or other equity or voting interest;

•	create, incur, assume, guarantee, endorse, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees of the same or any other indebtedness incurred outside the ordinary course of business consistent with past practice, issue or sell any debt securities or warrants or other rights to acquire any debt security of Xerium or any of its subsidiaries or grant any liens on any of its assets, except for (i) borrowings in the ordinary course of business consistent with past practice under Xerium’s credit facilities as in effect on the date hereof or under facilities that replace or refinance such existing credit facilities and that (A) can be repaid on the closing date in connection with the closing without premium or penalty and (B) do not increase the aggregate amount of the commitments thereunder relative to the facilities so replaced or refinanced and (ii) guarantees by Xerium of the obligations of its subsidiaries incurred in the ordinary course of business consistent with past practice, and (iii) indebtedness for borrowed money that can be prepaid without premium or penalty on the closing date in connection with the closing in an amount not to exceed $5 million in the aggregate;

•	make any loans, advances or capital contributions to, or investments in, any other person, except for advances to directors, officers and other employees for travel and other business-related expenses, in each case in the ordinary course of business and in compliance in all material respects with Xerium’s policies related thereto;

•	except in the ordinary course of business consistent with past practice, enter into any forward contracts, swaps or options;

•	settle, release, waive or compromise any pending or threatened material legal proceeding or other claim, except for the settlement of any legal proceedings or other claim in an amount not to exceed $250,000;

•	except as required by applicable law or generally accepted accounting principles, (i) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business or (ii) make any material change in any of its accounting principles or practices in any material respect;

•	(i) make or change any material tax election, (ii) settle, consent to or compromise any material tax claim or assessment or surrender a right to a material tax refund, (iii) consent to any extension or waiver of any limitation period with respect to any material tax claim or assessment, (iv) file an amended tax return that could materially increase the taxes payable by Xerium or its subsidiaries or (v) enter into a closing agreement with any governmental authority regarding any material tax;

•

(i) incur or commit to incur any capital expenditures, (ii) enter into, modify, amend or terminate any (A) contract (other than any material contract) that if so entered into, modified, amended or terminated would reasonably be expected to have a Material Adverse Effect, or (B) material contract unless in the ordinary course of business and in a manner that would not adversely affect Xerium and its subsidiaries taken as a whole in any material respect, provided that Xerium shall have no obligations with respect to any material contract that expires by its terms following the date hereof and prior to the closing date, (iii) maintain insurance at less than current levels or otherwise in a manner materially inconsistent with past practice, (iv) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of Xerium, (v) effectuate a “plant closing,” “mass layoff” (each as defined in The Worker Adjustment and Retraining Notification Act of 1988) or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit or employee, (vi) grant any refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor in an amount in excess of $150,000 (to any individual end user, customer, reseller or distributor), in each case other than in the ordinary course of business or (vii) waive, release, grant or transfer any right with a value in excess of $150,000, other than in the ordinary course of business;

•	except (i) in order to comply with applicable law, (ii) as required pursuant to the terms of any employee benefit plan in effect on the date of the Merger Agreement or (iii) as expressly provided in the Merger Agreement, (A) terminate, adopt, establish, enter into, or amend any employee benefit plan, other than amendments that do not increase benefits or result in increased costs, (B) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting, payment or funding of any compensation, or benefits under, any collective bargaining agreement or employee benefit plan (or any award thereunder), (C) grant to any current or former employee, director or other service provider of Xerium or any of its subsidiaries whose annual compensation exceeds $200,000, any increase in compensation, bonus or fringe or other benefits (or, in the case of any such person whose annual compensation does not exceed $200,000, grant any such increase unless it is not material, individually or in the aggregate), (D) grant to any current or former employees, directors or other service providers of Xerium or any of its subsidiaries any increase in change in control, retention, severance or termination pay in an amount in excess of $500,000 in the aggregate (provided that to the extent any such grants or increases in change in control, retention, severance or termination pay involve aggregate amounts of $500,000 or less, Xerium shall consult with Andritz and cooperate fully, as and to the extent reasonably requested by Andritz, in connection with any such grants or increases), (E) enter into any employment, consulting, change in control, retention, severance or termination agreement with any current or former employee, director or other service provider of Xerium or any of its subsidiaries (other than offer letters entered into with newly-hired non-officer employees consistent with past practice (provided that no such offer letter shall provide for equity awards, compensation or benefits tied to completion of the Merger or any other transactions consummated pursuant to the Merger Agreement)), (F) hire any employee with an expected annual compensation in excess of $200,000 or (G) terminate any employee with an annual compensation in excess of $200,000 other than terminations for cause (as determined by Xerium in its reasonable discretion and in accordance with applicable law);

•	acquire (by merger, consolidation or acquisition of stock or assets) any other person or any material equity interest therein or enter into any joint venture, partnership, limited liability corporation or similar arrangement with any third party;

•	transfer, sell, lease, license, permit to lapse, abandon, divest, cancel or otherwise dispose of, or permit or suffer to exist the creation of any lien, other than permitted liens, upon any material assets or any capital stock of Xerium or any of its subsidiaries, except inventory in the ordinary course of business consistent with past practice;

•	enter into any collective bargaining agreement or agreement to form a works council or other agreement with any labor organization or works council (except to the extent required by applicable law);

•	adopt or implement any stockholder rights plan or similar arrangement, in each case, applicable to the Merger or any other transaction consummated pursuant to the Merger Agreement; or

•	enter into, authorize any of, or agree or commit to enter into a contract to take any of the actions prohibited by the foregoing bullet points.

Xerium further agrees to, from June 24, 2018 until the Effective Time and subject to applicable law and the Confidentiality Agreement, reasonably consult and cooperate with Andritz, as and to the extent reasonably requested by Andritz, in connection with the preparation and filing of certain tax returns and any audit, litigation or other proceeding with respect to certain taxes.

Other Covenants and Agreements

Access and Information

Subject to certain exceptions and limitations and subject to applicable law and the Confidentiality Agreement, from June 24, 2018 until the Effective Time, Xerium will (i) provide Andritz and certain of its representatives with, upon reasonable notice, reasonable access during normal business hours to the officers, employees, offices, properties, books and records of Xerium and its subsidiaries, (ii) furnish to Andritz and certain of its representatives such financial and operating data as such persons may reasonably request and (iii) instruct the employees and certain representatives of Xerium and its subsidiaries to cooperate with Andritz in the matters described in clauses (i) and (ii). Andritz and its representatives shall not be permitted to perform any environmental sampling at real property owned or leased by Xerium or its subsidiaries.

No Solicitation; Company Acquisition Proposals

From June 24, 2018 until the earlier of the Effective Time or the date the Merger Agreement is terminated by its terms, except as expressly permitted in connection with an Acquisition Proposal, Xerium may not (and will cause its and its subsidiaries’ directors, officers and employees and instruct and use its reasonable best efforts to cause its representatives not to): (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations with any person regarding any Acquisition Proposal; (iii) provide any non-public information or data concerning Xerium or any of its subsidiaries to any person in connection with any Acquisition Proposal or (iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal. Immediately after the signing of the Merger Agreement, Xerium was required to, and to cause its subsidiaries and representatives to, terminate any discussions with any other person regarding an Acquisition Proposal. Xerium also terminated data room access previously granted to any person that previously executed a confidentiality agreement in connection with its consideration of making an Acquisition Proposal.

Notwithstanding the foregoing, if, before obtaining the Company Stockholder Approval, Xerium receives an unsolicited, bona fide written Acquisition Proposal, and the Board determines in good faith after consultation with outside legal counsel that (i) the Acquisition Proposal is or could reasonably be expected to result in a Superior Proposal, based on the information then available and after consultation with Xerium’s financial advisor and (ii) the failure to take the action described below would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, Xerium may (A) provide access to non-public information regarding Xerium or its subsidiaries to the person who made such Acquisition Proposal, so long as such information had previously been made available to Andritz, or is provided to Andritz prior to or concurrently with its provision to such person, and so long as such person first executes a confidentiality agreement with terms substantially similar to and at least as restrictive as those in the Confidentiality Agreement and (B) engage in discussions or negotiations with such person regarding such Acquisition Proposal.

Xerium is required to notify Andritz within 72 hours of receipt of any bona fide inquiries, proposals, offers, requests for non-public information, or discussions or negotiations relating to an Acquisition Proposal, and provide Andritz with the name of such requesting person, the material terms and conditions of any such proposals, and copies of any written proposals. Xerium is also required to keep Andritz informed on an ongoing basis of the status and terms of any such proposals, offers, discussions, or negotiations.

Except as described below, neither the Board nor any committee of the Board is permitted to take any action constituting an Adverse Recommendation Change, to cause or permit Xerium or any of its subsidiaries to enter into any Alternative Acquisition Agreement relating to any Acquisition Proposal or approve or recommend, or publicly propose to enter into an Alternative Acquisition Agreement.

Before obtaining the Company Stockholder Approval, the Board, in response to a Superior Proposal that did not result from a material breach of the non-solicitation and related provisions of the Merger Agreement, may make an Adverse Recommendation Change or terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, or authorize, resolve, agree or propose publicly to take such action if the following conditions are met. First, Xerium must have given Andritz four business days’ prior written notice of the Superior Proposal, including the material terms thereof, and an unredacted copy of the Alternative Acquisition Agreement and all material related documents. In the event of any amendment to the financial or other material terms of such Superior Proposal, Xerium must provide a new notice and an additional response period of two business days. The notice also must indicate that the Board has determined to effect an Adverse Recommendation Change or to terminate the Merger Agreement. During the notice period or periods, Xerium must, to the extent requested by Andritz in good faith, engage in good faith negotiations with Andritz to amend the Merger Agreement such that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal, and the Board must take any such changes into account in determining whether to make an Adverse Recommendation Change or terminate the Merger Agreement. Finally, the Board must have determined in good faith, after consultation with its financial advisors and outside counsel that the failure to make such an Adverse Recommendation Change or to terminate the Merger Agreement would be inconsistent with the directors’ fiduciary duties under applicable law.

For purposes of the Merger Agreement, “Acquisition Proposal” means:

•	other than the Transactions, any third party offer or proposal relating to (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, spin-off, business combination or similar transaction involving Xerium or any of its subsidiaries or assets, in each case, representing 20% or more of the consolidated net revenues, net income or total assets (including equity securities of its subsidiaries or any other entity) of Xerium; (ii) any direct or indirect acquisition by any person or group resulting in, or proposal or offer, which if consummated would result in, any person or group becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of 20% or more of the total voting power or of any class of equity securities of Xerium, or those of any of its subsidiaries or assets, in each case, representing 20% or more of the consolidated net revenues, net income or total assets (including equity securities of its subsidiaries or any other entity) of Xerium or (iii) any combination of the foregoing.

For purposes of the Merger Agreement, “Adverse Recommendation Change” means:

•	withholding, withdrawing, qualifying or modifying (or publicly proposing or resolving to withhold, withdraw, qualify or modify), in a manner adverse to Andritz, the Board’s recommendation to the stockholders of Xerium to approve and adopt the Merger Agreement or approving, recommending or otherwise declaring advisable any Acquisition Proposal (provided that publicly taking a neutral position or no position with respect to an Acquisition Proposal at any time beyond 10 business days after the first public announcement of such Acquisition Proposal by Xerium or by the party which made the Acquisition Proposal shall be considered a modification adverse to Andritz) or making or authorizing the making of any statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification.

For purposes of the Merger Agreement, “Company Stockholder Approval” means:

•	the approval of the Merger proposal by the affirmative vote of the holders of a majority of the shares of Xerium common stock issued and outstanding.

For purposes of the Merger Agreement, “Superior Proposal” means:

•	a bona fide, unsolicited written Acquisition Proposal (provided that, for the purposes of this definition, references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed replaced with references to “fifty and one-tenth percent (50.1%)”) that the Board determines in good faith by a majority vote, after considering the advice of a financial advisor, would be reasonably expected to result in a transaction more favorable, from a financial point of view, to Xerium’s stockholders than the transaction contemplated by the Merger Agreement.

Xerium is also not permitted, from June 24, 2018 until the Effective Time, to terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which Xerium or any of its subsidiaries is a party, and must enforce to the fullest extent permitted by law, the provisions of any such agreement unless the Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action is reasonably necessary in order for the directors to comply with their fiduciary duties. If the foregoing exception applies, Xerium must promptly advise Andritz that it is taking such action and the identity of the party or parties with respect to which it is taking such action, provided that the foregoing shall not restrict Xerium from permitting a person to orally request the waiver of a “standstill” or similar obligation to the extent necessary to comply with fiduciary duties under applicable law.

In addition, the Merger Agreement provides that nothing therein shall prevent Xerium or the Board form taking actions to the extent required by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with respect to an Acquisition Proposal, provided that (i) if such disclosure has the effect or substantive effect of withholding or withdrawing the Board recommendation of adoption of the Merger Agreement, such disclosure will be deemed to be an Adverse Recommendation Change and Andritz will have the right to terminate the Merger Agreement and (ii) in no event will Xerium take, or agree or resolve to take, any action other than in compliance with the non-solicitation and related provisions of the Merger Agreement.

Company Stockholder Meeting and Related Actions

Xerium is required to take, in accordance with applicable law and its certificate of incorporation and by-laws, all actions necessary (i) to establish a record date for, duly call and give notice of a meeting of holders of the Xerium common stock to consider and vote upon the adoption of the Merger Agreement and a non-binding advisory vote on “golden parachute” executive compensation arrangements if required by Rule 14a-21(c) under the Exchange Act; and (ii) mail this proxy statement to the stockholders of record of Xerium and to other stockholders as required by Rule 14a-13 of the Exchange Act, as of the Record Date, as promptly as practicable after June 24, 2018 (and in any event within five business days after the SEC or its staff confirms that it has no further comments on the Proxy Statement). Xerium shall convene and hold the meeting of the stockholders as promptly as practicable after the establishment of the Record Date and the mailing of this proxy statement; provided, however, that (A) in no event shall such meeting be held later than 35 calendar days after the date the proxy statement is mailed to Xerium’s stockholders; and (B) Xerium shall not adjourn or postpone the meeting of the stockholders without the prior written consent of Andritz, other than to the extent required (which shall not exceed 20 business days) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the SEC or its staff has instructed Xerium is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Xerium’s stockholders prior to the stockholders’ meeting. Xerium may postpone or adjourn the stockholders’ meeting on one or more occasions to the extent (i) the Board determines in good faith after consultation with outside legal counsel that the failure to postpone or adjourn such meeting would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law; or (ii) Xerium is required to postpone or adjourn the stockholders’ meeting pursuant to any order, decree, injunction or other binding agreement with any governmental authority. Subject to the Board’s right to make an Adverse Recommendation Change in accordance with the Merger Agreement, Xerium agrees to include the Board recommendation of adoption of the Merger Agreement in the proxy statement and to use reasonable best efforts to obtain the Company Stockholder Approval.

Employee Matters

For a period of one year after the Effective Time, Andritz will cause the surviving corporation to provide to the continuing employees:

•	comparable base salaries and annual target cash bonus opportunities that are, in the aggregate, no less favorable than those provided to such employees immediately prior to the Effective Time; and

•	employee benefits that are materially no less favorable in the aggregate to those provided to such continuing employees immediately prior to the Effective Time (excluding any defined benefit plans,

equity or equity-related plans, or plans providing retention bonuses or payments upon a change in control).

From and after the Effective Time, Andritz shall give each continuing employee full credit for all purposes, including for purposes of eligibility to participate, level of benefits, early retirement eligibility and early retirement subsidies and vesting, under any employee benefit plans, arrangements, collective agreements and employment-related entitlements (including under any applicable 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, severance or separation pay plans) provided, sponsored, maintained or contributed to by Andritz or any of its subsidiaries for such continuing employee’s service with Xerium or any of its subsidiaries, and with any predecessor employer (as reflected in the records of Xerium or any of its subsidiaries), to the same extent recognized by Xerium or its subsidiaries, except to the extent such credit would result in the duplication of benefits for the same period of service. Andritz is not required to provide such credit for benefit accrual purposes under any defined benefit pension plans of Andritz or its subsidiaries and no such service crediting shall give any continuing employee the right to participate in any Andritz benefit plan that is not available to employees hired on or after the Effective Time.

With respect to each medical, dental, health, pharmaceutical or vision benefit plan offered by Andritz to continuing employees, Andritz will use commercially reasonable efforts to cause such plan to (i) waive all limitations as to preexisting conditions, exclusions and service conditions with respect to participation and coverage requirements, other than limitations that were in effect with respect to such continuing employee as of immediately prior to the Effective Time under the corresponding Xerium benefit plan, (ii) honor any payments, charges and expenses of such continuing employee (and his or her eligible dependents) that were applied toward the deductible, out-of-pocket maximums and co-payments under the applicable Xerium benefit plan in satisfying any applicable deductibles, out-of-pocket maximums and co-payments under the corresponding Andritz benefit plan during the same plan year in which the Effective Time occurs and in which such payments, charges and expenses were made, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such continuing employee following the Effective Time to the extent that such continuing employee had satisfied any similar limitation under the corresponding Xerium benefit plan.

Andritz agrees that the surviving corporation will honor the terms of all Xerium benefit plans, as in effect at the Effective Time, subject to the right of the surviving corporation to amend, modify or terminate such plans in accordance with their terms, and the Transactions will constitute a “change of control,” “change in control” or similar event, as applicable, under the terms of all relevant benefit plans. If Andritz so requests at least five business days prior to the Effective Time, Xerium and its subsidiaries will use commercially reasonable efforts to terminate any Xerium 401(k) plan immediately prior to the Effective Time.

Efforts to Consummate the Merger

Xerium, Andritz and Merger Subsidiary will each use their reasonable best efforts to (i) consummate and make effective the Transactions as promptly as reasonably practicable, (ii) obtain from any governmental authority any consents, licenses, permits, and so forth advisable or required to be obtained by such party, (iii) to avoid any proceeding by any governmental authority in connection with the authorization, execution and delivery of the Merger Agreement and consummation of the transactions contemplated thereby, (iv) defend any lawsuits or other proceedings challenging the Merger Agreement or the consummation of the transactions contemplated thereby, including seeking to have any stay, temporary restraining order or injunction vacated, lifted, overturned or reversed, (v) make all necessary filings under the HSR Act by July 16, 2018 and make all necessary notifications and filings required by or advisable under the antitrust laws of other jurisdictions by July 30, 2018, and thereafter supply as promptly as reasonably practicable any additional information requested pursuant to any law and (vi) make any other required or advisable registrations, declarations, submissions and filings in connection with the Merger Agreement as promptly as reasonably practicable. Andritz and Merger Subsidiary are entitled to control and lead all communications and strategy relating to any litigation or to obtaining the approvals, consents, waivers, and other confirmations described above, provided that Andritz will consult in advance with Xerium and take Xerium’s views into account in good faith prior to taking any material action related to the foregoing.

Xerium, Andritz and Merger Subsidiary further agree to (i) give the other parties prompt notice of any request or proceeding by or before any governmental authority with respect to the Transactions, (ii) keep the other parties informed as to the status of any such request or proceeding, (iii) to the extent practicable, give the other parties notice and an opportunity to participate in any communication made to the Antitrust Authorities (as defined in the Merger Agreement) and (iv) promptly notify the other parties of the substance of any communication from any Antitrust Authorities. Subject to applicable law, Andritz and Xerium have the right to review in advance and, to the extent practicable, consult with each other and consider in good faith the views of the other all information relating to the other party that appears in any filing with a governmental authority. In addition, except as prohibited by law, each party will permit authorized representatives of the other party to be present at each meeting or conference and be consulted in connection with any document submitted to a governmental authority in connection with the matters described in this paragraph.

If any objections are asserted with respect to the Transactions under any applicable antitrust laws, or if any lawsuit or other legal proceeding is instituted or threatened challenging the Transactions for antitrust reasons, each of Andritz and Xerium will, and will cause their respective subsidiaries to, use their respective reasonable best efforts to (i) resolve any such objections and (ii) contest and resist any such action or proceeding, and have any decree, judgment, injunction or other order prohibiting the Transactions vacated, lifted, reversed or overturned, including by taking action to hold separate or effect the sale, divestiture or disposition of assets, businesses, services, products or product lines of Andritz or its subsidiaries and/or Xerium or its subsidiaries, or agreeing to behavioral limitations, conduct restrictions or commitments with respect to the foregoing. However, the parties are not required to take any action described in the prior sentence that, individually or in the aggregate, would result in the sale, divestiture, transfer or disposition of, or any other behavioral limitation, conduct restriction or commitment with respect to, any assets that in the aggregate generated revenue in excess of $75 million in calendar year 2017.

Indemnification of Directors and Officers; Insurance

For a period of six years from the Effective Time, Andritz has agreed to cause the surviving corporation to indemnify the present and former officers and directors of Xerium for costs, expenses (including reasonable attorneys’ fees) and other losses in connection with any claim, action, suit, investigation or other proceeding arising out of or pertaining to matters existing or acts or omissions occurring at or prior to the Effective Time, regardless of when asserted, to the fullest extent permitted by Delaware law and Xerium’s certificate of incorporation and by-laws as in effect on June 24, 2018. Andritz is also required to cause the surviving corporation to maintain in effect, for a period of six years from the Effective Date, provisions in Xerium’s certificate of incorporation and by-laws regarding elimination of liability, indemnification and expense advancement that are no less advantageous to the intended beneficiaries than the corresponding provisions in effect on June 24, 2018.

Prior to the Effective Time, Xerium is required to or, if Xerium is unable to, Andritz will cause the surviving corporation as of or after the Effective Time to, purchase a six-year prepaid “tail” policy, from an insurance carrier with the same or better credit rating as Xerium’s current directors’ and officer’s and fiduciary liability insurance carrier and with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Xerium’s existing directors’ and officers’ and fiduciary liability insurance, with respect to matters arising on or before the Effective Time. Xerium will give Andritz a reasonable opportunity to participate in the selection of such policy and Xerium shall give reasonable and good faith consideration to any comments made by Andritz. If Xerium or the surviving corporation for any reason fail to obtain such “tail” insurance policy as of the Effective Time, Andritz is required to, for a period of six years from the Effective Time, cause the surviving corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance or policies with a carrier with the same or better credit rating as Xerium’s current insurance carrier and with terms, conditions, retentions and limits of liability no less favorable than Xerium’s current policies; provided that Andritz will not be required to pay annual premiums in excess of 300% of the amount paid by Xerium in its last full fiscal year, but in such case shall purchase as much coverage as reasonably practicable for such amount.

Miscellaneous Covenants

The Merger Agreement contains additional agreements among Xerium, Andritz and Merger Subsidiary relating to, among other matters:

•	the filing by Xerium of this proxy statement with the SEC and cooperation in response to any comments from the SEC with respect to this proxy statement;

•	cooperation in determining whether filings with any governmental authority or consents from counterparties to material contracts are required to be obtained in connection with consummation of the Transactions, and taking any related action if necessary;

•	the coordination of press releases and other public announcements or filings relating to the transactions;

•	dispositions of Xerium common stock (including derivative securities with respect thereto) resulting from the transactions contemplated by the Merger Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Xerium immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•	notification upon the occurrence or non-occurrence of certain matters;

•	the delisting of Xerium and of the shares of Xerium common stock from the New York Stock Exchange and the deregistration of Xerium common stock under the Exchange Act;

•	anti-takeover statutes that become applicable to the transactions;

•	if requested by Andritz in writing, cooperation in connection with redemption of the Notes; and

•	any litigation against Xerium or Andritz arising out of or related to the Merger Agreement, the Merger or the Transactions.

Conditions to the Merger

The obligations of each of Xerium, Andritz and Merger Subsidiary to consummate the Merger and the transactions contemplated by the Merger Agreement are subject to the satisfaction (or permitted waiver by Xerium and Andritz) of the following conditions:

•	obtaining the Company Stockholder Approval;

•	no court of competent jurisdiction issuing a restraining order, preliminary or permanent injunction or other order or legal restraint or prohibition preventing, restraining, prohibiting or otherwise making illegal the consummation of the Merger; in each case, that is then in effect; and

•	expiration or termination of any applicable waiting period under the HSR Act and obtaining all other required clearances, consents or approvals, or the expiration or termination of any waiting periods under other antitrust laws.

The respective obligations of Andritz and Merger Subsidiary to consummate the Merger and the transactions contemplated by the Merger Agreement are subject to the satisfaction (or permitted waiver by Andritz) of the following additional conditions:

•	the accuracy of the representations and warranties of Xerium both as of June 24, 2018 and the Effective Time (except in most, but not all, cases, for inaccuracies that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect);

•	Xerium’s performance of and compliance with certain obligations required to be performed or complied with prior to the Effective Time under the Merger Agreement, in all material respects;

•	the holders of not more than 20.0% of the outstanding shares of Xerium common stock having perfected and not withdrawn demands for appraisal rights pursuant to Section 262; and

•	delivery of an officer’s certificate by Xerium certifying that the conditions described in the first two bullets have been satisfied.

The obligation of Xerium to consummate the Merger and the transactions contemplated by the Merger Agreement are subject to the satisfaction (or permitted waiver by Xerium) of the following additional conditions:

•	the accuracy of the representations and warranties of Andritz and Merger Subsidiary both as of June 24, 2018 and the Effective Time;

•	Andritz’s performance of and compliance with certain obligations required to be performed or complied with prior to the Effective Time under the Merger Agreement, in all material respects; and

•	delivery of an officer’s certificate by Andritz certifying that the conditions described in the first two bullets have been satisfied.

Termination

The Merger Agreement may be terminated at any time before the Effective Time, whether before or after the Company Stockholder Approval is obtained as follows:

•	by mutual written consent of Xerium and Andritz;

•	by either Xerium or Andritz if:

•	the Merger is not consummated on or before the End Date, and the terminating party’s breach of any provision of the Agreement is not the primary cause of the failure to consummate the Merger;

•	any court of competent jurisdiction or other Governmental Authority has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, and such order or action has become final and non-appealable; provided that the terminating party has compiled in all material respects with its obligations under the regulatory filings covenant; or

•	the Company Stockholder Approval has not been obtained at the special meeting or any adjournment or postponement thereof;

•	by Xerium if:

•	the Board authorizes Xerium to, concurrently with such termination, enter into a definitive Alternative Acquisition Agreement for a Superior Proposal, provided that Xerium has complied with the terms of the non-solicitation provisions of the Merger Agreement and pays the Termination Fee as described below; or

•	Andritz or Merger Subsidiary has breached any representation, warranty, covenant or agreement in the Merger Agreement such that a condition to closing would not be satisfied, and such breach or failure is not cured by the earlier of (i) the End Date or (ii) 30 calendar days after receipt of notice from Xerium of such failure; provided that Xerium may not exercise this right if it is then in material breach of any of its representations, warranties, covenants or agreements such that Andritz has the right to terminate the Merger Agreement; and

•	by Andritz if:

•	the Board fails to include its recommendation of adoption of the Merger Agreement in the proxy statement or makes an Adverse Recommendation Change;

•	Xerium has breached any representation, warranty, covenant or agreement in the Merger Agreement such that a condition to closing would not be satisfied, and such breach or failure is not cured by the earlier of (i) the End Date or (ii) 30 calendar days after receipt of notice from Xerium of such failure; provided that Andritz may not exercise this right if it or Merger Subsidiary is then in material breach of any of its representations, warranties, covenants or agreements such that Xerium has the right to terminate the Merger Agreement;

•	the Board fails to reaffirm its approval or recommendation of adoption of the Merger Agreement as promptly as practicable after receipt of an Acquisition Proposal (and in any event, within 10 business days after receipt of a written request from Andritz to reaffirm); provided that only one reaffirmation shall be required for each Acquisition Proposal or material amendment thereof; or

•	a tender offer or exchange offer has been publicly disclosed, other than by Andritz or an affiliate thereof, and the Board fails to recommend against acceptance of such offer prior to the earlier of (i) the day prior to the date of the Stockholders’ Meeting or any adjournment, recess or postponement thereof and (ii) 11 business days after the commencement of such tender or exchange offer.

Termination Fee; Certain Andritz Expenses

Xerium must pay to Andritz a termination fee of $25.0 million, plus the actual and documented out-of-pocket expenses incurred by Andritz in connection with the Merger Agreement and the transactions contemplated thereby (up to a cap of $5.0 million) in the event that:

•	the Merger Agreement is terminated by either Andritz or Xerium because the Merger has not been consummated by the End Date, and (i) an Acquisition Proposal by a third party is publicly announced after June 24, 2018 but prior to such termination and (ii) within nine months of such termination, (A) Xerium enters into a definitive agreement with respect to an Acquisition Proposal or (B) any Acquisition Proposal is consummated, with all references to 20% in the definition of Acquisition Proposal being treated as references to 50.1% for the purposes of clause (B);

•	Andritz terminates the Merger Agreement because the Board either failed to include its recommendation of adoption of the Merger Agreement in this proxy statement or made an Adverse Recommendation Change;

•	Xerium terminates the Merger Agreement to enter into a definitive Alternative Acquisition Agreement for a Superior Proposal, upon the authorization of the Board to do so; or

•	Andritz terminates the Merger Agreement because (i) after receipt of an Acquisition Proposal, the Board fails to reaffirm its approval or recommendation of adoption of the Merger Agreement and the Merger within 10 business days of written request by Andritz to do so or (ii) a tender offer or exchange offer for shares of Xerium common stock was publicly disclosed (other than by Andritz) and the Board fails to recommend against such tender offer or exchange offer by the earlier of (A) the day prior to the special meeting of the stockholders or the day prior to any adjournment, recess or postponement of such meeting and (B) 11 business days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 of the Exchange Act.

The termination fee described above will only be payable once, and the parties agree that Andritz’s right to receive such fee (plus any additional costs, expenses or interest payable in the event of a delay in payment) constitute Andritz’s and Merger Subsidiary’s sole and exclusive remedy for any losses suffered in respect of the Merger Agreement or the Transactions, other than in the case of fraud or willful and material breach.

Reverse Termination Fee; Certain Xerium Expenses

Andritz must pay to Xerium a termination fee of $25.0 million, plus the actual and documented out-of-pocket expenses incurred by Xerium in connection with the Merger Agreement and the transactions contemplated thereby (up to a cap of $5.0 million) in the event that:

•	the Merger Agreement is terminated by either Andritz or Xerium because the Merger has not been consummated by the End Date, and all conditions to closing are satisfied other than obtaining any antitrust approval (provided that any breach by Xerium of its obligations under the Merger Agreement has not primarily resulted in the failure of the Merger to be consummated by such time); or

•	the Merger Agreement is terminated by either Andritz or Xerium due to a court or other governmental authority issuing an order or taking any action, in each case, related to the failure to obtain any antitrust approval, that permanently restrains, enjoins or otherwise prohibits the Merger, which order or action is final and non-appealable.

The termination fee described above will only be payable once, and the parties agree that Xerium’s right to receive such fee (plus any additional costs, expenses or interest payable in the event of a delay in payment) constitute Xerium’s sole and exclusive remedy for any losses suffered in respect of the Merger Agreement or the Transactions, other than in the case of fraud or willful and material breach.

Expenses Generally

Except as provided under the termination fee and reverse termination fee provisions of the Merger Agreement summarized immediately above, whether or not the Merger is consummated, Xerium and Andritz are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the Transactions. However, Xerium is not permitted to pay or incur fees or expenses (excluding those related to stockholder litigation or antitrust approvals) in excess of $15.0 million in connection with the Transactions without a determination by the Board that such additional fees or expenses are reasonably necessary and the prior written consent of Andritz, not to be unreasonably withheld.

Specific Performance

The parties to the Merger Agreement are entitled (in addition to any other remedy to which they may be entitled in law or equity) to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.

Amendments; Waiver

Any provision of the Merger Agreement may be amended or waived in a writing signed by Andritz, Merger Subsidiary and Xerium, in the case of an amendment, or the party to whom a waiver will be effective, in the case of a waiver. However, after the Company Stockholder Approval has been obtained, no amendment or waiver that would require further approval of the Xerium stockholders under Delaware law is permitted without first obtaining such approval.

Governing Law and Jurisdiction

The Merger Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to the choice of law provisions therein).

Each of the parties to the Merger Agreement, with respect to any dispute arising out of the Merger Agreement or the transactions contemplated thereby, among other things, consents to submit itself to the exclusive jurisdiction of the Delaware Court of Chancery or other courts of the State of Delaware and agrees that it will not bring any action relating to the Merger Agreement or the transactions contemplated thereby except in such courts.

PROPOSAL NO. 1: APPROVAL OF THE MERGER PROPOSAL

The Merger Proposal

We are asking you to approve a proposal to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger, which we refer to herein as the Merger Proposal. For a detailed discussion of the terms and conditions of the Merger Agreement, see “The Merger Agreement” beginning on page 63 of this proxy statement. A copy of the Merger Agreement is attached to this proxy statement as Appendix A. See also “The Merger” beginning on page 30 of this proxy statement.

Vote Required

As described under “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page 40 of this proxy statement, after considering various factors described in such section, the Board has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of Xerium and our stockholders. The Board has unanimously approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, and the Board unanimously recommends that you vote “FOR” the Merger Proposal.

Under Delaware law, approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock.

A failure to vote your shares of common stock or an abstention from voting for the Merger Proposal will have the same effect as a vote “AGAINST” the Merger Proposal.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the Merger Proposal.

PROPOSAL NO. 2: ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

We are asking you to approve a proposal to approve the adjournment of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the special meeting, which we refer to herein as the Adjournment Proposal. If our stockholders approve the Adjournment Proposal, we could adjourn the special meeting to any date and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against the Merger Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Merger Proposal such that the Merger Proposal would be defeated, we could adjourn the special meeting without a vote on the Merger Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Merger Proposal.

In addition, the Board could postpone the special meeting before it commences. Notwithstanding the foregoing, under the Merger Agreement, Xerium may adjourn or postpone the special meeting without Andritz’s consent only in certain specified circumstances as described further under “The Merger Agreement—Other Covenants and Agreements—Company Stockholder Meeting and Related Actions” beginning on page 74 of this proxy statement.

If the special meeting is adjourned or postponed to solicit additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use at the special meeting, as adjourned or postponed. If a stockholder signs and returns a proxy and does not indicate how he, she or it wishes to vote on any proposal, or if such stockholder signs and returns a proxy and indicates a vote in favor of the Merger Proposal but does not indicate a choice on the Adjournment Proposal, such stockholder’s shares of our common stock will be voted in favor of the Adjournment Proposal. However, if such stockholder indicates a vote against the Merger Proposal, such stockholder’s shares of our common stock will only be voted in favor of the Adjournment Proposal if he, she or it indicates a vote in favor of the Adjournment Proposal. Xerium does not intend to call a vote on the Adjournment Proposal if the Merger Proposal is approved at the special meeting.

The vote on the adjournment proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the Adjournment Proposal and vice versa.

Vote Required

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast (excluding abstentions), in person or by proxy, by the holders of our common stock.

The Board believes that it is in the best interests of Xerium and our stockholders to be able to adjourn the special meeting if necessary or appropriate for the purpose of soliciting additional proxies in respect of the Merger Proposal if there are insufficient votes to approve the Merger Proposal at the time of the special meeting.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the Adjournment Proposal.

PROPOSAL NO. 3: ADVISORY VOTE REGARDING MERGER-RELATED NAMED EXECUTIVE OFFICER COMPENSATION

The Merger-Related Compensation Proposal

We are required pursuant to Section 14A of the Exchange Act to include in this proxy statement a proposal with respect to a non-binding advisory vote on the compensation that may be paid or become payable to each of our “named executive officers,” as determined in accordance with Item 402(t) of Regulation S-K, in connection with the Merger pursuant to arrangements entered into with us, and we therefore are asking our stockholders to approve the following resolution:

RESOLVED, that the compensation that may be paid or become payable to Xerium’s named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K, in this Merger-Related Compensation Proposal, is hereby APPROVED.

The vote on this Merger-Related Compensation Proposal is a vote separate and apart from the vote to approve the Merger Proposal. Accordingly, you may vote not to approve this Merger-Related Compensation Proposal and vote to approve the Merger Proposal and vice versa. The vote to approve this Merger-Related Compensation Proposal is advisory in nature and, therefore, is not binding on Xerium, Andritz, or the Board or the board of directors of Andritz, or their respective compensation committees, regardless of whether the Merger Proposal is approved. Approval of this Merger-Related Compensation Proposal is not a condition to completion of the Merger, and failure to approve this advisory matter will have no effect on the vote to approve the Merger Proposal. The Merger-related named executive officer compensation to be paid in connection with the Merger is based on contractual arrangements with the named executive officers, and accordingly, the outcome of this advisory vote will not affect the obligation to make these payments.

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer that is based on or otherwise relates to the Merger.

Please note that the amounts indicated below are estimates based on the assumptions described in the notes to the table below, which may or may not actually occur. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, that may become payable to a named executive officer may differ in material respects from the amounts set forth below. Furthermore, for purposes of calculating such amounts, we have assumed, solely for purposes of the table below:

•	a closing date for the Merger of August 1, 2018 (the latest practicable date prior to the filing of this proxy statement); and

•

unless otherwise described below, with respect to each named executive officer, a termination of employment on the closing date as a result of a resignation by the executive for good reason or a termination by the surviving corporation without cause (each, referred to as a “qualifying termination”).

Name	Cash ($) (1)		Equity ($) (2)	Perquisites/ Benefits ($) (3)	Total ($) (6)
Mark Staton	1,875,000		8,262,108	19,576	10,156,684
Clifford E. Pietrafitta	745,500		1,849,959	13,145	2,608,604
David Pretty	834,300		1,982,070	20,520	2,836,890
Eduardo Fracasso	667,664	(4)	1,149,620	67,731	1,217,351
Michael F. Bly	656,250		1,494,504	22,457	2,173,211
Harold C. Bevis (5)	—		—	—	—

(1)

Represents (i) potential cash severance payments upon a qualifying termination equal to 18 months of the executive’s base salary (24 months in the case of Messrs. Staton and Bly), and (ii) an amount representing the executive’s potential payout under our 2018 MIC. The payment of the base salary component of severance is “double-trigger,” meaning that the amounts become payable only upon a qualifying termination of employment that occurs within three months prior to or two years following a change in control. In addition, prior to the closing of the Merger, our Board will determine the actual payout level under our 2018 MIC, based on our financial and operational performance through such date and the executives will be entitled to receive either (i) a pro-rated portion of the payout amount through the closing date of the Merger if an equivalent plan is continued for the remainder of the year and the executive does not incur a qualifying termination, or (ii) the entire payout amount if an equivalent plan is not continued for the remainder of the year or the executive incurs a qualifying termination. As of the date of filing this proxy statement, the Board has not yet determined whether, or in what amounts, any awards under the 2018 MIC have been earned or whether an equivalent plan will be continued for the remainder of the year. The amount reflected in the table above assumes a full payout of the 2018 MIC for each executive at 100% of the target award level (100% of annual base salary for Mr. Staton and 50% of annual base salary for all other executives). For additional information about the 2018 MIC, see “The Merger—Interests of the Directors and Executive Officers of Xerium in the Merger—2018 Management Incentive Compensation Program” beginning on page 53 of this proxy statement.

(2)

This column represents the value of unvested Time-Based RSUs, PSUs and phantom stock units outstanding as of August 1, 2018 that would vest as a result of the Merger. The payments are “single-trigger,” meaning that vesting is contingent only upon the closing of the Merger. For additional details regarding the treatment of these equity awards in the merger, see “The Merger—Interests of the Directors and Executive Officers of Xerium in the Merger—Treatment of Xerium Equity Awards in the Merger” beginning on page 50 of this proxy statement.

(3)

Represents an estimate of the cost for Xerium-paid coverage under COBRA payable upon a qualified termination of employment under an employment agreement. All such amounts are “double-trigger,” meaning that the named executive officer is entitled to the benefits only upon a qualifying termination of employment that occurs within three months prior to or two years following a change in control.

(4)	Converted from 480,542 Brazilian Real at a December 31, 2017 exchange rate of $0.30 per Real.
(5)

Mr. Bevis is a former executive officer of Xerium and is included in the table above as required by the SEC disclosure rules. As of April 27, 2017, Mr. Bevis’s employment with Xerium terminated, and he will not receive any compensatory payments as a result of the Merger.

(6)

It is expected that, as of the closing date of the Merger, each employment agreement will provide that if any amounts will become subject to the excise tax imposed by Section 4999 of the Code, then such amounts will be reduced so as not to become subject to such excise tax, but only if the net amount of such payments as so reduced is greater than or equal to the net amount of such payments without such reduction. The amounts shown in the table above do not reflect such reductions.

Narrative Disclosure to Merger-Related Compensation Table

For additional information relating to the named executive officers’ employment arrangements and the treatment of our equity awards held by the named executive officers, see “The Merger—Interests of the Directors and Executive Officers of Xerium in the Merger” beginning on page 49 of this proxy statement.

Completion of the Merger is not conditioned on approval of the Merger-Related Compensation Proposal.

Vote Required

Approval of the Merger-Related Compensation Proposal requires the affirmative vote of a majority of the votes cast (excluding abstentions), in person or by proxy, by the holders of our common stock.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the Merger-Related Compensation Proposal.

MARKET PRICES AND DIVIDEND DATA

Xerium common stock is listed on the New York Stock Exchange under the symbol “XRM.” The table below sets forth, for the periods indicated, the range of high and low closing prices per share for our common stock as reported by the New York Stock Exchange.

	High	Low
2018
1st Quarter	$6.68	$4.27
2nd Quarter	$13.25	$6.10
3rd Quarter (through August 1, 2018)	$13.37	$13.24

	High	Low
2017
1st Quarter	$6.58	$4.73
2nd Quarter	$7.54	$6.29
3rd Quarter	$7.50	$4.63
4th Quarter	$5.26	$3.76

	High	Low
2016
1st Quarter	$12.23	$4.98
2nd Quarter	$7.59	$4.26
3rd Quarter	$8.96	$6.42
4th Quarter	$8.23	$5.20

As of August 1, 2018, there were 16,427,603 shares of our common stock outstanding, held by approximately 69 stockholders of record.

Since 2007, we have not declared or paid cash dividends on our common stock. Under the Indenture governing the Notes due 2021 and our $55.0 million Revolving Credit and Guaranty Agreement, we are prohibited from paying cash dividends, and therefore we currently do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of the Board, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that the Board may deem relevant.

On June 22, 2018, the last trading day before we publicly announced the execution of the Merger Agreement, the high and low sale prices for our common stock as reported on the New York Stock Exchange were $6.70 and $6.53 per share, respectively. The closing price of our common stock on the New York Stock Exchange on June 22, 2018 was $6.61 per share.

On August 1, 2018, the latest practicable trading day before the printing of this proxy statement, the closing price of our common stock on the New York Stock Exchange was $13.37 per share. You are encouraged to obtain current market quotations for Xerium common stock.

As soon as reasonably practicable following the Merger, there will be no further market for Xerium common stock and our common stock will cease trading on and be delisted from the New York Stock Exchange and deregistered under the Exchange Act. As a result, following the Merger and such deregistration, we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock as of August 1, 2018, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock, based on information filed with the SEC;

•	each current member of the Board;

•	each of our named executive officers; and

•	all members of the Board and all of our current executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of August 1, 2018 through the exercise of any stock option or the vesting of any RSUs. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

The percentage of shares beneficially owned is computed on the basis of 16,427,603 shares of our common stock outstanding as of August 1, 2018. Shares of our common stock that a person has the right to acquire within 60 days of August 1, 2018 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group, including for purposes of the percentage ownership of Andritz below in connection with the Voting Agreements. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Xerium Technologies, Inc., 14101 Capital Boulevard, Youngsville, NC 27596.

Class of Securities	Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
	5% Stockholders:
Common Stock	Carl Marks Management Company, LLC (1)	2,064,452	12.6%
Common Stock	TSSP Sub-Fund HoldCo LLC (2)	1,561,350	9.5%
Common Stock	Wynnefield Capital Inc. (3)	1,214,540	7.4%
Common Stock	Tocqueville Asset Management L.P. (4)	879,008	5.4%
Common Stock	Andritz AG (5)	3,541,255	21.6%
	Directors and Named Executive Officers:
Common Stock	Mark Staton	20,000	*
Common Stock	Clifford E. Pietrafitta (6)	46,401	*
Common Stock	David Pretty (7)	57,130	*
Common Stock	Eduardo Fracasso (8)	46,814	*
Common Stock	Michael F. Bly (9)	22,872	*
Common Stock	Harold Bevis (10)	679,133	4.1%
Common Stock	Roger A. Bailey	50,434	*
Common Stock	Ambassador April H. Foley (11)	56,051	*
Common Stock	Jay J. Gurandiano (12)	56,493	*
Common Stock	John F. McGovern (13)	18,000	*
Common Stock	Mitchell I. Quain (14)	23,502	*
Common Stock	Alexander Toeldte	27,554	*
Common Stock	James F. Wilson (15)	2,126,509	12.9%
Common Stock	All directors and executive officers as a group (16 persons) (16)	2,573,258	15.7%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)

Based solely on a Schedule 13D/A filed with the SEC on June 29, 2018, Carl Marks Management Company, LLC’s address is 900 Third Avenue, 33rd Floor, New York, NY 10022. Represents 626,544 shares held by Carl Marks Strategic Investments, L.P. (referred to as “CMSI”) and 1,437,908 shares held by Carl Marks Strategic Opportunities Fund, L.P. (referred to as “CMSO”). Carl Marks Management Company, LLC is the registered investment adviser of CMSI and CMSO. CMSI GP, LLC is the general partner of CMSI, and Carl Marks GP, LLC is the general partner of CMSO. Messrs. Andrew M. Boas, Robert C. Ruocco, and James Forbes Wilson are the managing members of Carl Marks Management Company, LLC, CMSI GP, LLC and Carl Marks GP, LLC.

(2)

Based solely on a Schedule 13G/A filed with the SEC on February 13, 2018, TSSP Sub-Fund HoldCo LLC’s address is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102. Represents 1,561,350 shares held by PBB Investments I, LLC (referred to as “PBB”). TSSP Sub-Fund HoldCo LLC (referred to as “Sub-Fund HoldCo”) is the sole member of TOP III SPV GP, LLC, which is the manager of PBB. Sub-Fund HoldCo is managed by its board of directors, whose members are David Bonderman, James G. Coulter and Alan Waxman. Messrs. Bonderman, Coulter and Waxman disclaim beneficial ownership of the Shares except to the extent of their pecuniary interest therein.

(3)	Based solely on a Schedule 13D/A filed with the SEC on June 27, 2018, Wynnefield Capital Inc.’s address is 450 Seventh Ave., Ste 509, New York, NY 10123. Represents 574,594 shares held by Wynnefield Partners Small Cap Value, L.P. I (referred to as “Wynnefield Partners I”), 350,990 shares held by Wynnefield Partners Small Cap Value, L.P. (referred to as “Wynnefield Partners”), 238,456 shares held by Wynnefield Small Cap Value Offshore Fund, Ltd. (referred to as “Wynnefield Offshore”), and 50,500 shares held by Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan (referred to as the “Wynnefield Plan”). Wynnefield Capital Management, LLC (referred to as “WCM”) is the sole general partner of Wynnefield Partners and Wynnefield Partners I. Wynnefield Capital, Inc. (referred to as “WCI”) is the sole investment manager of Wynnefield Offshore. The Wynnefield Plan is an employee profit sharing plan. Nelson Obus and Joshua H. Landes are the co-managing members of WCM, executive officers of WCI, and co-trustees of the Wynnefield Plan.
(4)	Based solely on a Schedule 13G filed with the SEC on January 30, 2018, Tocqueville Asset Management L.P.’s address is 40 West 57th Street, 19th Floor, New York, NY 10019.
(5)	Andritz’s address is Stattegger Strasse 18, 8045 Graz, Austria. Based solely on a Schedule 13D filed by Andritz on July 5, 2018, reporting beneficial ownership solely because Andritz may be deemed to have shared beneficial ownership of such shares of Xerium common stock as a result of certain provisions contained in the Voting Agreements described under “The Merger—Voting Agreements” beginning on page 54 of this proxy statement. Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”), neither the filing of the foregoing Schedule 13D nor any of its content shall be deemed to have constituted an admission by Andritz that it is the beneficial owner of any Xerium common stock for purposes of Section 13(d) of the Exchange Act, or for any other purpose, and such beneficial ownership is thereby expressly disclaimed.
(6)	Excludes 44,030 shares of common stock underlying RSUs held by the executive officer that will not vest and, therefore, are not convertible into shares of common stock within 60 days of August 1, 2018.
(7)	Excludes 53,816 shares of common stock underlying RSUs held by the executive officer that will not vest and, therefore, are not convertible into shares of common stock within 60 days of August 1, 2018.
(8)	Excludes 29,354 shares of common stock underlying RSUs held by the executive officer that will not vest and, therefore, are not convertible into shares of common stock within 60 days of August 1, 2018.
(9)	Excludes 38,160 shares of common stock underlying RSUs held by the executive officer that will not vest and, therefore, are not convertible into shares of common stock within 60 days of August 1, 2018.
(10)	Mr. Bevis departed the Company on April 27, 2017. Shares stated are based on the Company’s records. The Company does not know whether Mr. Bevis still beneficially owns these shares or has sold them.
(11)	Excludes 8,234 shares of common stock underlying DSUs held by the non-management director. Such DSUs will be settled in shares of common stock six months after the director’s departure from the Board, and thus are not convertible into shares of common stock within 60 days of August 1, 2018.
(12)	Includes 3,556 shares of common stock underlying DSUs held by the non-management director that will be paid to the non-management director upon the termination of his service on the Board. Excludes 2,228 shares of common stock underlying DSUs held by the non-management director that will be settled in shares of common stock six months after the director’s departure from the Board, and thus are not convertible into shares of common stock within 60 days of August 1, 2018.
(13)	Excludes 64,285 shares of common stock underlying DSUs held by the non-management director. Such DSUs will be settled in shares of common stock six months after the director’s departure from the Board, and thus are not convertible into shares of common stock within 60 days of August 1, 2018.
(14)	Excludes 19,765 shares of common stock underlying DSUs held by the non-management director. Such DSUs will be settled in shares of common stock six months after the director’s departure from the Board, and thus are not convertible into shares of common stock within 60 days of August 1, 2018.
(15)

Mr. Wilson’s business address is c/o Carl Marks Management Company, L.P., 900 Third Avenue, 33rd Floor, New York, NY 10022. Represents 2,064,452 shares of common stock described in note (2) above and 62,057 shares of common stock owned directly by Mr. Wilson. Mr. Wilson is a managing member of Carl Marks Management Company, LLC, CMSI GP, LLC and Carl Marks GP, LLC. Carl Marks Management Company, LLC is the registered investment adviser of CMSI and CMSO. CMSI GP, LLC is the general partner of CMSI, and Carl Marks GP, LLC is the general partner of CMSO. Mr. Wilson’s beneficial ownership is limited to (i) his direct ownership of 64,285 shares of common stock and (ii) his indirect interest (if any) in the shares of common stock held by CMSI and CMSO, limited to his pecuniary interest in CMSI and CMSO (if any). Excludes 2,228 shares of common stock underlying DSUs held by the non-management director. Such DSUs will be settled in shares of common stock six months after the director’s departure from the Board, and thus are not convertible into shares of common stock within 60 days of August 1, 2018.

(16)	Includes 3,556 shares of common stock underlying DSUs held by Mr. Gurandiano that will be paid to Mr. Gurandiano upon the termination of his service on the Board.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is consummated, we will have no public stockholders and there will be no public participation in any future meetings of our stockholders. However, if the Merger is not consummated, our stockholders will continue to be entitled to attend and participate in meetings of our stockholders.

In the event of a future annual meeting, we will make a public disclosure of the meeting date and include the deadline for stockholders who wish to have a proposal included in our proxy materials for such future annual meeting pursuant to Rule 14a-8 under the Exchange Act, which deadline will be a reasonable time before we begin to print and send proxy materials.

Under our by-laws, proposals of business and nominations for directors other than those pursuant to Rule 14a-8 under the Exchange Act may be made by stockholders entitled to vote at such future annual meeting if notice in writing that contains the information required by the by-laws is timely delivered to the Secretary at Xerium Technologies, Inc., Attention: Secretary, 14101 Capital Boulevard, Youngsville, NC 27596. To be timely, a notice with respect to such future annual meeting must be received by the Secretary not later than the close of business on the tenth day following the date on which the notice of the meeting is mailed or public disclosure is made, whichever occurs first.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Xerium filings with the SEC are incorporated by reference:

•	Xerium’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 28, 2018, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on April 30, 2018;

•	Xerium’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018, filed with the SEC on April 30, 2018 and July 26, 2018, respectively; and

•	Xerium’s Current Reports on Form 8-K filed with the SEC on February 2, 2018, March 19, 2018, June 22, 2018 and June 25, 2018, as amended by Amendment No. 1 on Form 8-K/A filed July 6, 2018 (other than the portions of such documents not deemed to be filed).

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement and therefore is not incorporated by reference herein.

You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by Xerium through the “Investor Relations” section of Xerium’s website at www.xerium.com.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Xerium Technologies, Inc.

Attention: Investor Relations

14101 Capital Boulevard,

Youngsville, NC 27596

(919) 526-1414

If you would like to request documents from us, please do so by August 30, 2018 to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail or another equally prompt method, within one business day after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available through the “Investor Relations” section of our website at www.xerium.com. The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions about this proxy statement, the special meeting or the Merger or need assistance with voting procedures, you should contact our proxy solicitor or us at:

1407 Broadway

New York, New York 10018

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

or

Xerium Technologies, Inc.

Attention: Investor Relations

14101 Capital Boulevard

Youngsville, NC 27596

(919) 526-1414

Xerium has supplied all information relating to Xerium, and Andritz has supplied, and Xerium has not independently verified, all of the information relating to Andritz and Merger Subsidiary contained in “Summary—The Companies” beginning on page 11 of this proxy statement and “The Companies” beginning on page 22 of this proxy statement.

You should not send in your Xerium stock certificates until you receive transmittal materials after the Merger is consummated.

You should rely only on the information contained in this proxy statement, the appendices to this proxy statement and the documents we refer to in this proxy statement to vote on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated August 3, 2018. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to or from whom, it is unlawful to make a proxy solicitation.

Your vote is very important. Please promptly vote your shares by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.

Appendix A

AGREEMENT AND PLAN OF MERGER

dated as of

June 24, 2018

among

XERIUM TECHNOLOGIES, INC.,

ANDRITZ AG

and

XYZ MERGER SUB, INC.

A-i

A-ii

A-iii

Exhibit A – Form of Voting Agreement

A-iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 24, 2018, among Xerium Technologies, Inc., a Delaware corporation (the “Company”), Andritz AG, a joint stock corporation organized under the laws of Austria with its seat at Graz, Austria (“Parent”), and XYZ Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the respective boards of directors of the Company, Parent and Merger Subsidiary have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the parties intend that Merger Subsidiary will be merged with and into the Company on the terms and subject to the conditions set forth in this Agreement and in accordance with Delaware Law (as defined below); and

WHEREAS, as an inducement to and condition of Parent’s and Merger Subsidiary’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company are entering into voting agreements with Parent dated as of the date hereof substantially in the form attached as Exhibit A (each, a “Voting Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.01 Definitions.

(a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer or proposal relating to (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, spin-off, business combination or similar transaction involving the Company or any of its Subsidiaries or assets, in each case, representing 20% or more of the consolidated net revenues, net income or total assets (including equity securities of its Subsidiaries or any other entity) of the Company; (ii) any direct or indirect acquisition by any Person or group resulting in, or proposal or offer, which if consummated would result in, any Person or group becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of 20% or more of the total voting power or of any class of equity securities of the Company, or those of any of its Subsidiaries or assets, in each case, representing 20% or more of the consolidated net revenues, net income or total assets (including equity securities of its Subsidiaries or any other entity) of the Company or (iii) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, Regulation (EC) 139/2004 of the European Union, and all other federal, state, foreign or supranational statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition, trade or foreign investment Laws and regulations that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) regulate foreign investments, or (iii) protect the national security or the national economy of any nation.

“Applicable Law” means, with respect to any Person, any foreign, supranational, federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2017, as amended by Form 10-K/A filed April 30, 2018.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2017 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2017.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Compensatory Award” means each Company Option, Company Restricted Stock Unit Award and Company Deferred Stock Unit Award.

“Company Deferred Stock Unit” means a unit granted pursuant to a Company Stock Plan, other than a Company Restricted Stock Unit, which entitles the unit holder to the redemption of such unit for a share of Company Common Stock at the date specified in the applicable Company Stock Plan.

“Company Deferred Stock Unit Award” means any award of Company Deferred Stock Units that was granted pursuant to a Company Stock Plan.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company IP” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Option” means any option to purchase shares of Company Common Stock granted pursuant to a Company Stock Plan.

“Company Preferred Stock” means the preferred stock, $0.001 par value per share, of the Company.

“Company Restricted Stock Unit” means a unit granted pursuant to a Company Stock Plan, which is subject to vesting or other lapse restrictions and entitles the unit holder to the redemption of such unit for a share of Company Common Stock, after vesting pursuant to the terms of the applicable Company Restricted Stock Unit Award.

“Company Restricted Stock Unit Award” means any award of Company Restricted Stock Units that was granted pursuant to a Company Stock Plan.

“Company Stock Plan” means the Company’s 2010 Equity Incentive Plan, as amended, those certain 2009 Director Restricted Stock Units Agreements dated June 9, 2009 and August 6, 2009 between the Company and Joseph J. Gurandiano, the 2011 Directors’ Deferred Stock Unit Plan, the Company’s 2016–2018 Long-Term Incentive Plan and any other stock, compensation or similar plan pursuant to which the Company has granted stock or equity based compensation awards, including individual inducement award agreements.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 19, 2018 by and between Andritz (USA) Inc. and the Company.

“Contract” means any legally binding contract, subcontract, agreement, indenture, deed of trust, license, sublicense, note, bond, loan instrument, mortgage, lease, purchase or sales order, concession, franchise, option, insurance policy, benefit plan, guarantee and any similar legally binding undertaking, commitment or pledge.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any Applicable Laws relating to protection of the environmental or human health and safety (in relation to exposure to Hazardous Substances).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Fully Diluted” means all outstanding Shares, all Shares issuable in respect of all outstanding securities convertible into or exchangeable for Shares and all Shares issuable in respect of all outstanding options and other rights to acquire Shares.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, commission, court, agency or official, including any political subdivision thereof, or any self-regulatory organization.

“Hazardous Substances” means any wastes, substances, products, pollutants or materials, whether solid, liquid or gaseous, that (i) is or contains asbestos, polychlorinated biphenyls, radioactive materials, oil, petroleum or any fraction thereof, or (ii) is defined or regulated by any Governmental Authority as a “contaminant”, “pollutant”, “toxic substance”, “toxic material”, “hazardous waste” or “hazardous substance” or words of similar meaning and regulatory effect thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all: (i) United States and foreign patents, including utility models, industrial designs and design patents, and applications, including provisional applications, statutory invention registrations, inventions, discoveries and invention disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, continuing prosecution applications, provisionals, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications (collectively, “Patents”); (ii) United States and foreign trademarks, trade names, service marks, service names, trade dress, logos, slogans, corporate names, brand names, and other forms of indicia of origin, whether registered or unregistered, and any and all common law rights therein, together with any registrations and applications for registration thereof, and any goodwill associated therewith (collectively, “Trademarks”); (iii) rights in works of authorship including any United States and foreign copyrights and rights under copyrights, whether registered or unregistered, together with all common law rights therein, and any registrations and applications for registration thereof (collectively, “Copyrights”); (iv) trade secret rights and other confidential or proprietary information, including formulae, algorithms, procedures, processes, methods, techniques, knowhow, ideas, creations, inventions, discoveries and improvements (whether patentable or unpatentable and whether or not reduced to practice), technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel, customer, vendor and distributor lists, specifications, designs, models, devices, prototypes, and development tools; and (v) URLs, domain names and other names and locators associated with the Internet (“Domain Names”), including any registrations thereof.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation, in each case, owned by the Company or any of its Subsidiaries and used in their respective businesses.

“knowledge” means (i) with respect to the Company, the actual knowledge, after due inquiry, of the individuals listed on Section 1.01 of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge, after due inquiry, of the individuals listed on Section 1.01 of the Parent Disclosure Schedule.

“Leased Real Property” means the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company or any of its Subsidiaries under the Real Property Leases.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset, including any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

“Material Adverse Effect” means any event, condition, change, occurrence or development, circumstance or effect that (a) has had a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent or materially delay the transactions contemplated by this Agreement; provided, however, that for purposes of clause (a) above, none of the following shall be deemed in and of themselves to constitute and none of the following shall be taken into account in determining whether there is a Material Adverse Effect: (i) changes in Applicable Law or GAAP or changes in the regulatory accounting requirements applicable to any industry in which the Company and its Subsidiaries operate, (ii) changes in the financial or securities markets or general economic or political conditions in the United States of America, (iii) changes or conditions generally affecting the industries in which the Company and its Subsidiaries operate, (iv) acts of war, sabotage or terrorism or natural disasters involving the United States of America, (v) the entry into or announcement of this Agreement (other than for purposes of any representation or warranty contained in Section 3.02 or Section 3.03), the pendency or consummation of the transactions contemplated hereby or the performance of this Agreement, (vi) any failure by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period, (vii) a change in the market price or trading volume of the Shares, (viii) seasonal fluctuations in the business of the Company and its Subsidiaries to the extent reasonably consistent with past periods; (ix) any change or announcement of a potential change in the credit rating of the Company or any of its Subsidiaries or any of their securities; (x) any matters to which Parent has consented or hereafter consents in writing; (xi) any action taken (or omitted to be taken) at the request of the other parties to this Agreement or (xii) any action taken by such Person or any of its Subsidiaries that is contemplated by this Agreement; provided, that (A) in the case of the foregoing clauses (vi), (vii) and (ix), such clauses shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts or change in market price or trading volume has resulted in, or would reasonably be expected to result in, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), (B) in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur, there shall be taken into account any right to insurance or indemnification available to such Person or any of its Subsidiaries and (C) that the exceptions in the foregoing clauses (i), (ii), (iii) and (iv) will not apply if and to the extent any such exception, individually or in the aggregate with any other event, condition, change, occurrence or development, circumstance or effect, has a disproportionate and adverse effect on the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the industries in which the Company and its Subsidiaries operate. For the avoidance of doubt, the parties acknowledge and agree that no Remedial Action (as defined below) will result, or be deemed to result, in a Material Adverse Effect for any purpose under this Agreement.

“Material Contract” means any of the following Contracts:

(a) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as a whole;

(b) any employment, management, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation Contract not terminable at will by the Company or one of its Subsidiaries pursuant to which the Company or one of its Subsidiaries has continuing obligations as of the date of this Agreement with any executive officer or other employee whose annual compensation for 2018 is expected to exceed $200,000 (not taking into account any payments as a result of the transactions contemplated by this Agreement) or any member of the Board of Directors whose total cash compensation for calendar year 2017 exceeded $200,000, or that would provide for severance pay upon termination of employment in excess of $200,000, other than severance or termination pay required by Applicable Law;

(c) any Contract with any of the Material Customers and Suppliers;

(d) any IP Contract;

(e) any Contract with any customer or supplier of the Company or any of its Subsidiaries pursuant to which the Company and its Subsidiaries reasonably expect to involve payments or consideration furnished by or to the Company and its Subsidiaries in excess of $1,000,000 in any calendar year that contains any covenant or other provision containing and limiting the right of the Company or any of its Subsidiaries pursuant to any “most favored nation” or “exclusivity” provisions, other than any such Contracts that (A) may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less, (B) are not material to the Company and its Subsidiaries, taken as a whole or (C) are IP Contracts;

(f) any Contract (A) relating to the disposition or acquisition of assets by the Company or any of its Subsidiaries with a value greater than $250,000 after the date of this Agreement other than in the ordinary course of business; or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person, other than any Subsidiary of the Company;

(g) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit or other indebtedness, in each case in excess of $250,000, other than (A) accounts receivables and payables in the ordinary course of business; (B) loans to Subsidiaries of the Company in the ordinary course of business; and (C) extensions of credit to customers in the ordinary course of business;

(h) any Material Real Property Lease;

(i) any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger (other than Contracts evidencing Company Compensatory Awards);

(j) any Contract providing for cash severance payments in excess of $200,000 (other than those pursuant to which severance is required by Applicable Law);

(k) any Contract providing for indemnification of any officer, director or employee by the Company or any of its Subsidiaries, other than Contracts entered into on substantially the same form as the Company or its Subsidiaries’ standard forms previously made available to Parent or an IP Contract;

(l) any Contract (other than an IP Contract) containing any provision or covenant limiting in any material respect the ability of the Company and its Subsidiaries, to (i) sell any products or services to any other Person or in any geographic region, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person;

(m) any Contract (other than an IP Contract) that is an agreement in settlement of a dispute that imposes material obligations on the Company or any of its Subsidiaries after the date of this Agreement; and

(n) any Contract relating to the formation, creation, operation, management or control of a joint venture entity, limited liability company or legal partnership (excluding, for avoidance of doubt, reseller agreements, IP Contracts and other commercial agreements that do not involve the formation of an entity) with any third Person.

“Material Real Property Lease” shall mean any Real Property Lease which may not be terminated by the Company or its Subsidiaries at will or by giving notice of 90 days or less which requires payments in excess of an aggregate of $150,000 per year.

“NYSE” means the New York Stock Exchange.

“Owned Real Property” means the real property owned by the Company or any of its Subsidiaries, together with all buildings and other structures, facilities or improvements located thereon.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Material Adverse Effect” means any event, condition, change, occurrence or development, circumstance or effect that that has or would reasonably be expected to (i) materially impair the compliance by Parent or Merger Subsidiary with its obligations under this Agreement or (ii) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising by operation of Applicable Law, (c) with respect to Real Property, (i) Liens disclosed on current title reports or existing surveys made available to Parent that do not materially impair the use, occupancy or value of such Real Property, (ii) zoning or other governmentally established restrictions or encumbrances, and (iii) such other non-monetary Liens, if any, which would not interfere materially with the ordinary conduct of the business of the Company and its Subsidiaries at such Real Property, (d) Liens for existing indebtedness reflected in the Company Disclosure Schedule or the Company Balance Sheet so long as there is no event of default under such indebtedness, (e) Liens to be released on or prior to the Closing Date, (f) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, and (g) title of a lessor under a capital or operating lease, and leases, subleases and similar transactions in the ordinary course of business.

“Person” means an individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, joint venture or other entity or organization, including a Governmental Authority.

“Personal Data” means any information about an identifiable individual that alone or in combination with other information could be used to identify an individual, including: a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, social insurance number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers or any other piece of information that allows the identification of or contact with a natural person and for greater certainty includes all such information with respect to employees. “Personal Data” also includes any information not listed above if such information is defined as “personal data,” “personally identifiable information,” or “personal information” under any applicable Law.

“Proceeding” means any claim, complaint, action, suit, audit, assessment, arbitration, mediation, litigation or inquiry, or any proceeding, examination or investigation, by or before any Governmental Authority.

“Real Property” means Leased Real Property and Owned Real Property.

“Real Property Leases” shall mean the leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property.

“Registered IP” means all Patents, Trademarks, Copyrights and Domain Names that are registered, recorded, filed, issued or renewed by or the subject of a pending application before or under the authority of any Governmental Authority owned or held for use by the Company or any of its Subsidiaries.

“Representatives” means the directors, officers, employees, agents (including financial and legal advisors) and other advisors and representatives of a Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Shares” means the outstanding shares of Company Common Stock.

“Subsidiary” means, with respect to any Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Tax” or “Taxes” shall mean any and all federal, state, local or foreign taxes (together with any and all interest, penalties and additions to tax), imposed by any Governmental Authority including, without limitation, all income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, net worth, excise, withholding, ad valorem, stamp, transfer, value added, gains, license, registration, documentation customs’ duties, tariffs, alternative or add-on minimum, or estimated taxes.

“Tax Return” means any report, return, declaration or other information or filing required to be supplied to any Governmental Authority with respect to Taxes, including any amendments or supplements of any of the foregoing and any attachments thereto.

“Termination Fee” means an amount equal to $25,000,000, plus the actual and documented out-of-pocket expenses (in an amount not to exceed $5,000,000) incurred by Parent or any of its Subsidiaries in connection with this Agreement and the transactions contemplated thereby.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	5.03
Agreement	Preamble
Antitrust Division	Section 7.03(b)
Antitrust Authorities	Section 7.03(b)
Board of Directors	Section 1.02
Certificates	Section 2.03(a)
Closing	Section 2.01(b)
Company	Preamble
Company Board Recommendation	Section 3.02(b)
Company Disclosure Documents	Section 3.09
Company Licenses	Section 3.22(a)
Company Related Parties	Section 9.03(c)
Company SEC Documents	Section 3.07(a)
Company Stockholder Approval	Section 3.02(a)
Company Subsidiary Securities	Section 3.05(a)
Continuing Employee	Section 6.03(a)
Effective Time	Section 2.01(c)
Employee Plans	Section 3.17
End Date	Section 9.01(b)(i)
Enforceability Exceptions	Section 3.02(a)
Exchange Agent	Section 2.03(a)
Exchange Fund	Section 2.03(a)
FTC	Section 7.03(b)
Insurance Policies	Section 3.20
Internal Controls	Section 3.07(e)
Merger	Section 2.01(a)
Merger Consideration	Section 2.02(a)
Merger Subsidiary	Preamble
Option Consideration	Section 2.05(a)
Parent	Preamble
Parent Related Parties	Section 9.03(c)
Parent Termination Fee	Section 9.04
Parent Welfare Plan	Section 6.03(c)
Process Agent	Section 10.08(b)
Proxy Date	Section 7.02
Proxy Statement	Section 7.01
Public International Organization	Section 3.23
Public Official	Section 3.23
Record Date	Section 7.02
Solvent	Section 4.09(b)
Stockholders’ Meeting	Section 7.02
Surviving Corporation	Section 2.01(a)
Uncertificated Shares	Section 2.03(a)
Voting Agreement	Recitals

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits,

Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. References to “ordinary course” mean, with respect to an action taken by a Person, that such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person and, in the case of the Company or any of its Subsidiaries, is not required to be authorized by the board of directors of the Company (the “Board of Directors”) and is similar in nature and magnitude to actions customarily taken, without any specific authorization by the Board of Directors. Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been filed with or furnished to the SEC and available on EDGAR, been delivered to Parent or its advisors or posted to a virtual data room managed by the Company through Merrill DataSite, in each case at least twenty-four hours prior to the execution and delivery of this Agreement.

ARTICLE 2.

THE MERGER

Section 2.01 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of Article 8, the closing of the Merger (the “Closing”) shall take place in New York, New York at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022 as soon as possible, but in any event no later than two (2) Business Days after the date on which the conditions set forth in Article 8 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(c) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger in customary form and substance with the Delaware Secretary of State in accordance with the applicable provisions of Delaware Law and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with and accepted for record by the Delaware Secretary of State (or such later time as may be mutually agreed upon by Parent, Merger Subsidiary and the Company and specified in the certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

(e) The certificate of incorporation of the Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

(f) The bylaws of the Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

(g) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

Section 2.02 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Merger Subsidiary, Parent, the Company or any stockholder of the Company:

(a) Except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive $13.50 payable to the holder thereof in cash, without interest (the “Merger Consideration”), on the terms and subject to the conditions set forth in this Agreement, upon surrender of Certificates or Uncertificated Shares in accordance with Section 2.03. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration.

(b) Each Share held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c) Each Share held by any Subsidiary of either the Company or Parent (other than the Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one (1) share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (except for any such shares resulting from the conversion of Shares pursuant to Section 2.02(c)).

Section 2.03 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint a bank or trust company or similar entity reasonably acceptable to the Company which is authorized to exercise corporate trust or stock powers to act as exchange agent in the Merger (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Shares (the “Certificates”) or (ii) uncertificated Shares (the “Uncertificated Shares”). At the Effective Time and concurrently with the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, Parent shall provide the Exchange Agent funds representing the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares pursuant to Section 2.02(a) (the “Exchange Fund”). The Exchange Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Shares and (ii) promptly applied to making the payments provided for in Section 2.02(a). The Exchange Fund shall not be used for any purpose that is not provided for herein. The Exchange Agent shall invest any cash included in the Exchange Fund, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, or as otherwise directed by Parent. Any interest and other income resulting from such investments shall be kept in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments. Any interest or other income resulting from the investment of such funds shall be the property of Parent.

(b) Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange. Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares or the Merger Consideration payable for each Share represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Uncertificated Share.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or, in the case of Uncertificated Shares, that such documentation as may be reasonably requested by the Exchange Agent is provided and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) At the Effective Time, (i) all Shares issued and outstanding immediately prior to the Effective Time shall be automatically canceled and retired and shall cease to exist, and all holders of Certificates representing Shares, and all holders of Uncertificated Shares representing Shares, that were outstanding immediately prior to the Effective Time shall, in each case, cease to have any rights as stockholders of the Company (other than the right to receive the Merger Consideration in accordance with this Agreement) and (ii) the stock transfer books of the Company shall be closed with respect to all Shares outstanding immediately prior to the Effective Time. After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth in, this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 2.04 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 262 of Delaware Law (any such shares being referred to as “Dissenting Shares” until such time as such holder effectively withdraws or fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of Delaware Law with respect to such shares) shall not be converted into or represent the right to receive the Merger Consideration, but shall only be entitled to such rights as are granted by Delaware Law to a holder of Dissenting Shares. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of Delaware Law.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such Shares shall automatically be converted into and shall represent only the right to receive the Merger Consideration in accordance with Section 2.02, without interest thereon, upon surrender of the Certificate representing such Share or transfer of Uncertificated Shares, as the case may be, in accordance with the terms hereof. The Company shall give Parent prompt notice of (i) any demands received by the Company for appraisal of Shares, (ii) any withdrawal or attempted withdrawal of any such demand and (iii) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law. Parent, at its expense, shall have the right to direct all negotiations and proceedings with respect to such demands, so long as Parent does not create obligations for the Company prior to the Effective Time. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands. Each holder of Dissenting Shares who becomes entitled under Section 262 of Delaware Law to receive payment of the “fair value” for such holder’s shares shall receive such payment therefor from the Surviving Corporation after giving effect to any withholdings or deductions required by Applicable Law (but only after the amount thereof shall have been finally determined pursuant to Delaware Law).

Section 2.05 Company Compensatory Awards.

(a) Treatment of Company Options. Effective as of immediately prior to the Effective Time, each Company Option that is outstanding and unexercised shall (i) vest in full, and (ii) by virtue of the Merger and without any action on the part of the holders thereof, shall be cancelled immediately prior to the Effective Time and converted into the right to receive an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration less the exercise price per share of such Company Option, subject to any applicable withholding or other Taxes required by Applicable Law to be withheld in accordance with Section 2.07 (the “Option Consideration”). Each holder of an outstanding Company Option shall be entitled to receive, in exchange for the cancellation thereof, the Option Consideration, if any, with respect to each share of Company Common Stock subject to such outstanding Company Option and Parent shall cause such payment to be made to the holder of such Company Option, if a current or former employee of the Company, through the payroll system of the Surviving Corporation or, if not a current or former employee of the Company, through the Exchange Agent, in each case, payable as soon as practicable following the Closing Date (and, in the case of current or former employees of the Company, in no event later than the next regularly scheduled payroll run of the Surviving Corporation occurring at least three (3) Business Days following the Closing Date). For the avoidance of doubt, if the exercise price per share of any Company Option, whether vested or unvested as of the Effective Time, is equal to or greater than the Merger Consideration, then by virtue of the occurrence of the Effective Time and without any action on the part of Parent, Merger Subsidiary, the Company or the holders thereof, the Company Option will automatically terminate and be canceled without payment of any consideration to the holder thereof.

(b) Company Restricted Stock Units and Company Deferred Stock Units. Effective as of immediately prior to the Effective Time,

(i) each outstanding Company Restricted Stock Unit, the vesting of which is time-based (the “Time-Based RSUs”), (A) shall automatically become fully vested and the restrictions thereon shall lapse and (B) by virtue of the Merger and without any action on the part of the holders thereof, shall be cancelled immediately prior to the Effective Time and converted into the right to receive an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Time-Based RSUs by (ii) the Merger Consideration, subject to any applicable withholding or other Taxes required by Applicable Law to be withheld in accordance with Section 2.07;

(ii) each outstanding Company Restricted Stock Unit, the vesting of which is performance-based (the “Company PSUs”), (A) shall automatically become fully vested, and the restrictions thereon shall lapse, with respect to that number of shares of Company Common Stock subject to such award that would be earned at 100% of the target level (the “Vested Company PSUs”) and (B) by virtue of the Merger and without any action on the part of the holders thereof, shall be cancelled immediately prior to the Effective Time and converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock subject to such Vested Company PSUs by (y) the Merger Consideration, subject to any applicable withholding or other Taxes required by Applicable Law to be withheld in accordance with Section 2.07; and

(iii) each Company Deferred Stock Unit shall be redeemed for one share of Company Common Stock in accordance with the terms of such Company Deferred Stock Unit Award (and payment of the Merger Consideration in respect of any such shares of Company Common Stock shall be paid as provided in Section 2.02 and Section 2.03 or such later date as may be required under the terms of such Company Deferred Stock Unit Award to avoid a violation of Section 409A of the Code).

For the avoidance of doubt, all shares of Company Common Stock resulting from the vesting, settlement or redemption of Company Restricted Stock Units and Company Deferred Stock Units pursuant to this Section 2.05(b) shall, as provided by Section 2.02 and Section 2.03, be cancelled and extinguished and automatically converted into and shall thereafter represent only the right to receive the Merger Consideration and Parent shall cause such payment to be made to the holder of such Company Restricted Stock Units and Company Deferred Stock Units, if a current or former employee of the Company, through the payroll system of the Surviving Corporation or, if not a current or former employee of the Company, through the Exchange Agent, in each case, payable as soon as practicable following the Closing Date (and, in the case of current or former employees of the Company, in no event later than the next regularly scheduled payroll run of the Surviving Corporation following the Closing Date).

(c) Necessary Action. Not less than five Business Days prior to the Effective Time, the Company shall send a written notice in a form reasonably acceptable to Parent to each holder of an outstanding Company Option, Company Restricted Stock Unit Award or Company Deferred Stock Unit Award that shall inform such holder of the treatment of the Company Options, Company Restricted Stock Unit Awards and Company Deferred Stock Unit Awards provided in this Section 2.05. Prior to the Effective Time, the Board of Directors (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions and take any and all actions that are reasonably necessary for the treatment of Company Compensatory Awards as set forth in Section 2.05.

(d) Not later than the Effective Time, the Company shall have terminated each Company Stock Plan and no further Company Common Stock, Company Options, Company Deferred Stock Units, Company Restricted Stock Units or other rights with respect to Company Common Stock shall be granted thereunder.

Section 2.06 Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase Shares granted under the Company’s stock option or compensation plans or arrangements), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted; provided, however, that nothing in this Section 2.06 shall be construed to permit the Company to take any action with respect to the Shares that is prohibited by the terms of this Agreement.

Section 2.07 Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold any Taxes required under Applicable Law to be deducted and withheld from any payment to any Person pursuant to the transactions contemplated by this Agreement. Any such amounts deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made, and shall be timely remitted to the appropriate Governmental Authority in accordance with Applicable Law.

Section 2.08 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or the Exchange Agent may direct, as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 2.

Section 2.09 Transfer Taxes. Any and all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be paid by Parent and Merger Subsidiary when due.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 10.05, except as disclosed in any Company SEC Document filed before the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor or “forward-looking statements” section or any similar section to the extent they are predictive, cautionary or forward-looking in nature); provided, that the Company SEC Documents shall in no event qualify the representations or warranties set forth in Sections 3.02, 3.05 or 3.28 or as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Subsidiary that:

Section 3.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under Delaware Law and has all corporate powers and authority and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and to own, lease or operate its assets. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

Section 3.02 Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, upon receipt of the Company Stockholder Approval (as defined below), will be duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any of the Company’s capital stock that is necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement constitutes a legal, valid and binding agreement of the Company, subject to (i) receipt of the Company Stockholder Approval and (ii) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (this clause (ii) collectively, the “Enforceability Exceptions”).

(b) At a meeting duly called and held, the Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 5.03 herein) to recommend approval and adoption of this Agreement at a meeting of the Company’s stockholders in accordance with the terms of this Agreement (the “Company Board Recommendation”).

Section 3.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of any other applicable Antitrust Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, any other applicable state or federal securities laws and the rules and requirements of the NYSE, and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.04 Noncontravention. Except as set forth in Section 3.04 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 3.03, and subject to obtaining the Company Stockholder Approval, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law which, individually or in the aggregate, would be reasonably likely to result in loss to the Company and its Subsidiaries in excess of $250,000, (iii) assuming compliance with the matters referred to in Section 3.03, and subject to obtaining the Company Stockholder Approval, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefits (in any such case in excess of $250,000) to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries with a fair value in excess of $250,000 in the aggregate.

Section 3.05 Capitalization.

(a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 1,000,000 shares of Company Preferred Stock. As of June 21, 2018 (the “Capitalization Date”), there were outstanding (i) 16,427,603 shares of Company Common Stock, (ii) zero shares of Company Preferred Stock, (iii) Company Options to purchase an aggregate of zero shares of Company Common Stock, (iv) 820,774 Company Restricted Stock Units (assuming the maximum achievement of all performance goals, as applicable), and (v) 96,740 Company Deferred Stock Units.

(b) As of the Capitalization Date, the Company has reserved 1,220,787 shares of Company Common Stock for issuance on exercise, vesting or other conversion to Company Common Stock of Company Compensatory Awards. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Compensatory Awards will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and fully paid and nonassessable, and free of any preemptive rights.

(c) Except as provided in Section 3.05(a) and for changes since the Capitalization Date resulting from the exercise, vesting or other conversion to Company Common Stock of Company Compensatory Awards outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company or (iv) except as set forth in Section 3.05(c)(iv) of the Company Disclosure Schedule, restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no (x) voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any Shares or other Company Securities; or (y) obligations or binding commitments of any character restricting the transfer of any Shares or other Company Securities to which the Company is a party or by which it is bound. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities, and there are no accrued and unpaid dividends with respect to any Shares.

(d) Section 3.05(d) of the Company Disclosure Schedule sets forth a list, as of the Capitalization Date, of all outstanding Company Compensatory Awards, including the type of Company Compensatory Award, the name of the holder of such Company Compensatory Award, the number of Shares subject to such Company Compensatory Award, the exercise price with respect thereto, if any, the applicable grant date thereof and the applicable vesting schedule with respect thereto. None of (i) the Shares or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 3.06 Subsidiaries.

(a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and to own, lease or operate its respective properties and assets, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate a Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All material Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company 10-K.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens of the type listed in clauses (d) or (e) of the definition of “Permitted Liens”) or other limitation on voting rights except for transfer restrictions of general applicability as may be provided under the 1933 Act and other Applicable Laws (including, in respect of non-U.S. Subsidiaries, where Applicable Law mandates nominal equity ownership by a non-U.S. national Person). All outstanding shares of capital stock of the Subsidiaries of the Company are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable. As of the date hereof, there were no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities or make contributions to the capital of, or lend or advance funds to, any Subsidiary of the Company. Except for equity interests in Subsidiaries of the Company, the Company does not own, directly or indirectly, greater than 5% of the capital stock and/or other ownership interest in any Person.

Section 3.07 SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has filed with or furnished to the SEC, and made available to Parent, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2017 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof and prior to the earlier of the Effective Time and the date of the termination of this Agreement will comply, as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act or the Sarbanes-Oxley Act, as the case may be, and the respective rules and regulations of the SEC promulgated thereunder applicable to the Company SEC Documents.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed subsequent to the date hereof and prior to the earlier of the Effective Time and the date of the termination of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors (A) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls. To the knowledge of the Company, since February 28, 2018, none of the Company or any of its Subsidiaries nor the Company’s independent registered accountant has identified or been made aware of: (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the 1934 Act) utilized by the Company or any of its Subsidiaries; or (ii) any illegal act or fraud that involves the management or other employees of any the Company or any of its Subsidiaries.

(f) Since January 1, 2017, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(g) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct.

(h) As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no written inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting or disclosure practices of the Company or any of its Subsidiaries.

Section 3.08 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present or, if not yet filed, will fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto or, with respect to unaudited interim financial statements, as permitted by the Instructions to Form 10-Q), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, with respect to unaudited interim financial statements, to normal year-end adjustments and the absence of footnotes that are not, individually or in the aggregate, material). Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation  S-K of the SEC).

Section 3.09 Disclosure Documents.

(a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement, including the Proxy Statement (the “Company Disclosure Documents”) to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act.

(b) No Company Disclosure Document, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.10 Absence of Certain Changes.

(a) Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, from the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that (i) if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Sections 5.01(b)(1), (b)(2), (b)(4), (b)(5), (b)(8), (b)(9), (b)(10), (b)(11), (b)(13), (b)(14), (b)(15), (b)(17) and, solely to the extent applicable to any of the foregoing clauses, (b)(18) and (ii) would be reasonably likely to have a material effect on the business or operations of the Company and its Subsidiaries, taken as a whole.

Section 3.11 No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto, (ii) liabilities incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date, (iii) liabilities incurred in connection with the transactions contemplated hereby and (iv) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12 Compliance with Laws and Court Orders. Except with respect to compliance with respect to Tax matters and Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.16 and Section 3.18, respectively): (i) the Company and each of its Subsidiaries is, as of the date of this Agreement, in compliance with all Applicable Laws, except where the failure to be in compliance with such

Applicable Laws would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) to the knowledge of the Company, as of the date hereof, none of the Company or its Subsidiaries is under investigation with respect to or has been threatened to be charged with or given notice of any violation of any Applicable Law, except for (x) failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (y) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

Section 3.13 Litigation. Except as set forth in Section 3.13 of the Company Disclosure Schedule, as of the date of this Agreement there are no Proceedings pending against, or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries before (or, in the case of threatened Proceedings, would be before) or by any Governmental Authority or arbitrator, with respect to which the adverse party is seeking $100,000 or more in damages or injunctive relief.

Section 3.14 Real Property.

(a) Section 3.14(a) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all Owned Real Property. Except as set forth on Section 3.14(a) of the Company Disclosure Schedule, the Company or its applicable Subsidiary has good and valid title to all the Owned Real Property, free and clear of all Liens, except Permitted Liens. Except as set forth on Section 3.14(a) of the Company Disclosure Schedule: (1) the Company or its applicable Subsidiary has not leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any portion thereof; and (2) other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property, any portion thereof or any interest therein.

(b) Section 3.14(b) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all Leased Real Property. Except as set forth on Section 3.14(b) of the Company Disclosure Schedule or except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole: (i) the Company or its applicable Subsidiary has a valid leasehold interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens; (ii) there exists no default or event of default under any of the Real Property Leases (or any event that with notice or lapse of time or both would become a default) on the part of the Company or any of its Subsidiaries (as applicable) or, to the knowledge of the Company, any other party; (iii) the Company or its applicable Subsidiary has not (A) subleased, licensed, or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof or (B) collaterally assigned or granted any other security interests in any Real Property Lease or any interest therein; and (iv) there are no Liens on the estate or interests created by any such Real Property Lease, except Permitted Liens.

(c) As of the date of this Agreement there are no pending or, to the knowledge of the Company, threatened condemnation proceedings against any material Real Property.

(d) Except as disclosed on Section 3.18 of the Company Disclosure Schedule, the Company has not received any written notice that its present use of the Real Property is not in conformity with all applicable Laws, rules, regulations and ordinances, including all applicable zoning Laws, ordinances and regulations and with all registered deeds, restrictions of record or other agreements affecting such Real Property, except for such instances of nonconformity as would not individually or in the aggregate materially affect the continued use of such Real Property substantially in the manner in which it is currently being used.

Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Schedule identifies as of the date hereof each material item of Registered IP and the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number. The Company and its Subsidiaries have paid all maintenance fees and filed all statements of use reasonably necessary to maintain each material item of Company Registered IP. Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, to the knowledge of the Company:

(i) none of the issued Registered IP has been found by a Governmental Authority to be invalid;

(ii) the Company or one or more of its Subsidiaries exclusively owns all right, title and interest to and in the Company IP free and clear of any Liens (other than Permitted Liens);

(iii) to the extent issued or registered, all Company Registered IP is subsisting, valid and enforceable;

(iv) the Company and its Subsidiaries have not received a notice, since January 1, 2016, that it or they have infringed, misappropriated or otherwise violated the Intellectual Property of any third party;

(v) the Company and its Subsidiaries do not currently infringe, misappropriate or otherwise violate, the Intellectual Property of any third party in any material respect;

(vi) since January 1, 2016, no Person has infringed, misappropriated or otherwise violated or currently infringes, misappropriates or otherwise violates any material Intellectual Property owned by the Company or any of its Subsidiaries.

(vii) the Company and its Subsidiaries have taken reasonable actions and have implemented reasonable policies and procedures designed to protect its and their trade secrets and confidential information and the integrity and continuous operation of its and their material IT Assets;

(viii) the IT Assets operate and perform in all material respects the functions that are necessary for the continued operation of the businesses of the Company and its Subsidiaries as currently conducted; and

(ix) (A) since January 1, 2016, the IT Assets have not materially malfunctioned or failed and are free from material bugs or other defects, except for such malfunctions, failures, bugs and defects which individually or in the aggregate have not caused, and would not reasonably be expected to cause, any IT Assets which are material to the ordinary conduct of the business of the Company or any of its Subsidiaries to be unavailable in any material respect for more than two (2) Business Days; and (B) to the Company’s knowledge, no Person has gained unauthorized access to the IT Assets which unauthorized access has caused, or would reasonably be expected to cause, the Company or its Subsidiaries to incur a liability or expense in excess of $250,000.

(b) Section 3.15(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Contracts to which the Company or any of its Subsidiaries is a party (i) with respect to Company IP that is licensed or transferred to any Third Party other than any (a) non-disclosure agreements entered into in the ordinary course of business; and (b) Contracts, including non-exclusive licenses, granted in the ordinary course of business or in connection with the sale or provisioning of the Company’s or its Subsidiaries’ products or services; (ii) pursuant to which a Third Party has licensed or transferred any Intellectual Property to the Company or any of its Subsidiaries, other than any (a) non-disclosure agreements entered into in the ordinary course of business; (b) non-exclusive licenses of commercially available Intellectual Property; (c) non-exclusive licenses to Intellectual Property; and (d) agreements entered into in the ordinary course of business with employees, contractors, and service providers or (iii) pursuant to which the Company or any Subsidiary is obligated to perform any development with respect to any material Company IP (all such Contracts, the “IP Contracts”).

(c) The Company and its Subsidiaries have taken commercially reasonable measures to protect all Personal Data in its and their possession against unauthorized access or use, misuse, loss or damage. Except as set forth in Section 3.15(c) of the Company Disclosure Schedule, the Company and its Subsidiaries have since January 1, 2016 complied in all material respects with all applicable Laws, as well as their own rules, policies and procedures, relating to privacy, data protection and the collection, retention, protection, transfer, use and processing of all Personal Data, and, to the Company’s knowledge, there has been no unauthorized access to or use of, misuse of, loss of or damage to any such Personal Data.

Section 3.16 Taxes. Except as set forth in Section 3.16(a) of the Company Disclosure Schedule:

(a) The Company and its Subsidiaries have timely filed with the appropriate Governmental Authorities all income Tax Returns and all other material Tax Returns required to be filed through the date hereof (taking into account any applicable extensions) and all such Tax Returns are complete and accurate in all material respects.

(b) All income Taxes and all other material Taxes due and owing by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid.

(c) All income Taxes and all other material Taxes required to be withheld by the Company and its Subsidiaries have been timely withheld and paid over to the appropriate Governmental Authority.

(d) All deficiencies for income Taxes and all other material Taxes, in each case which have been claimed, proposed or assessed in writing against the Company or any of its Subsidiaries, have been paid, settled, withdrawn or are being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There are no audits, examinations or other Proceedings with respect to income Taxes or any other material Taxes of the Company or any of its Subsidiaries that are pending, in progress or threatened in writing.

(f) There are no waivers or extensions of any statute of limitations currently in effect with respect to any income Taxes or any other material Taxes of the Company or any of its Subsidiaries.

(g) There are no Liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(h) There are no Tax sharing agreements, Tax indemnity agreements, Tax allocation agreements or similar arrangements under which the Company or any of its Subsidiaries would reasonably be expected to be liable for Taxes of any entity other than the Company or a Subsidiary of the Company, other than customary commercial contracts not primarily related to Taxes.

(i) None of the Company or any of its Subsidiaries is liable for the Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of Applicable Law or as a transferee or successor.

(j) None of the Company or any of its Subsidiaries have been party to a transaction that is a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(k) In the two-year period ending on the date hereof, (i) none of the Company or any of its Subsidiaries were party to a transaction described in Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code), and (ii) no written claim has been made by any Governmental Authority in a jurisdiction where the Company or a Subsidiary does not file Tax Returns that such person is or may be subject to material taxation by that jurisdiction that has not been resolved.

(l) The Company is not and has not been a “United States real property holding corporation” (as defined in Section  897(c)(2) of the Code) during the preceding five years.

Section 3.17 Employee Benefit Plans.

(a) Section 3.17(a) of the Company Disclosure Schedule lists each material Employee Plan. “Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan or arrangement and each other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance, health or medical benefits, employee assistance program, disability or sick leave benefits, severance, post-employment or retirement benefits, in each case, (i) which is maintained, administered or contributed to by the Company or any ERISA Affiliate, (ii) (A) which covers any current or former employee of the Company or any of its Subsidiaries who is primarily working in the United States, or (B) is a defined benefit pension plan or other plan with respect to which the Company or its Subsidiaries has unfunded liabilities in excess of $500,000 in the aggregate (other than plans required to be maintained by Applicable Law) and (iii) with respect to which the Company or any of its Subsidiaries or ERISA Affiliates has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and amendments thereto have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust.

(b) Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, no Employee Plan is, and neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, or has in the past six (6) years sponsored, maintained, contributed to or had any obligation to contribute to, or had any liability with respect to, (i) any plan subject to Title IV of ERISA, (ii) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, (iii) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA or (iv) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.

(c) Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, each Employee Plan that is intended to be qualified under Section 401(a) of the Code (i) has received a favorable determination or opinion letter from the Internal Revenue Service, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer or (iii) has pending or has time remaining in which to file an application for such letter, and nothing has occurred with respect to the plan that would be reasonably likely to adversely affect its qualification under Section 401(a) of the Code. The Company has made available to Parent a copy of the most recent such letter for each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and Applicable Law. There do not exist any pending or, to the knowledge of the Company, threatened claims (other than routine undisputed claims for benefits), suits, actions, disputes, audits or investigations with respect to any Employee Plan or International Employee Plan that could individually or in the aggregate, reasonably be expected to result in liability to the Company and its Subsidiaries in excess of $250,000.

(d) Except as set forth in Section 3.17(d) of the Company Disclosure Schedule, with respect to each compensation and/or benefit plan, program, policy, practice, contract, agreement or other arrangement (whether or not such plan is subject to ERISA) maintained for the benefit of any employee or service provider (or former employee or service provider) who performs services outside the United States (each, an “International Employee Plan”), and, except as would not, individually or in the aggregate, reasonably be expected to result in liability to the Company and its Subsidiaries in excess of $250,000, each International Employee Plan, if intended to qualify for special Tax treatment, meets all applicable requirements, and if required under Applicable Law to be funded, book-reserved or secured by an insurance policy, is so funded, book-reserved or secured, in each case to the extent required under Applicable Law and based on actuarial assumptions that comply with Applicable Law and any relevant accounting standards.

(e) Except as set forth in Section 3.17(e) of the Company Disclosure Schedule, none of the execution and delivery of this Agreement or, the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event, whether contingent or otherwise) (i) entitle any current or former employee, director or other service provider of the Company or any of its Subsidiaries to any compensation or benefit, (ii) accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits or trigger any other material obligation under any Employee Plan or International Employee Plan, (iii) increase the amounts payable or trigger any other material obligation, requirement or restriction pursuant to any Employee Plan, or (iv) result in any forfeiture, breach or violation of or default under, or limit the Company’s right to amend, modify or terminate, any Employee Plan or International Employee Plan.

(f) Except as disclosed on Section 3.17(f) of the Company Disclosure Schedule, no payment or benefit that could be made by the Company or any of its Subsidiaries will be characterized as a parachute payment within the meaning of Section 280G of the Code, and neither the Company nor any of its Subsidiaries has any obligation to gross-up or indemnify any individual with respect to any Tax under Section 4999 of the Code.

(g) Except as would not result in liability in excess of $100,000 in the aggregate to the Company or its Subsidiaries or to any employee and as disclosed on Section 3.17(g) of the Company Disclosure Schedule, each Employee Plan has been maintained, in form and operation, in compliance in with Section 409A of the Code, and neither the Company nor any of its Subsidiaries has any obligation to gross-up or indemnify any individual with respect to any Tax under Section 409A of the Code.

(h) Except as disclosed on Section 3.17(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for current or former employees of the Company or any of its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code or similar Applicable Laws.

(i) All material contributions, premium payments and other payments required to be made in connection with the Employee Plans and International Employee Plans as of the date of this Agreement have been made or have been accrued in accordance with GAAP. Except as set forth on Section 3.17(i) of the Company Disclosure Schedule, no unfunded liabilities exist with respect to any Employee Plan or International Employee Plan other than those accrued on the Company Balance Sheet. To the knowledge of the Company, no event has occurred with respect to any Employee Plan or International Employee Plan that would entitle any Person, including any government or governmental agency to wind-up or terminate or require the wind-up or termination of any Employee Plan or International Employee Plan, in whole or in part (without the consent of the Company), if it would reasonably be expected to result in a liability to the Company or its Subsidiaries not already reflected on the Company Balance Sheet in excess of $250,000. To the extent required by applicable Law, the Company has complied in all material respects with the requirement of Code Section 4980H and does not, and does not reasonably expect to, owe a penalty or assessable payment for any calendar year under Code Section  4980H.

Section 3.18 Environmental Matters. Except as set forth on Section 3.18 of the Company Disclosure Schedule, each of the Company and its Subsidiaries are, and since January 1, 2016, have been, in compliance with all applicable Environmental Laws, except as has not resulted in and would not reasonably be expected to result in, liability or monitoring, investigation, or remediation expenses at any one location in excess of $100,000 (a “Remedial Liability”) to the Company or its Subsidiaries. Except as set forth on Section 3.18 of the Company Disclosure Schedule, the Company and its Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of the business as presently conducted other than as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Remedial Liability to the Company or its Subsidiaries. Except as set forth on Section 3.18 of the Company Disclosure Schedule, as of the date of this Agreement, the Company and its Subsidiaries have not received any written claim, notice of violation or citation since January 1, 2016, concerning any violation or alleged violation of any applicable Environmental Law or any release of any Hazardous Substance during the past three years except for matters that have been resolved, are no longer outstanding or as have not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Remedial Liability to the Company or its Subsidiaries. Except as set forth on Section 3.18 of the Company Disclosure Schedule, as of the date of this Agreement, there are no legal actions, suits or proceedings pending or, to the knowledge of the Company, threatened concerning compliance by the Company or any of its Subsidiaries with any Environmental Law except for matters that have been resolved, are no longer outstanding or as have not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Remedial Liability to the Company or its Subsidiaries. Except as set forth on Section 3.18 of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any Subsidiary is subject to any order, decree, injunction or other binding agreement with any Governmental Authority concerning violation of or liability arising under any Environmental Law. This Section 3.18 provides the sole and exclusive representations and warranties of the Company in respect of environmental matters, including any and all matters arising under Environmental Laws or relating to Hazardous Substances.

Section 3.19 Material Contracts.

(a) Section 3.19(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of each Material Contract (other than this Agreement and any purchase orders entered into in the ordinary course) to which the Company or any of its Subsidiaries is a party. True and complete copies of each Material Contract have been made available by the Company to Parent, or publicly filed with the SEC.

(b) As of the date of this Agreement (i) each Material Contract is a valid, binding and enforceable obligation of the Company or one of its Subsidiaries and, to the knowledge of the Company, of the other party or parties thereto, in accordance with its terms, subject to the Enforceability Exceptions; (ii) each Material Contract is in full force and effect and (iii) none of the Company or any of its Subsidiaries has received written notice of any violation or default under any Material Contract, which violation or default is continuing. The Company and each of its Subsidiaries has performed in all material respects all obligations required to be performed by it under each Material Contract and, to the knowledge of the Company as of the date of this Agreement, each other party to each Material Contract has in all material respects performed all obligations required to be performed by it under such Material Contract.

Section 3.20 Insurance Coverage. As of the date of this Agreement, the Company and its Subsidiaries have all material policies of insurance or self-insurance programs and arrangements covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that, in the Company’s reasonable judgment, are appropriate for a Person conducting business similar to that of the Company and its Subsidiaries (the “Insurance Policies”). The Company has made available to Parent true and complete copies of the Insurance Policies, and no notice of cancellation has been received by the Company or any of its Subsidiaries with respect to any of the Insurance Policies. Each of the Insurance Policies is in full force and effect, all premiums due thereon have been paid in full and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, and the Company and its Subsidiaries are in compliance in all respects with the terms and conditions of such Insurance Policies, except, in each case, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.21 Labor Matters.

(a) Section 3.21(a) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of (i) any collective bargaining agreement or other material agreement with a labor union, works council, public labor authority, or like organization that the Company or any of its Subsidiaries is a party to or otherwise bound by and (ii) any pending or, to the Company’s knowledge, threatened labor representation request with respect to any group comprising more than ten (10) employees of the Company or any of its Subsidiaries. True and complete copies of all agreements listed on Section 3.21(a) of the Company Disclosure Schedule have been provided or made available to Parent. To the knowledge of the Company, as of the date of this Agreement, there are no labor union or works council organizing activities with respect to employees of the Company or any of its Subsidiaries. As of the date of this Agreement, there are no strikes, slowdowns, work stoppages or lockouts involving more than ten (10) employees, or any other material labor disputes, pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except as set forth on Section 3.21(b) of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity Laws), terms and conditions of employment, workers’ compensation, occupational safety and health, wages and hours, shifts organization, and overtime.

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except as set forth on Section 3.21(c) of the Company Disclosure Schedule, as of the date of this Agreement, none of the Company or any of its Subsidiaries is subject to, is a party to, or, to the knowledge of the Company, has been threatened in the past three (3) years with any action, proceeding, dispute, grievance, arbitration, investigation before any Governmental Authority, charge or lawsuit relating to labor or employment matters involving any current or former employees of the Company or any of its Subsidiaries, including matters involving labor, employment, fair employment practices (including equal employment opportunity Laws), terms and conditions of employment, occupational safety and health, affirmative action, employee privacy, plant closings, wages and hours, shifts organization, and overtime. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no pending or, to the knowledge of the Company, threatened Proceeding that has been asserted or instituted against the Company or any of its Subsidiaries by any Governmental Authority or any individual relating to the legal status or classification of an individual classified by the Company or any of its Subsidiaries as a non-employee (such as an independent contractor, a leased employee, a consultant or special consultant).

Section 3.22 Regulatory Matters.

(a) Except as set forth on Section 3.22 of the Company Disclosure Schedule, and except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.18), the Company and its Subsidiaries hold all material permits, approvals, authorizations, certificates, registrations, licenses, franchises, variances, exemptions and other authorizations (including all product certifications), issued or granted to the Company or any of its Subsidiaries by a Governmental Authority (the “Company Licenses”) that are required for the Company and each of its Subsidiaries to own, lease and operate its properties or other assets and to conduct its business, as presently conducted, except where the failure to hold Company Licenses would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each Company License is valid and in full force and effect and has not been suspended, revoked, cancelled or adversely modified, except where the failure thereof to be in full force and effect, or the suspension, revocation, cancellation or modification thereof, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, there is no pending or, to the Company’s knowledge, threatened Proceeding that would reasonably be expected to result in any suspension, adverse modification, revocation or cancellation of any of the Company Licenses.

(c) The licensee of each Company License is in compliance with such Company License and has fulfilled and performed all of its obligations with respect thereto, including the payment of all regulatory fees and contributions, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure of such licensee to be in compliance, fulfill or perform its obligations or pay such fees or contributions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.23 Anti-Corruption Compliance Matters. The Company, its Subsidiaries, their respective directors and officers and, to the knowledge of the Company, their respective other employees, consultants and agents in each case acting on behalf of the Company have complied in all material respects, at all times since January 1, 2013, and are in material compliance, with (A) the provisions of the Foreign Corrupt Practices Act and (B) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated or in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries. Since January 1, 2013, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any Person acting on behalf of the Company or any of its Subsidiaries, has directly or indirectly offered, given, promised or authorized any payment, bribe, payoff, kickback, or other improper payment (including any improper discount, loan, gift, or any other thing of value) to any officer, employee, agent or representative of any regional, federal, state, provincial, county or municipal government or government department, agency, or other division, of any entity owned or controlled by any government, or of any public international organization covered by the Foreign Corrupt Practices Act (a “Public International Organization”) or anyone who holds a legislative, administrative or judicial position of any kind, whether appointed or elected (a “Public Official”): (a) for the purpose of improperly influencing any action or decision of a Public Official in his or her official capacity; (b) for the purpose of improperly inducing a Public Official to use his or her influence with any Governmental Authority, Public International Organization, or any entity owned or controlled by any government, to affect or influence any act or decision of such Governmental Authority, Public International Organization, or any entity owned or controlled by any government, to assist the Company or any of its Subsidiaries in obtaining or retaining business or any business advantage, or directing business to any Person; or (c) where such action would constitute a bribe, kickback, or illegal payment to assist the Company or any of its Subsidiaries in obtaining or retaining business or any business advantage, or directing business to any Person. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any Person acting on behalf of the Company or any of its Subsidiaries, has taken any action that would cause them to violate, in any material respect, any provision of the Foreign Corrupt Practices Act. The Company and its Subsidiaries (x) have instituted policies and procedures reasonably designed, in the Company’s reasonable judgment, to ensure compliance with the Foreign Corrupt Practices Act and the other Laws described in clause (B) above and (y) have maintained such policies and procedures in force.

Section 3.24 Finders’ Fees. Except for True North (as defined below), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 3.25 Related Person Transactions. Except for compensation or other employment arrangements in the ordinary course of business and as set forth on Schedule 3.25 of the Company Disclosure Schedule, there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

Section 3.26 Suppliers and Customers. Section 3.26 of the Company Disclosure Schedule sets forth accurate and complete lists, with respect to the twelve month period ended March 31, 2018, of the 20 largest suppliers and the 20 largest customers for the Company and its Subsidiaries, taken as a whole, during such period, based on amounts paid or payable to such supplier, or received or receivable from such customer, in such period (the “Material Customers and Suppliers”). To the knowledge of the Company, the Company has not received any notice in writing from any Person indicating that such Person intends to terminate, or not renew, any Material Contract with any of the Material Customers and Suppliers.

Section 3.27 Product Liability. Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a loss or expense to the Company and its Subsidiaries in excess of $100,000: (i) neither the Company nor any of its Subsidiaries has, since January 1, 2016 to the date of this Agreement, submitted a claim or, to the knowledge of the Company, intends as of the date hereof to submit a claim, under any Insurance Policy with respect to any ongoing, threatened or settled product liability or warranty claim; and (ii) since January 1, 2016 to the date of this Agreement, (A) neither the Company nor any of its Subsidiaries has been required by any Governmental Authority, or were required under applicable Law, to make or issue any recall or withdrawal of, or safety alert, suspension, post-sale warning or other similar action with respect to, any products of the Company or any of its Subsidiaries, and no recalls, withdrawals, safety alerts, suspensions, post-sale warnings or other similar actions are in effect or, to the knowledge of the Company, pending or contemplated, with respect to any product of the Company or any of its Subsidiaries and (B) no product of the Company or any of its Subsidiaries has been the subject of any voluntary or involuntary recall, suspension, market withdrawal, safety alert, post-sale warning, or similar action.

Section 3.28 Opinion of Financial Advisor. The Company has received the opinion of TN Capital Advisors LLC and the TN Capital Division of Stone Key Securities LLC (together, “True North”), to the effect that, as of the date of this Agreement, the consideration to be paid pursuant to the Merger is fair to the Company’s stockholders from a financial point of view. The Company shall, promptly following the execution and delivery of this Agreement by all parties, deliver a copy of such opinion to Parent solely for information purposes, it being understood and agreed that such opinion is for the benefit of the Board of Directors and may not be relied upon by Parent or Merger Subsidiary.

Section 3.29 Antitakeover Statutes. There is no stockholder rights plan or “poison pill” anti-takeover plan in effect to which the Company or any of its Subsidiaries is subject, party to or otherwise bound. The Board of Directors has taken all action necessary to exempt the Merger, this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby from Section 203 of Delaware Law and any other similar applicable “anti-takeover” laws.

Section 3.30 No Other Representations and Warranties.

(a) Except for the representations and warranties set forth in this Article 3, each of Parent and Merger Subsidiary acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Subsidiary, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Subsidiary, or any of their Representatives or Affiliates of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing.

(b) Each of Parent and Merger Subsidiary also acknowledges and agrees that the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Subsidiary or their respective Representatives or Affiliates unless and to the extent that any such information is expressly included in a representation and warranty contained in this Article 3 (as qualified by the Company Disclosure Schedules).

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Subject to Section 10.05, except as set forth in the Parent Disclosure Schedule, Parent and Merger Subsidiary, jointly and severally, represent and warrant to the Company that:

Section 4.01 Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation (where such concept exists) and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Parent has heretofore made available to the Company true and complete copies of the Articles of Association of Parent and the certificate of incorporation and bylaws of Merger Subsidiary as currently in effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Merger Subsidiary was incorporated solely for the purpose of consummating the Merger and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Subsidiary have been validly issued, are fully paid and nonassessable and are indirectly owned by, and at the Effective Time will be indirectly owned by, Parent, free and clear of all Liens, other than restrictions imposed by Applicable Law.

Section 4.02 Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action of Parent and Merger Subsidiary. This Agreement constitutes a legal, valid and binding agreement of each of Parent and Merger Subsidiary, subject to the Enforceability Exceptions.

Section 4.03 Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of any other applicable Antitrust Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, any other state or federal securities laws, and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.04 Noncontravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, except, in the case of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.05 Disclosure Documents. The information supplied by Parent specifically for inclusion or incorporation by reference in the Company Disclosure Document (and any amendment thereof or supplement thereto) will not, at the date mailed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 4.06 Finders’ Fees. Except for J.P. Morgan Securities, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.07 Litigation. Except for matters which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date hereof, there are no civil, criminal, administrative or regulatory actions, suits, claims, hearings, investigations or proceedings pending against Parent or any of its Subsidiaries.

Section 4.08 Ownership of Shares. Except as previously disclosed to the Company, neither Parent nor Merger Subsidiary or any of their Subsidiaries beneficially owns any Shares as of the date hereof. Prior to the date hereof, neither Parent nor Merger Subsidiary has taken, or authorized or permitted any authorized Representatives of Parent or Merger Subsidiary to take, any action that would reasonably be expected to cause, Parent, Merger Subsidiary or any of their “affiliates” or “associates” to be deemed an “interested stockholder” as defined in Section 203 of Delaware Law.

Section 4.09 Financial Resources.

(a) Parent and Merger Subsidiary have sufficient unrestricted funds on hand or committed lines of credit to consummate the transactions contemplated by this Agreement and to satisfy their respective obligations under this Agreement, including for Parent and Merger Subsidiary to pay the aggregate Merger Consideration and the aggregate Option Consideration. Neither Parent nor Merger Subsidiary has incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which would reasonably be expected to impair or adversely affect such resources.

(b) Each of Parent and the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, including any financing transactions entered into in connection with the transactions contemplated by this Agreement and the payment of the aggregate Merger Consideration and the aggregate Option Consideration, be Solvent at and immediately after the Effective Time. For the purposes of this Agreement, the term “Solvent” means that, as of any date of determination and with respect to any Person: (a) the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the present assets of such Person and its Subsidiaries, taken as a whole; (b) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person and its Subsidiaries, taken as a whole; and (c) such Person and its Subsidiaries, taken as a whole, do not have debts including current obligations beyond their ability to pay or refinance such debts as they mature in the ordinary course of business; provided, however, for the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

Section 4.10 Ownership of Merger Subsidiary; No Prior Activities. All of the outstanding equity interests of Merger Subsidiary are, and at the Effective Time will be, owned indirectly by Parent. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Subsidiary has not and will not prior to the Effective Time have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.11 Management Arrangements. As of the date hereof, except as previously disclosed to the Company, none of Parent or Merger Subsidiary, or their respective executive officers, directors or Affiliates, has entered into any agreement, arrangement or understanding with any of the executive officers, directors or Affiliates of the Company that is currently in effect or would become effective in the future (upon consummation of the Merger or otherwise) and that would be required to be disclosed under Item 1005(d) of Regulation M-A under the Exchange Act.

Section 4.12 No Outside Reliance. Except for the representations and warranties in this Article 4, neither Parent, Merger Subsidiary nor any Person on behalf of Parent or Merger Subsidiary makes or has made any express or implied representation or warranty with respect to Parent or any its Subsidiaries or their respective businesses, operations, properties, assets, liabilities or condition (financial or otherwise). Notwithstanding anything contained in this Article 4 or any other provision hereof, each of Parent and Merger Subsidiary acknowledge and agree that neither the Company nor any of its Affiliates, nor any of its or their respective Representatives, has made, or is making, any representation or warranty whatsoever, express or implied (and neither Parent nor Merger Subsidiary has relied on any representation, warranty or statement of any kind by the Company or any of its Affiliates or any of their respective Representatives), beyond those expressly given in Article 3, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Schedule or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Parent or any of its Affiliates or Representatives pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Parent or any of its Affiliates or Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement.

ARTICLE 5.

COVENANTS OF THE COMPANY

The Company agrees that:

Section 5.01 Conduct of the Company.

(a) Except as set forth in Section 5.01(a) of the Company Disclosure Schedule, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (i) maintain its existence in good standing pursuant to Applicable Law, (ii) subject to this Agreement, conduct its business and operations in the ordinary course of business, (iii) preserve intact its business organizations, material assets, properties and Material Contracts, (iv) preserve in all material respects the current relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other Persons with which the Company or any of its Subsidiaries has material business relations and (v) keep available the services of its present officers and key employees (provided that the Company shall not be obligated to increase the compensation of, or make any other payments to retain, such officers and key employees). Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the business and/or operations of the Company or its Subsidiaries prior to the Closing. Prior to the Closing, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Company and its business and operations.

(b) Except (i) as set forth in Section 5.01(b) of the Company Disclosure Schedule, (ii) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), (iii) as required by Applicable Law or (iv) as expressly contemplated by the terms of this Agreement, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article 9 and the Effective Time, the Company will not, and will not permit any of its Subsidiaries, to:

(1) amend the certificate of incorporation, the bylaws or any other similar organizational document;

(2) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(3) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities, other than, as applicable, the issuance and sale of shares of Company Common Stock upon the exercise of Company Options or the settlement of Company Restricted Stock Units, in each case, outstanding on the date of this Agreement and in accordance with their terms in effect on the date of this Agreement;

(4) purchase, redeem or otherwise acquire or offer to acquire, redeem or otherwise reacquire any Company Securities, other than (A) the acquisition by the Company of Shares in connection with the surrender of Shares by holders of Company Options in order to pay the exercise price of the Company Options, (B) the withholding of Shares to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plan, and (C) the acquisition by the Company of Shares in connection with the forfeiture of awards granted pursuant to the Company Stock Plan;

(5) (A) adjust, split, combine or reclassify any Shares, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, Shares or other equity or voting interest, (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any Shares or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the Shares or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries, (C) pledge or encumber any Shares or other equity or voting interest or (D) modify the terms of any shares of its capital stock or other equity or voting interest;

(6) create, incur, assume, guarantee, endorse, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees of the same or any other indebtedness incurred outside the ordinary course of business consistent with past practice, issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries or grant any Liens on any of its assets, except for (A) borrowings in the ordinary course of business consistent with past practice under the Company’s credit facilities as in effect on the date hereof or under facilities that replace or refinance such existing credit facilities and that (I) can be repaid on the Closing Date in connection with the Closing without premium or penalty and (II) do not increase the aggregate amount of the commitments thereunder relative to the facilities so replaced or refinanced and (B) guarantees by the Company of the obligations of its Subsidiaries incurred in the ordinary course of business consistent with past practice, and (C) indebtedness for borrowed money that can be prepaid without premium or penalty on the Closing Date in connection with the Closing in an amount not to exceed $5 million in the aggregate,

(7) make any loans, advances or capital contributions to, or investments in, any other Person, except for advances to directors, officers and other employees for travel and other business-related expenses, in each case in the ordinary course of business and in compliance in all material respects with the Company’s policies related thereto;

(8) except in the ordinary course of business consistent with past practice, enter into any forward contracts, swaps or options;

(9) settle, release, waive or compromise any pending or threatened material Proceeding or other claim, except for the settlement of any Proceedings or other claim in an amount not to exceed $250,000;

(10) except as required by Applicable Law or GAAP, (A) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business or (B) make any material change in any of its accounting principles or practices in any material respect;

(11) (A) make or change any material Tax election, (B) settle, consent to or compromise any material Tax claim or assessment or surrender a right to a material Tax refund, (C) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment, (D) file an amended Tax Return that could materially increase the Taxes payable by the Company or its Subsidiaries or (E) enter into a closing agreement with any Governmental Authority regarding any material Tax;

(12) (A) incur or commit to incur any capital expenditures other than materially consistent with the capital expenditure budget set forth in Section 5.01(b)(12) of the Company Disclosure Schedule, (B) enter into, modify, amend or terminate any (1) Contract (other than any Material Contract) that if so entered into, modified, amended or terminated would reasonably be expected to have a Material Adverse Effect, or (2) Material Contract unless in the ordinary course of business and in a manner that would not adversely affect the Company and its Subsidiaries taken as a whole in any material respect, provided that the Company shall have no obligations with respect to any Material Contract that expires by its terms following the date hereof and prior to the Closing Date, (C) maintain insurance at less than current levels or otherwise in a manner materially inconsistent with past practice, (D) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404, (E) effectuate a “plant closing,” “mass layoff” (each as defined in The Worker Adjustment and Retraining Notification Act of 1988) or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit or employee, (F) grant any refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor in an amount in excess of $150,000 (to any individual end user, customer, reseller or distributor), in each case other than in the ordinary course of business or (G) waive, release, grant or transfer any right with a value in excess of $150,000, other than in the ordinary course of business;

(13) except (A) in order to comply with Applicable Law, (B) as required pursuant to the terms of any Employee Plan in effect on the date of this Agreement, (C) as expressly provided in this Agreement, (1) terminate, adopt, establish, enter into, or amend any Employee Plan, other than amendments that do not increase benefits or result in increased costs, (2) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting, payment or funding of any compensation, or benefits under, any collective bargaining agreement or Employee Plan (or any award thereunder), (3) grant to any current or former employee, director or other service provider of the Company or any of its Subsidiaries whose annual compensation exceeds $200,000, any increase in compensation, bonus or fringe or other benefits (or, in the case of any such person whose annual compensation does not exceed $200,000, grant any such increase unless it is not material, individually or in the aggregate), (4) grant to any current or former employees, directors or other service providers of the Company or any of its Subsidiaries any increase in change in control, retention, severance or termination pay in an amount in excess of $500,000 in the aggregate, provided that to the extent any such grants or increases in change in control, retention, severance or termination pay involve aggregate amounts of $500,000 or less, the Company shall consult with Parent and cooperate fully, as and to the extent reasonably requested by Parent, in connection with any such grants or increases, (5) enter into any employment, consulting, change in control, retention, severance or termination agreement with any current or former employee, director or other service provider of the Company or any of its Subsidiaries (other than offer letters entered into with newly-hired non-officer employees consistent with past practice (provided that no such offer letter shall provide for equity awards, compensation or benefits tied to completion of the Merger or any other transactions consummated pursuant to this Agreement)), (6) hire any employee with an expected annual compensation in excess of $200,000 or (7) terminate any employee with an annual compensation in excess of $200,000 other than terminations for cause (as determined by the Company in its reasonable discretion and in accordance with Applicable Law);

(14) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein or enter into any joint venture, partnership, limited liability corporation or similar arrangement with any third Person;

(15) transfer, sell, lease, license, permit to lapse, abandon, divest, cancel or otherwise dispose of, or permit or suffer to exist the creation of any Lien, other than Permitted Liens, upon any material assets or any capital stock of the Company or any of its Subsidiaries, except inventory in the ordinary course of business consistent with past practice;

(16) enter into any collective bargaining agreement or agreement to form a works council or other agreement with any labor organization or works council (except to the extent required by Applicable Law);

(17) adopt or implement any stockholder rights plan or similar arrangement, in each case, applicable to the Merger or any other transaction consummated pursuant to this Agreement; or

(18) enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 5.01(b).

(c) After the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall reasonably consult and cooperate with Parent, as and to the extent reasonably requested by Parent, in connection with the preparation of, and in advance of the filing of, any Tax Returns listed in Section 5.01(c) of the Company Disclosure Schedule and any audit, litigation or other proceeding with respect to Taxes in such countries. Such reasonable cooperation shall include (i) submission of any such Tax Returns to Parent a reasonable amount of time prior to the due date (taking into account any extensions) to allow Parent to review and comment on such Tax Returns and the Company shall consider in good faith such comments reasonably requested from Parent on such Tax Returns (or any amended Tax Return if any comments to such Tax Returns are not resolved prior to the due date taking into account extensions), (ii) delaying the filing of any such Tax Return at the request of Parent until the latest filing date, (iii) reasonably prompt written notification of any audit, litigation or other proceeding with respect to such Taxes, and (iv) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 5.02 Access to Information. After the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized Representatives, upon reasonable notice, reasonable access during normal business hours to the officers, employees, offices, properties, books and records of the Company and its Subsidiaries (including such meetings to discuss integration and related matters as Parent may reasonably request), (ii) furnish to Parent, its counsel, financial advisors, auditors, accountants and other authorized Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized Representatives of the Company and its Subsidiaries to cooperate with Parent in the matters described in clauses (i) and (ii) above. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries and shall be at Parent’s sole cost and expense. Nothing in this Section 5.02 shall require the Company to provide any access, or to disclose any information (i) if providing such access or disclosing such information would violate Applicable Law (including antitrust and privacy laws) or (ii) protected by attorney-client privilege to the extent such privilege cannot be protected by the Company through exercise of its reasonable efforts. Parent and its Representatives shall not be permitted to perform any environmental sampling at any Owned Real Property or Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. All requests for information made pursuant to this Section  5.02 shall be made to the General Counsel of the Company or other Person designated by the Company.

Section 5.03 Solicitation; Other Offers.

(a) No Solicitation or Negotiation. Except as expressly permitted by this Section 5.03, the Company shall not, and shall cause its and its Subsidiaries’ directors, officers and employees not to, and shall instruct and use its reasonable best efforts to cause its Representatives not to, directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

(ii) participate in any discussions or negotiations with any Person regarding any Acquisition Proposal;

(iii) provide any non-public information or data concerning the Company or any of its Subsidiaries to any Person in connection with any Acquisition Proposal; or

(iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

The Company shall, and the Company shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or proposal that could reasonably be expected to lead to an Acquisition Proposal. The Company will promptly terminate all physical and electronic data access previously granted to any Person that has executed a confidentiality agreement in connection with its consideration of making an Acquisition Proposal.

(b) Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 5.03(a), prior to the time, but not after, the Company Stockholder Approval is obtained, the Company may, in response to an unsolicited, bona fide written Acquisition Proposal, (i) provide access to non-public information regarding the Company or any of its Subsidiaries to the Person who made such Acquisition Proposal; provided, that such information has previously been made available to Parent or is provided to Parent prior to or concurrently with the time such information is made available to such Person and that, prior to furnishing any such material non-public information, the Company receives from the Person making such Acquisition Proposal an executed confidentiality agreement with terms substantially similar to and at least as restrictive as those in the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making or amending of an Acquisition Proposal); and (ii) engage or participate in any discussions or negotiations with any such Person regarding such Acquisition Proposal if, and only if, prior to taking any action described in clause (i) or (ii) above, the Board of Directors determines in good faith after consultation with outside legal counsel that (A) based on the information then available and after consultation with the Company’s financial advisor, such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(c) Notice. The Company shall promptly (and, in any event, within seventy-two (72) hours) notify Parent if (i) any written or other bona fide inquiries, proposals or offers with respect to an Acquisition Proposal are received by the Company, (ii) any non-public information is requested in connection with any Acquisition Proposal from the Company, or (iii) any discussions or negotiation with respect to an Acquisition Proposal are sought to be initiated or continued with the Company, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

(d) No Change in Recommendation or Alternative Acquisition Agreement. Except as provided in Section 5.03(e), the Board of Directors and each committee of the Board of Directors shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Board Recommendation or approve, recommend or otherwise declare advisable any Acquisition Proposal (it being understood that publicly taking a neutral position or no position with respect to an Acquisition Proposal at any time beyond ten (10) Business Days after the first public announcement of such Acquisition Proposal by the Company or by the party which made the Acquisition Proposal shall be considered a modification adverse to Parent) or make or authorize the making of any statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification (each, an “Adverse Recommendation Change”); (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement (other than a confidentiality agreement referred to in Section 5.03(b) entered into in compliance with Section 5.03(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal; and (iii) approve or recommend, or publicly propose to enter into an Alternative Acquisition Agreement.

(e) Fiduciary Exception to Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in Section 5.03(d), following receipt of a written Acquisition Proposal by the Company after the date of this Agreement that did not result from a material breach of this Section 5.03 and the Board of Directors determining in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal, the Board of Directors may, at any time prior to the time the Company Stockholder Approval is obtained, make an Adverse Recommendation Change or terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 5.03(e)(ii), or authorize, resolve, agree or propose publicly to take any such action, only if all of the following conditions are met:

(i) the Company shall have (A) provided to Parent four (4) Business Days’ prior written notice, which shall state expressly (1) that it has received a written Acquisition Proposal that constitutes a Superior Proposal, (2) the material terms and conditions of the Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Acquisition Proposal), and shall have contemporaneously provided an unredacted copy of the Alternative Acquisition Agreement and all other documents (other than immaterial documents) related to the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Superior Proposal shall require a new notice and an additional two (2) Business Day period) and (3) that, subject to clause (ii) below, the Board of Directors has determined to effect an Adverse Recommendation Change or to terminate this Agreement in accordance with Section 9.01(d) in order to enter into the Alternative Acquisition Agreement, as applicable, and (B) prior to making such an Adverse Recommendation Change or terminating this Agreement in accordance with Section 9.01(d), as applicable, (x) to the extent requested by Parent in good faith, engaged in good faith negotiations with Parent during such notice period to amend this Agreement in such a manner that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal, and (y) in determining whether to make an Adverse Recommendation Change and/or to effect such a termination in accordance with Section 9.01(d), the Board of Directors shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice; and

(ii) the Board of Directors shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms proposed by Parent, such Superior Proposal continues to constitute a Superior Proposal and that the failure to make such an Adverse Recommendation Change or to so terminate this Agreement in accordance with Section 9.01(d), as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law.

For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (provided that, for the purposes of this definition, references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed replaced with references to “fifty and one-tenth percent (50.1%)”) that the Board of Directors determines in good faith by a majority vote, after considering the advice of a financial advisor, would be reasonably expected to result in a transaction more favorable, from a financial point of view, to the Company’s stockholders than as provided hereunder.

(f) Limits on Release of Standstill and Confidentiality. From the date of this Agreement until the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to fail to enforce any provision of any confidentiality, “standstill” or similar obligation of any Person if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action is reasonably necessary in order for the directors to comply with their fiduciary duties under applicable Law; provided, that the Company promptly advises Parent that it is taking such action and the identity of the party or parties with respect to which it is taking such action; and provided, further, that the foregoing shall not restrict the Company from permitting a Person to orally request the waiver of a “standstill” or similar obligation to the extent necessary to comply with fiduciary duties under applicable Law.

(g) Compliance with Certain Laws. Nothing contained in this Agreement shall prevent the Company or the Board of Directors from taking actions to the extent required by Rule 14d-9 and Rule 14e-2 promulgated under the 1934 Act with respect to an Acquisition Proposal; provided, that (i) if such disclosure has the effect or substantive effect of withholding or withdrawing the Company Board Recommendation, such disclosure shall be deemed to be an Adverse Recommendation Change and Parent shall have the right to terminate this Agreement as set forth in Section 9.01(c) and (ii) in no event shall the Company take, or agree or resolve to take, any action other than in compliance with this Section 5.03.

Section 5.04 FIRPTA Certificate. The Company shall deliver to Parent a statement, dated the Closing Date, in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that the Company is not and has not been a “United States real property holding corporation” during the preceding five years.

ARTICLE 6.

COVENANTS OF PARENT

Parent agrees that:

Section 6.01 Obligations of Merger Subsidiary. Subject to the termination of this Agreement pursuant to Article 9, Parent shall use its reasonable best efforts to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.02 Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six (6) years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each, an “Indemnified Person”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, investigation or other Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by Delaware Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof (including promptly advancing expenses as incurred to the fullest extent permitted under Applicable Law); provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b) For six (6) years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such tail policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto; provided, further, that the cost of such “tail policy” does not exceed the Maximum Annual Premium. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six (6) year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of three hundred percent (300%) of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 6.02(c) of the Company Disclosure Schedule (the “Maximum Annual Premium”); provided, further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage reasonably available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.02 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation. If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.02.

(e) The rights of each Indemnified Person under this Section 6.02 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law or under any indemnification agreement of any Indemnified Person with the Company or any of its Subsidiaries that has been made available to Parent prior to the date hereof. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

(f) Parent shall assume, and be jointly and severally liable for, and shall cause the Company and its Subsidiaries to honor, each of the covenants in this Section 6.02.

Section 6.03 Employee Matters.

(a) With respect to those Persons who are employees of the Company and its Subsidiaries at the Effective Time (“Continuing Employees”) and for a period of one year thereafter (or such shorter period of time during which any such Continuing Employee remains employed), Parent shall cause the Company to provide each Continuing Employee with (i) the comparable base salary together with annual target cash bonus opportunity, in each case, that is not in the aggregate less favorable than those provided to the Continuing Employees immediately prior to the Closing and (ii) employee benefits which are materially no less favorable in the aggregate to those provided to the Continuing Employees immediately prior to the Closing (excluding any defined benefit plans, equity or equity-related plans, or plans providing retention bonuses or payments upon a change in control). This Section 6.02(a) shall not limit the obligation of the Company to maintain any Employee Plan that, pursuant to an existing contract, must be maintained for a period longer than one year. No provision of this Agreement shall be construed as a guarantee of continued employment of any employee of the Company or any of its Subsidiaries and this Agreement shall not be construed so as to prohibit the Surviving Corporation or any of its Subsidiaries from having the right to terminate the employment of any individual or from having the right to amend or terminate any Employee Plan.

(b) From and after the Closing, Parent shall give each Continuing Employee full credit for all purposes (including for purposes of eligibility to participate, level of benefits, early retirement eligibility and early retirement subsidies and vesting) under any employee benefit plans, arrangements, collective agreements and employment-related entitlements (including under any applicable 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, severance or separation pay plans) provided, sponsored, maintained or contributed to by Parent or any of its Subsidiaries for such Continuing Employee’s service with the Company or any of its Subsidiaries, and with any predecessor employer (as reflected in the records of the Company or any of its Subsidiaries), to the same extent recognized by the Company or any of its Subsidiaries, except to the extent such credit would result in the duplication of benefits for the same period of service. Notwithstanding the foregoing, to the extent permitted under Applicable Law, Parent shall not be required to provide credit for such service for benefit accrual purposes under any employee benefit plan of Parent or its Subsidiaries that is a defined benefit pension plan and no such service crediting shall give any Continuing Employee the right to participate in any plan of Parent or its Subsidiaries that is not available to employees hired on or after the Closing Date.

(c) Parent shall use commercially reasonable efforts to cause each benefit plan of Parent and its Affiliates in which any Continuing Employee participates that provides for medical, dental, health, pharmaceutical or vision benefits (each, a “Parent Welfare Plan”) to (i) waive all limitations as to preexisting conditions, exclusions and service conditions with respect to participation and coverage requirements, other than limitations that were in effect with respect to such Continuing Employee as of immediately prior to the Effective Time under the corresponding Employee Plan, (ii) honor any payments, charges and expenses of such Continuing Employee (and his or her eligible dependents) that were applied toward the deductible, out-of-pocket maximums and co-payments under an Employee Plan in satisfying any applicable deductibles, out-of-pocket maximums and co-payments under the corresponding Parent Welfare Plan during the same plan year in which the Effective Time occurs and in which such payments, charges and expenses were made, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such Continuing Employee following the Effective Time to the extent that such Continuing Employee had satisfied any similar limitation under the corresponding Employee Plan.

(d) Parent acknowledges and agrees that (i) the Surviving Corporation will honor the terms of all Employee Plans, as in effect at the Effective Time, subject to the right of the Surviving Corporation to amend, modify or terminate such Employee Plans to the extent permitted by the terms thereof, and (ii) the transactions contemplated by this Agreement shall constitute a “change of control” “change in control” or similar event, as applicable, under the terms of all relevant Employee Plans. Notwithstanding the foregoing, at the written request of Parent made at least five (5) Business Days prior to the Effective Time, the Company and its Subsidiaries will use commercially reasonable efforts to terminate immediately prior to the Effective Time each Employee Plan intended to qualify under Section 401(k) of the Code.

(e) Nothing in this Section 7.04 shall (i) be treated as an amendment of, or undertaking to amend, any Employee Plan, (ii) prohibit Parent or any of its Affiliates from amending any Employee Plan, (iii) require Parent or any of its Affiliates to continue the employment of any Continuing Employee for any period of time or, subject to Section 6.03(a) or any applicable arrangement covering such Continuing Employee, to provide such Continuing Employee with any payments or benefits upon any termination of such Continuing Employee’s employment, or (iv) without limiting the last sentence of Section 10.06(a), confer any rights or benefits on any Person other than the parties to this Agreement.

ARTICLE 7.

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 7.01 Transaction Filings. As promptly as practicable after the execution of this Agreement (and in any event not later than the close of business on July 16, 2018), the Company shall prepare and file with the SEC a proxy statement relating to the meeting of the Company’s stockholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Unless the Board of Directors makes an Adverse Recommendation Change in accordance with Section 5.03, the Board of Directors shall include the Company Board Recommendation and the notice of appraisal rights contemplated by Section 262(d)(1) of the DGCL in the Proxy Statement. The Company shall cause the Company Disclosure Documents filed or furnished by the Company or its Subsidiaries to comply as to form in all material respects with the provisions of the 1934 Act and the rules and regulations promulgated thereunder. The Company will use reasonable best efforts to cause the Company Disclosure Documents, at the time each is filed with the SEC, as applicable, and at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, to not contain any untrue statement of a material fact or to omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that Parent and Merger Subsidiary, with respect to information provided by it for use in the Proxy Statement, shall promptly notify the Company and provide the Company with corrections to any such information which shall have become false or misleading in any material respect or as otherwise required by applicable Law. Parent, Merger Subsidiary and the Company shall cooperate and consult with each other in the preparation of the Company Disclosure Documents. Without limiting the generality of the foregoing, each of Parent and Merger Subsidiary shall furnish the Company the information relating to it required by the 1934 Act and the rules and regulations promulgated thereunder to be set forth in the Company Disclosure Documents. The Company shall not file any Company Disclosure Document, or any amendment or supplement thereto, without providing Parent and its counsel a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered in good faith by the Company). The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Proxy Statement. The Company shall correct any information provided by it for use in the Proxy Statement of which it becomes aware shall have become false or misleading in any material respect or as otherwise required by applicable Law. If the Company, Parent or Merger Subsidiary is required hereunder to correct any of its information, the Company shall promptly prepare, file with the SEC and, following the mailing of the Proxy Statement, mail to its stockholders an amendment or supplement setting forth such correction, in each case as and to the extent required by the 1934 Act. The Company shall as soon as reasonably practicable (and, in any event, within forty-eight (48) hours) (a) notify Parent of the receipt of any written comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and (b) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.

Section 7.02 Stockholders’ Meeting. The Company shall take, in accordance with Applicable Law, the certificate of incorporation of the Company and the bylaws of the Company, all actions necessary (a) to establish a record date for, duly call and give notice of a meeting of holders of the Shares (the “Stockholders’ Meeting” and the record date for the Stockholders’ Meeting, the “Record Date”) to consider and vote upon (i) the adoption of this Agreement; and (ii) a non-binding advisory vote on “golden parachute” executive compensation arrangements if required by Rule 14a-21(c) under the 1934 Act; and (b) mail the Proxy Statement to the stockholders of record of the Company and to other stockholders as required by Rule 14a-13 of the 1934 Act, as of the Record Date, in each case, as promptly as practicable after the date of this Agreement (and in any event within five (5) Business Days following the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement) (the date the Company is required to take such actions, the “Proxy Date”). The Company shall convene and hold the Stockholders’ Meeting as promptly as practicable after the Proxy Date; provided, however, that (1) in no event shall the Stockholders’ Meeting be held later than thirty-five (35) calendar days following the date the Proxy Statement is mailed to the Company’s stockholders; and (2) the Company shall not adjourn or postpone the Stockholders’ Meeting without the prior written consent of Parent, other than to the extent required (which shall not exceed twenty (20) Business Days) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the SEC or its staff has instructed the Company is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting. Notwithstanding anything herein to the contrary, the Company may postpone or adjourn the Stockholders’ Meeting on one or more occasions to the extent (i) the Board of Directors determines in good faith after consultation with outside legal counsel that the failure to postpone or adjourn such Stockholders’ Meeting would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; or (ii) the Company is required to postpone or adjourn the Stockholders’ Meeting pursuant to any order, decree, injunction or other binding agreement with any Governmental Authority. Subject to and without limiting the rights of the Board of Directors to make an Adverse Recommendation Change in accordance with Section 5.03, the Company shall include the Company Board Recommendation in the Proxy Statement and shall use reasonable best efforts to obtain the Company Stockholder Approval in connection with the adoption of this Agreement.

Section 7.03 Regulatory Undertaking.

(a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Subsidiary shall use reasonable best efforts to: (i) consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable; (ii) obtain from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders advisable or required to be obtained by Parent or the Company or any of their respective Subsidiaries, including under the Antitrust Laws; (iii) avoid any proceeding by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger; (iv) defend any lawsuits or other proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement, including seeking to have any stay, temporary restraining order, or injunction entered by any court or other Governmental Authority vacated, lifted, overturned or reversed; (v) as promptly as reasonably practicable, and in any event within 15 Business Days after the date of this Agreement, make all necessary filings under the HSR Act, and, except to the extent of delays caused by the failure of the Company to timely provide information reasonably required by Parent in connection therewith, within 25 Business Days after the date of this Agreement submit all other notifications, filings and registrations required or advisable under the Antitrust Laws (which time period may be satisfied by submission of a draft filing in Brazil or in other jurisdictions where customary to do so), and thereafter supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to any Law; and (vi) as promptly as reasonably practicable, make any other required or advisable registrations, declarations, submissions and filings with respect to the transactions contemplated by this Agreement required under the Exchange Act, any other applicable federal or state securities Laws, and any other applicable Law; provided that Parent and Merger Subsidiary shall, on behalf of the parties, control and lead all communications and strategy relating to any litigation or to obtaining all approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority or Third Party necessary to consummate the Merger; provided, however, that Parent shall consult in advance with the Company and in good faith take the Company’s views into account regarding the overall strategic direction of any such litigation or approval process, as applicable, and consult with the Company prior to taking any material substantive positions, making dispositive motions or other material substantive filings or submissions or entering into any negotiations concerning such litigation or approvals, as applicable.

(b) Without limiting the generality of anything contained in this Section 7.03, each party shall: (i) give the other parties prompt notice of the making or commencement of any request or proceeding by or before any Governmental Authority with respect to the transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request or proceeding; (iii) to the extent practicable, give the other parties notice and an opportunity to participate in any communication made to the United States Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”), or any other domestic, foreign or supranational Governmental Authority (together with the FTC and the Antitrust Division, the “Antitrust Authorities”) regarding the transactions contemplated by this Agreement; and (iv) promptly notify the other parties of the substance of any communication from any Antitrust Authorities. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted or communication made to, any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). In addition, except as may be prohibited by any Governmental Authority or by any applicable Law each party hereto will permit authorized representatives of the other parties to be present at each meeting, conference or telephone call and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request or proceeding. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.03 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be); provided that materials provided pursuant to this Section 7.03 may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual obligations, and (iii) as necessary to address reasonable privilege concerns. Subject to applicable Laws and as required by any Governmental Authority, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement.

(c) If any objections are asserted with respect to the transactions contemplated by this Agreement under the HSR Act or any other applicable Antitrust Laws, or if any lawsuit or other proceeding, whether judicial or administrative, is instituted (or threatened to be instituted), including any proceeding by any Governmental Authority or private party, challenging the transactions contemplated by this Agreement as violative of any Antitrust Law or which would otherwise prohibit or materially impair or delay in connection with any Antitrust Law the consummation of the transactions contemplated by this Agreement, each of Parent and the Company shall (and shall cause their respective Subsidiaries to) use their respective reasonable best efforts to (i) resolve any such objections and (ii) contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary or permanent, that results from such action or proceeding and that prohibits, prevents or restricts consummation of the transaction on or before the End Date, including taking action to hold separate or effect the sale, divestiture or disposition of such assets, businesses, services, products or product lines of the Parent or any of its Subsidiaries and/or the Company or any of its Subsidiaries or behavioral limitations, conduct restrictions or commitments with respect to any such assets, businesses, services, products or product lines of the Parent or any of its Subsidiaries and/or the Company or any of its Subsidiaries (collectively, “Remedial Actions”); provided that the parties shall not be required to take, or cause to be taken, any Remedial Actions that individually or in the aggregate, would result in the sale, divestiture, transfer or disposition of, or any other behavioral limitation, conduct restriction or commitment with respect to, any assets that in the aggregate generated revenue in excess of $75 million in calendar year 2017. Neither party shall enter into any agreement with a Governmental Authority not to consummate the Merger, or extend the waiting period under any Law, without the other party’s written consent. If requested by Parent, the Company shall take any action or make any agreement required by any Governmental Authority under any Antitrust Law; provided that any such action or agreement is conditioned on the consummation of the Merger. The Company shall not take any action or make any agreement required by any Governmental Authority under any Antitrust Law without the written consent of Parent, in its sole discretion. Prior to the Closing, Parent shall not enter into any transactions that would reasonably be expected to cause the closing condition set forth in Section 8.01(c) not to be satisfied prior to the End Date.

(d) Parent shall be solely responsible for and pay all fees payable to the Antitrust Authorities in connection with the transactions contemplated by this Agreement.

Section 7.04 Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers; provided, however, that the obligations set forth in this Section 7.04 shall not be deemed to have been breached as a result of actions by the Company permitted by Section 5.03(b).

Section 7.05 Public Announcements. Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not, and shall instruct their respective advisors and Affiliates not to, issue any such press release or make any such other public statement or schedule any such press conference or conference call without the consent of the other party.

Section 7.06 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 7.07 Section 16 Matters. Prior to the Effective Time, each party shall take all such steps as may be required to cause any dispositions of Shares in connection with the transactions contemplated by this Agreement (including derivative securities of such Shares) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company and will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 7.08 Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any condition of Article 8 not to be satisfied; and

(e) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, that, the delivery any notice pursuant to this Section 7.08 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 7.09 Stock Exchange De-listing. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days thereafter.

Section 7.10 Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation shall become applicable to the transactions contemplated by this Agreement or the Voting Agreements, each of the Company, Parent and Merger Subsidiary and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement and the Voting Agreements may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 7.11 Third Party Consents. Notwithstanding anything to the contrary in this Agreement, in no event shall the Company or any of its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the Merger pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party, unless and to the extent that Parent agrees to promptly reimburse the Company or such Subsidiaries for such expense or fee.

Section 7.12 Treatment of Outstanding Debt.

(a) If requested by Parent in writing, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to (i) issue a notice of optional redemption on the Closing Date for all of the outstanding aggregate principal amount of the Company’s 9.5% Senior Secured Notes due 2021 (the “Senior Secured Notes”), issued pursuant to that certain Indenture, dated as of August 9, 2016, among the Company, certain of its subsidiaries party thereto as guarantors, and U.S. Bank National Association, as trustee and collateral agent (the “Senior Notes Indenture”), pursuant to the Senior Notes Indenture in order to effect a redemption on a date following the Closing Date specified by Parent and (ii) provide any other cooperation reasonably requested by Parent to facilitate, if elected by Parent, the satisfaction and discharge of the Senior Secured Notes pursuant to the Senior Notes Indenture effective as of (or at Parent’s election, following) the Closing Date, but after the Closing; provided, that, notwithstanding the foregoing, the pre-Closing Board of Directors and the directors, managers and general partners of the Company Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Discharge (as defined below) occurs. The redemption and (if applicable) satisfaction and discharge of the Senior Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of the Senior Secured Notes. Parent shall deposit or cause to be deposited funds with the trustee for the Senior Secured Notes sufficient to fund any such Discharge no later than the earlier of the redemption time specified in the applicable redemption notice and the date of such satisfaction and discharge.

(b) In addition to the foregoing, the Company shall use its reasonable best efforts to, and to cause its Subsidiaries to, take any actions and deliver any documents, certificates, agreements or instruments that are reasonably requested by Parent with respect to the repayment, repurchase, redemption, retirement, termination, defeasance, discharge, satisfaction, assumption, continuation, amendment or other treatment specified by Parent of any indebtedness for borrowed money of the Company.

(c) Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including without limitation professional fees and expenses of accountants, legal counsel and other advisors) to the extent such costs are incurred by the Company or its Subsidiaries in connection with cooperation provided by the Company, its Subsidiaries, their respective officers, employees and other Representatives pursuant to the terms of this Section 7.12. Parent hereby agrees to indemnify and hold harmless the Company and its Subsidiaries and their respective officers, employees, agents and Representatives from and against any and all liabilities, damages, claims, costs, expenses or losses suffered or incurred by them in connection with any debt offers, Discharge or other actions required to be taken pursuant to the terms of this Section 7.12, except to the extent that such liabilities, damages, claims, costs, expenses or losses arose out of or result from the gross negligence, bad faith, intentional breach or willful misconduct of any such officer, employee, agent or Representative. This Section  7.12(c) shall survive the Effective Time or earlier termination of this Agreement.

Section 7.13 Stockholder Litigation. Each of Parent and the Company shall promptly notify the other of any stockholder litigation against it arising out of or relating to this Agreement, the Merger or the other transactions contemplated by this Agreement and shall keep the other reasonably informed regarding any such stockholder litigation. Until the termination of this Agreement in accordance with Article 9, the Company shall permit Parent to advise in any such stockholder litigation against the Company and/or its directors, including an opportunity to review and to propose comments to all filings or written responses to be made by the Company in connection with any stockholder litigation against the Company and its directors relating to any transaction contemplated by this Agreement, and the Company shall give reasonable and good faith consideration to any comments proposed by Parent. In no event shall the Company enter into, agree to or disclose any settlement with respect to such stockholder litigation without Parent’s consent, such consent not to be unreasonably withheld, delayed or conditioned.

ARTICLE 8.

CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or waiver by the party entitled to the benefit thereof, if permissible under Applicable Law) of the following conditions:

(a) the Company Stockholder Approval shall have been obtained in accordance therewith;

(b) no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing, restraining, prohibiting or otherwise making illegal the consummation of the Merger shall have taken effect after the date hereof and shall still be in effect; and

(c) (i) the applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated and any agreement with any governmental authority not to close the transaction shall have expired or been terminated, and (ii) all other required clearances, consents, approvals, and waiting periods applicable to the consummation of the Merger under the Antitrust Laws shall have been obtained or expired or been earlier terminated, as applicable.

Section 8.02 Conditions to Parent’s and Merger Subsidiary’s Obligation. The obligations of the Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the representations and warranties of the Company (i) set forth in Section 3.05(a) (Capitalization) and Section 3.05(b) (Capitalization) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, except for de minimis inaccuracies, (ii) set forth in Section 3.02(a) (Authorization), Section 3.02(b) (Authorization), Section 3.24 (Finders’ Fees), Section 3.28 (Opinion of Financial Advisor) and Section 3.29 (Antitakeover Statutes) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (iii) set forth in Section 3.10(a) (Absence of Certain Changes) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (without disregarding the “Material Adverse Effect” qualification set forth therein), and (iv) set forth in this Agreement, other than those described in clauses (i), (ii) and (iii) above, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, but only if, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only;

(b) the Company shall have performed or complied in all material respects with its obligations under this Agreement required to be performed or complied with by the Company at or prior to the Closing;

(c) the holders of not more than 20.0% of the outstanding Shares shall have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of Delaware Law; and

(d) Parent shall have received at the Closing a certificate signed by an executive officer of the Company certifying that the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied.

Section 8.03 Conditions to the Company’s Obligation. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the representations and warranties of Parent and Merger Subsidiary contained in this Agreement or in any certificate or other writing delivered to the Company pursuant hereto that are qualified by materiality shall be true and correct (as so qualified), and the representations and warranties of Parent and Merger Subsidiary contained in this Agreement or in any certificate or other writing delivered to the Company pursuant hereto that are not so qualified shall be true in all material respects at and as of the Closing Date as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time);

(b) the Company shall have performed or complied in all material respects with its obligations under this Agreement required to be performed or complied with by the Company at or prior to the Closing; and

(c) Company shall have received at the Closing a certificate signed by an executive officer of Parent certifying that the conditions set forth in Section 8.02(a) and Section  8.02(b) have been satisfied.

ARTICLE 9.

TERMINATION

Section 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding the receipt of the Company Stockholder Approval):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Effective Time shall not have occurred on or before December 31, 2018; provided that such date shall automatically be extended to June 30, 2019 if the Effective Time shall have not occurred prior to December 31, 2018 due to any failure of the condition in Section 8.01(c) (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement primarily results in the failure of the Effective Time to have occurred by such time;

(ii) any court of competent jurisdiction or other Governmental Authority of competent jurisdiction shall have issued an order or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting prior to the Effective Time the consummation of the Merger, and, in each case, such order or other action shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to any party which has not complied in all material respects with its obligations under Section 7.03; or

(iii) the Company Stockholder Approval shall not have been obtained at the Stockholders’ Meeting (including any adjournment or postponement thereof) at which this Agreement is to be voted upon; or

(c) by Parent, if, the Board of Directors shall have (i) failed to include the Company Board Recommendation in the Proxy Statement, or (ii) made an Adverse Recommendation Change;

(d) by the Company if the Board of Directors authorizes the Company to concurrently with such termination enter into a definitive Alternative Acquisition Agreement providing for a transaction constituting a Superior Proposal and concurrently with such termination enters into a definitive Alternative Acquisition Agreement providing for such transaction constituting a Superior Proposal, if (i) the Company has complied with the requirements of Section 5.03 and (ii) the Company pays the Termination Fee to Parent in accordance with Section 9.03(a). Any purported termination pursuant to this Section 9.01(d) that is not in strict compliance with the requirements of this Section 9.01(d) shall be null and void and of no effect;

(e) by the Company at any time prior to the Effective Time if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Subsidiary in this Agreement, such that the conditions set forth in Sections 8.03(a) or 8.03(b) would not be satisfied, and such breach or failure to be true and correct is not cured by the earlier of (1) the End Date and (2) thirty (30) calendar days following receipt of written notice from the Company of such breach or failure; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(e) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder such that Parent has the right to terminate this Agreement pursuant to Section 9.01(f);

(f) by Parent at any time prior to the Effective Time if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, such that the conditions set forth in Sections 8.02(a) or 8.02(b) would not be satisfied, and such breach or failure to be true and correct is not cured by the earlier of (1) the End Date and (2) thirty (30) calendar days following receipt of written notice from Parent of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(f) if Merger Subsidiary or Parent is then in material breach of any of its representations, warranties, covenants or agreements hereunder such that the Company has the right to terminate this Agreement pursuant to Section 9.01(e); or

(g) by Parent if, (i) at any time following receipt of an Acquisition Proposal, the Board of Directors shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within ten (10) Business Days after receipt of any written request to do so from Parent); provided, that the Board of Directors shall not be obligated to reaffirm its approval or recommendation more than once in connection with any one Acquisition Proposal (with each material amendment of an Acquisition Proposal being considered for purposes of this Section 9.01(g) as a new Acquisition Proposal), or (ii) a tender offer or exchange offer for outstanding Shares shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and, prior to the earlier of (A) the day prior to the date of the Stockholders’ Meeting or the day prior to the date of any adjournment, recess or postponement of the Stockholders’ Meeting, as the case may be, and (B) eleven (11) Business Days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, the Board of Directors fails to recommend against acceptance of such offer.

The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give written notice of such termination to the other party.

Section 9.02 Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, subject to Section 10.03, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any fraud or willful and material breach of its obligations set forth in this Agreement. For purposes of this Agreement, “willful and material breach” means a material breach that is a consequence of an act undertaken or a failure to take an act by or on behalf of the breaching party with the knowledge that the taking of such act or the failure to take such act would cause a material breach of this Agreement. The provisions of this Section 9.02 and Sections 10.03, 10.04, 10.07, 10.08 and 10.09 shall survive any termination hereof pursuant to Section  9.01.

Section 9.03 Termination Fee.

(a)	In the event that:

(i)	(A) this Agreement is terminated by Parent, Merger Subsidiary or the Company pursuant to Section 9.01(b)(i),

(B) an Acquisition Proposal by a Third Party shall have been publicly announced after the date hereof and prior to such termination, and

(C) within nine (9) months after such termination (1) the Company enters into a definitive agreement with respect to an Acquisition Proposal or (2) any Acquisition Proposal is consummated (with all references to twenty percent (20%) in the definition of Acquisition Proposal being treated as references to fifty and one-tenth percent (50.1%) solely for purposes of this clause (C));

(ii)	this Agreement is terminated by the Company pursuant to Section 9.01(d); or

(iii)	this Agreement is terminated by Parent pursuant to Section 9.01(c) or Section 9.01(g),

then, in any such event, the Company shall pay Parent the Termination Fee, which amount shall be payable by wire transfer of immediately available funds.

The Termination Fee (which, if owing, shall be payable only once) shall be paid (x) in the circumstances described in clause (i) above, promptly (but in no event later than one (1) Business Day) following the first to occur of the events giving rise to the obligation to make such payment, (y) in the circumstances described in clause (ii) above, concurrently with and as a condition to the termination and (z) in the circumstances described in clause (iii) above, promptly (but in no event later than five (5) Business Days) following the first to occur of the events giving rise to the obligation to make such payment.

(b) Notwithstanding anything to the contrary in this Agreement, each of Parent and Merger Subsidiary acknowledges and agrees on behalf of itself and its Affiliates that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Subsidiary in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunity forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. The Company acknowledges and hereby agrees that the provisions of this Section 9.03 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, Parent would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 9.03, it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of JPMorgan Chase Bank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(c) Notwithstanding anything to the contrary set forth in this Agreement, subject to Section 10.13 and other than in the case of fraud or willful and material breach, each of the parties hereto expressly acknowledges and agrees that Parent’s right to receive payment of the Termination Fee pursuant to this Section 9.03 (plus any costs, expenses or interest payable in connection therewith pursuant to Section 9.03(b), in circumstances in which the Termination Fee is payable), shall constitute the sole and exclusive remedy of Parent and Merger Subsidiary and their respective Affiliates and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, trustees, officers, employees, agents or Affiliates (the “Parent Related Parties”) against the Company and its Subsidiaries and its and their respective Affiliates and any of its and their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents or Affiliates (collectively, the “Company Related Parties”) for all any and all losses, claims, damages, liabilities, costs, fees, expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries and fines suffered in respect of this Agreement (including in respect of any breach of any representation, warranty, covenant or agreement or the failure of the Merger to be consummated) or the transactions contemplated by this Agreement in such circumstances, and upon payment of the Termination Fee to Parent pursuant to this Section 9.03 (plus any costs, expenses or interest payable in connection therewith pursuant to Section 9.03(b)), none of the Company Related Parties shall have any further liability or obligation to any of the Parent Related Parties relating to or arising out of this Agreement or the transactions contemplated hereby.

(d) Notwithstanding anything to the contrary in this Section 9.03, it is agreed that Parent, Merger Subsidiary and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 10.13, except that, although the Company, in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of,

Section 10.13(b), under no circumstances will the Company be permitted or entitled to receive both specific performance of the type contemplated by Section 10.13(b) and any monetary damages.

Section 9.04 Parent Termination Fee.

(a) In the event that this Agreement is terminated (i) (A) by the Company pursuant to Section 9.01(b)(i) or (B) by Parent pursuant to Section 9.01(b)(i) at a time in which the Company had the right to terminate the Agreement pursuant to Section 9.01(b)(i) and, in each case, at the time of such termination (x) any of the conditions set forth in Section 8.01(c) or (due to any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by any Governmental Authority issued under any Antitrust Law, or in connection with any approval, clearance, consent or filing thereunder) Section 8.01(b) and (y) all other conditions to the obligations of Parent and Merger Subsidiary to consummate the Merger have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, as applicable, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing, as applicable) or (ii) by the Company or Parent pursuant to Section 9.01(b)(ii) due to any order issued under or as a result of any Antitrust Law, or in connection with any approval, clearance, consent or filing thereunder, then, in any such event, Parent shall pay the Company an amount, without offset or reduction of any kind, equal to $25,000,000, plus the actual and documented out-of-pocket expenses (in an amount not to exceed $5,000,000) incurred by the Company and its Subsidiaries in connection with this Agreement and the transactions contemplated thereby (the “Parent Termination Fee”), which amount shall be payable by wire transfer of immediately available funds. The Parent Termination Fee (which, if owing, shall be payable only once) shall be paid, promptly (but in no event later than three (3) Business Days) following the termination. Notwithstanding anything to the contrary set forth in this Agreement, including Section 10.13 and other than in the case of fraud or willful and material breach, each of the parties hereto expressly acknowledges and agrees that Company’s right to receive payment of the Parent Termination Fee pursuant to this Section 9.04 (plus any costs, expenses or interest payable in connection therewith pursuant to Section 9.04(b), in circumstances in which the Parent Termination Fee is payable)), shall constitute the sole and exclusive remedy of Company and its Affiliates and any of their respective Company Related Parties against the Parent or the Merger Subsidiary and any other Parent Related Party for all any and all losses, claims, damages, liabilities, costs, fees, expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries and fines suffered in respect of this Agreement (including in respect of any breach of any representation, warranty, covenant or agreement or the failure of the Merger to be consummated) or the transactions contemplated by this Agreement in such circumstances, and upon payment of the Parent Termination Fee to Company pursuant to this Section 9.04 (plus any costs, expenses or interest payable in connection therewith pursuant to Section 9.04(b)), none of the Parent Related Parties shall have any further liability or obligation to any of the Company Related Parties relating to or arising out of this Agreement or the transactions contemplated hereby.

(b) Parent and Merger Subsidiary acknowledge and hereby agree that the provisions of this Section 9.04 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, the Company would not have entered into this Agreement. Accordingly, if Parent fails promptly to pay any amount due to the Company pursuant to this Section 9.04, it shall also pay any costs and expenses incurred by the Company in connection with a legal action to enforce this Agreement that results in a judgment against Parent for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of JPMorgan Chase Bank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

ARTICLE 10.

MISCELLANEOUS

Section 10.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Andritz AG

Stattegger Strasse 18

8045 Graz

Austria

Attention:  Wolfgang Leitner, President & CEO and

                  David Bumsted, Senior VP and Group General Counsel

Facsimile No.: (011) 43 316 6902 2601 and (770) 640-2598

with a copy to:

Kilpatrick Townsend & Stockton LLP

1100 Peachtree Street, NE

Suite 2800

Atlanta, Georgia 30309-4528

Attention: W. Benjamin Barkley

Facsimile No. (404) 541-3121

if to the Company, to:

Xerium Technologies, Inc.

14101 Capital Boulevard

Youngsville, NC 27596

Attention:  Mark Staton, President and CEO, and

                  Phillip Kennedy, General Counsel

Facsimile No.: (919) 556-1063

with a copy to:

Latham & Watkins LLP

555 11th Street N.W.

Suite 1000

Washington, DC 20004

Attention: William P. O’Neill and Marc A. Granger

Facsimile No.: (202) 637-2201

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received on the next succeeding Business Day in the place of receipt.

Section 10.02 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 10.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this

Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 10.04 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, that, in the event the Merger is to be consummated, the Company and its Subsidiaries shall not pay or incur fees and expenses (excluding, for the avoidance of doubt, all fees and expenses arising from, or related to, stockholder litigation or efforts to obtain any required clearances, consents, approvals, and waiting periods applicable to the consummation of the Merger under any Antitrust Laws) in excess of $15,000,000 (the “Expense Cap”) in connection with the transactions contemplated by this Agreement, without (i) a determination by the Board of Directors after the date hereof that incurring fees or expenses in excess of the Expense Cap is reasonably necessary and (ii) the prior written consent of Parent, not to be unreasonably withheld.

Section 10.05 Disclosure Schedule and SEC Document References. The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and any other representations and warranties (or covenant, as applicable) of such party that is contained in this Agreement to which (and only to the extent that) the relevance of such item thereto is reasonably apparent on the face of such disclosure. The mere inclusion of an item in either the Company Disclosure Schedule or the Parent Disclosure Schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect or Parent Material Adverse Effect, as applicable. In no event shall the inclusion of any item in the Company Disclosure Schedule or the Parent Disclosure expand the scope of such party’s representations, warranties and/or covenants set forth in this Agreement.

Section 10.06 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and, except as provided in Section 6.02, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 6.02, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one (1) or more of its Affiliates at any time; provided that such transfer or assignment shall not enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 10.07 Governing Law. This Agreement and all claims and causes of action arising in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 10.08 Jurisdiction. (a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.

(b) PARENT HEREBY IRREVOCABLY DESIGNATES CORPORATION SERVICE COMPANY (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT 251 LITTLE FALLS DRIVE, WILMINGTON, DE 19808 AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 10.01 OF THIS AGREEMENT. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

Section 10.09 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 10.11 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 10.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.13 Specific Performance.

(a) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject to Sections 9.03 and 9.04, (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; and (B) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement.

(b) The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Subsidiary, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Subsidiary pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

XERIUM TECHNOLOGIES, INC.

By:	/s/ Mark Staton
Name: Mark Staton
Title: President and Chief Executive Officer

ANDRITZ AG

By:	/s/ Wolfgang Leitner
Name: Wolfgang Leitner
Title: President and Chief Executive Officer

By:	/s/ Mark von Laer
Name: Mark von Laer
Title: Chief Financial Officer

XYZ MERGER SUB, INC.

By:	/s/ Timothy J. Ryan
Name: Timothy J. Ryan
Title: President

By:	/s/ David W. Bumsted
Name: David W. Bumsted
Title: General Counsel and Corporate Secretary

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF VOTING AGREEMENT

[included as Appendix D]

Appendix B

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix C

Fairness Opinion of True North

1010 Washington Blvd – 6th Floor Stamford, CT 06901 (646) 866-7552 MAIN TNcapitaladvisors.com

June 24, 2018

The Board of Directors

Xerium Technologies, Inc.

14101 Capital Boulevard

Youngsville, NC 27596

Ladies and Gentlemen:

We understand that Xerium Technologies, Inc. (“Xerium”) is considering entering into a transaction with Andritz AG (“Andritz”) whereby the parties would enter into an Agreement and Plan of Merger to be dated as of June 24, 2018 (the “Merger Agreement”), pursuant to which XYZ Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Andritz, will be merged with and into Xerium and Xerium will become a wholly owned subsidiary of Andritz (the “Merger”). Pursuant to, and subject to the limitations set forth in, the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of the common stock, par value $0.001 per share, of Xerium (“Xerium Common Stock”), other than any such shares held by a holder who has demanded appraisal for such shares in accordance with Delaware law and any shares of Xerium Common Stock held in treasury or owned by Andritz or Merger Sub, will be converted into the right to receive $13.50 in cash, without interest (the “Merger Consideration”). As a condition to and inducement to Andritz and Merger Sub’s willingness to enter into the Merger Agreement, simultaneously with the execution of the Merger Agreement, certain stockholders of Xerium intend to enter into voting agreements with Andritz (together with the Merger Agreement, the “Transaction Documentation”). You have provided us with a copy of the Transaction Documentation in substantially final form.

You have asked us to render our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the holders of Xerium Common Stock.

In the course of performing our reviews and analyses for rendering this opinion, we have:

•	reviewed a draft (dated June 23, 2018) of the Merger Agreement;

•

reviewed Xerium’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 2015, 2016 and 2017, its Quarterly Report on Form 10-Q for the period ended March 31, 2018 and its Current Reports on Form 8-K filed since December 31, 2017;

•

reviewed certain operating and financial information relating to Xerium’s business and prospects, including projections for the four years ending December 31, 2021, all as prepared and provided to us by Xerium’s management;

•	met with certain members of Xerium’s senior management to discuss Xerium’s business, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volume of the Xerium Common Stock;

Certain Securities Services offered through the TN Capital division of Stone Key Securities LLC, Member of FINRA, SIPC

The Board of Directors

Xerium Technologies, Inc.

June 24, 2018

•	reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Xerium;

•	reviewed the terms of certain relevant mergers and acquisitions involving companies which we deemed generally comparable to Xerium;

•	performed discounted cash flow analyses based on the projections for Xerium furnished to us by Xerium; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, including, without limitation, the projections referred to above. With respect to the projections, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Xerium as to the expected future performance of Xerium. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, the projections; we express no view or opinion as to such projections and the assumptions upon which they are based; and we have further relied upon the assurances of the senior management of Xerium that they are unaware of any facts that would make the information and projections incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Xerium, nor have we been furnished with any such appraisals. During the course of our engagement, we were asked by the Board of Directors to solicit indications of interest from various third parties regarding a transaction with Xerium, and we have considered the results of such solicitation in rendering our opinion. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained. In addition, we have assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Merger Agreement without any amendments or modifications, the effect of which would be in any way meaningful to our analysis. We are not legal, regulatory, tax or accounting experts.

We do not express any opinion as to the price or range of prices at which the shares of Xerium Common Stock may trade subsequent to the announcement of the Merger.

We have acted as a financial advisor to Xerium in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. A portion of our compensation is payable upon delivery of this letter and will be credited against the fee payable upon consummation of the Merger. In addition, Xerium has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement. TN Capital Advisors LLC and Stone Key Securities LLC (together with Stone Key Partners LLC, “Stone Key”) may seek to provide Andritz and its affiliates with certain investment banking and other services unrelated to the Merger in the future.

It is understood that this letter is intended for the benefit and use of the Board of Directors of Xerium in connection with its consideration of the Merger. This letter and our opinion are not to be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent. This letter and our opinion do not constitute a recommendation to the Board of Directors of Xerium in connection with the Merger, nor do this letter and our opinion constitute a recommendation to any holders of Xerium Common Stock as to how to vote in connection with the Merger. Our opinion does not address Xerium’s

The Board of Directors

Xerium Technologies, Inc.

June 24, 2018

underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Xerium or the effects of any other Merger in which Xerium might engage. Our opinion addresses only the fairness, from a financial point of view, of the Merger Consideration to the holders of the outstanding shares of Xerium Common Stock. We do not express any view or opinion with respect to the fairness of the Merger, from a financial point of view, to Andritz, Merger Sub and their respective affiliates. Furthermore, our opinion does not address any other term or aspect of the Transaction Documentation or any term or aspect of any other agreement or instrument contemplated by the Transaction Documentation or entered into or amended in connection with the Merger, or the impact thereof on Xerium or Andritz. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Xerium’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration.

Our opinion has been authorized for issuance by the Fairness Opinion and Valuation Committee of Stone Key. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Xerium Common Stock.

Very truly yours,

TN CAPITAL ADVISORS LLC

By: /s/ Pat McDonough
Founder

STONE KEY SECURITIES LLC,

through its TN CAPITAL division

By: /s/ Michael Urfirer
Chairman & Chief Executive Officer

Appendix D

VOTING AGREEMENT

This VOTING AGREEMENT (the “Agreement”), dated as of [                ], is made by and among each of the Persons set forth on Schedule A hereto (individually, a “Stockholder” and, collectively, the “Stockholders”), and Andritz AG, a joint stock corporation organized under the laws of Austria with its seat at Graz, Austria (“Parent”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, concurrently herewith, Parent, XYZ Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), and Xerium Technologies, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), providing for the merger of Merger Subsidiary with and into the Company with the Company as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each of the Stockholders beneficially owns the number of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) set forth opposite such Stockholder’s name on Schedule A attached hereto (the “Owned Shares” and, together with any shares of Common Stock of which such Stockholder acquires beneficial ownership after the date hereof and prior to the termination hereof, whether upon exercise of options, warrants, conversion of other convertible securities or otherwise and collectively referred to herein as, the “Covered Shares”); and

WHEREAS, as a condition to the willingness of Parent and Merger Subsidiary to enter into the Merger Agreement, each of Parent and Merger Subsidiary has required that the Stockholders agree, and in order to induce Parent and Merger Subsidiary to enter into the Merger Agreement, the Stockholders have agreed, to enter into this Agreement with respect to (a) the Covered Shares and (b) certain other matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

VOTING AGREEMENT

Section 1.1 Voting Agreement. The Stockholders hereby agree that at the Stockholders’ Meeting, or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought during the Voting Period, the Stockholders shall (i) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum and (ii) vote (or cause to be voted) in person or by proxy the Covered Shares, or deliver a consent (or cause a consent to be delivered) with respect to the Covered Shares, (x) in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement, (y) against any Acquisition Proposal and (z) against any amendment of the certificate of incorporation or bylaws of the Company or other action or agreement of the Company, in each case for which the vote of the holders of Common Stock is required to authorize such action or agreement, that would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, (B) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled, or (C) impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement. For the purposes of this Agreement, “Voting Period” shall mean the period commencing on the date hereof and ending immediately prior to any termination of this Agreement pursuant to Section 5.1 hereof.

Section 1.2 Proxy.

EACH STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, PARENT, THE PRESIDENT OF PARENT AND THE SECRETARY OF PARENT, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PARENT, AND ANY OTHER DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER’S IRREVOCABLE (UNTIL THE TERMINATION DATE (AS DEFINED BELOW)) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES IN ACCORDANCE WITH SECTION 1.1. EACH STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH STOCKHOLDER WITH RESPECT TO THE COVERED SHARES. ALL AUTHORITY HEREIN CONFERRED OR AGREED TO BE CONFERRED WILL SURVIVE THE DEATH OR INCAPACITY OF EACH STOCKHOLDER AND ANY OBLIGATION OF SUCH STOCKHOLDER UNDER THIS AGREEMENT WILL BE BINDING UPON THE HEIRS, PERSONAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS OF SUCH STOCKHOLDER.

Section 1.3 Other Matters. Except as set forth in Section 1.1, each Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company. In addition, nothing in this Agreement shall give Parent or any of its officers or designees the right to vote any Covered Shares in connection with the election of directors.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to each Stockholder as follows:

Section 2.1 Valid Existence. Parent is a joint stock corporation organized under the laws of Austria with its seat at Graz, Austria, and has the requisite corporate power and authority to carry on its business as it is now being conducted.

Section 2.2 Authority Relative to This Agreement. Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligations of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 2.3 No Conflicts. Except for the applicable requirements, if any, of the 1934 Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution and delivery of this Agreement by Parent and the consummation by Parent of the transaction contemplated hereby.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

OF THE STOCKHOLDERS

Each Stockholder hereby represents and warrants to Parent as follows:

Section 3.1 Authority Relative To This Agreement. Such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Such Stockholder, if it is a corporation, partnership, limited liability company, trust or other entity, is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization. This Agreement has been duly and validly authorized, executed and delivered by such Stockholder (provided that if such Stockholder is not an individual, the execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within the powers of such Stockholder and have been duly authorized by all necessary action and, if such Stockholder is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder) and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.2 No Conflict.

(a) The execution and delivery of this Agreement by such Stockholder do not, and the performance of its obligations under this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby will not, (i) if such Stockholder is not an individual, violate the certificate of formation, agreement of limited partnership, certificate of incorporation or similar organizational documents of such Stockholder, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Stockholder, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under contract to which such Stockholder is a party, (iv) result in the imposition of any Lien on any Covered Shares; except in the case of the foregoing clauses (ii), (iii) and (iv), for violations, breaches or defaults that would not materially impair the ability of such Stockholder to perform its obligations hereunder.

(b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of its obligations under this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any Governmental Authority or official except for applicable requirements, if any, of the 1934 Act, as amended, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not materially impair the ability of such Stockholder to perform its obligations hereunder.

(c) If any Covered Shares are held in trust, no consent of any beneficiary of such trust is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.3 Ownership Of Shares. As of the date hereof and at all times during the Voting Period, such Stockholder is and will be the record and beneficial owner of the Owned Shares set forth opposite such Stockholder’s name on Schedule A hereto, free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever with respect to the ownership, transfer or other voting of the Owned Shares, and the Owned Shares constitute all of the shares of Common Stock beneficially owned by such Stockholder as of the date hereof. None of the Owned Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Owned Shares that would prevent or materially delay a

Stockholder’s ability to perform its obligations hereunder, and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Owned Shares.

ARTICLE IV.

COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby covenants and agrees as follows:

Section 4.1 No Transfer. Other than pursuant to the terms of this Agreement or the Merger Agreement, without the prior written consent of Parent, during the term of this Agreement, such Stockholder hereby agrees to not, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Covered Shares, (ii) sell, assign, transfer, pledge, encumber, donate or otherwise dispose of (including by merger, consolidation or otherwise by operation of law), or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect assignment, transfer, encumbrance or other disposition of (including by merger, consolidation or otherwise by operation of law) (each, a “Transfer”), any Covered Shares or any options, warrants, convertible securities or the like exercisable for or convertible into shares of Common Stock, (iii) enter into any agreement or commitment providing for the foregoing, or (iv) take any action that would reasonably be expected to restrict or otherwise adversely affect the Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement.

ARTICLE V.

MISCELLANEOUS

Section 5.1 Termination. This Agreement and all of its provisions shall terminate upon the earlier of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the occurrence of an Adverse Recommendation Change pursuant to and in accordance with Section 5.03 of the Merger Agreement and (iv) the conclusion of the Stockholders’ Meeting (such date of termination, the “Termination Date”); except that the provisions of Article V shall survive any such termination if such obligations arose at or before the time of such termination and provided that no such termination shall relieve any party hereto of any liability resulting from any breach of its obligations set forth in this Agreement.1

Section 5.2 Amendment Of Merger Agreement. The obligations of the Stockholders under this Agreement shall terminate if the Merger Agreement is amended or otherwise modified after the date hereof without the prior written consent of the Stockholders in a manner that reduces or adversely changes the form of the Merger Consideration.

Section 5.3 Fees And Expenses. Except as otherwise provided herein or as set forth in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

[1]	Certain stockholders negotiated the right for earlier termination under certain conditions.

Section 5.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by email, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.4):

if to Parent:

Andritz AG

Stattegger Strasse 18

8045   Graz

Austria

Attention:  Wolfgang Leitner, President & CEO and

                  David Bumsted, Senior VP and Group General Counsel

Email: David.Bumsted@andritz.com

with a copy to:

Kilpatrick Townsend & Stockton LLP

1100 Peachtree Street, NE

Suite 2800

Atlanta, Georgia 30309-4528

Attention: W. Benjamin Barkley

Email: bbarkley@kilpatricktownsend.com

if to the Stockholders:

[[Name]

[Address]

Attention: [ • ]

Email: [ • ]]

with a copy to:

[[Name]

[Address]

Attention: [ • ]

Email: [ • ]]

Section 5.5 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.6 Entire Agreement; Assignment. This Agreement and the Merger Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent or Merger Subsidiary may assign all or any of their rights and obligations hereunder to an Affiliate, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

Section 5.7 Amendment. This Agreement may be amended by the parties at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 5.8 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 5.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 5.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to the choice of law principles therein).

Section 5.11 Specific Performance; Submission To Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in Court of Chancery or other courts of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery or other courts of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery or other courts of the State of Delaware and (iv) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 5.4. Each party hereto hereby agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 5.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

Section 5.12 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5.12.

Section 5.13 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.14 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 5.15 Further Assurances.

From time to time, at the request of another party and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

Section 5.16 Covered Shares Held In Partnership or Trust.

In this Agreement, the Stockholder of any Covered Shares held in partnership or trust shall be deemed to be the relevant partnership or trust and/or the authorized signatories thereof acting in their authorized capacities, in each case as the context may require to be most protective of Parent, including for purposes of such partnership’s or trust’s representations and warranties as to the proper organization of the entity and the non-contravention of the entity’s governing instruments and the authorized signatories’ power and authority.

Section 5.17 Third Party Enforcement Rights.

The Company is hereby made an express third-party beneficiary of the rights granted to Parent under this Agreement and shall be entitled to enforce Parent’s rights under this Agreement pursuant to Section 5.17 if any Stockholder breaches or otherwise fails to perform its obligations under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Stockholders and Parent have caused this Agreement to be duly executed on the date hereof.

ANDRITZ AG

By:
Name:
Title:

[Signature Page to Voting Agreement]

STOCKHOLDERS:

[NAME]

By:
Name:
Title:

[Signature Page to Voting Agreement]

Schedule A

Shareholder Name	Owned Shares

Xerium Technologies, Inc.	Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if
you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/xrm
Use the Internet to vote your proxy until 6:00 p.m. Eastern Time on September 5, 2018.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 6:00 p.m. Eastern Time on September 5, 2018.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote “FOR” Items 1, 2 and 3.

1.  To adopt the Agreement and Plan of Merger, as it may be amended from time to time, dated June 24, 2018, by and among Xerium Technologies, Inc., Andritz AG and XYZ Merger Sub, Inc., and approve the transactions contemplated thereby, including the merger of XYZ Merger Sub, Inc. with and into Xerium Technologies, Inc., with Xerium Technologies, Inc. continuing as the surviving corporation and an indirect wholly owned subsidiary of Andritz AG.

☐	For	☐	Against	☐	Abstain

2.  To approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the proposal to adopt the Agreement and Plan of Merger and approve the transactions contemplated thereby.

☐	For	☐	Against	☐	Abstain

3.  To approve, by a non-binding advisory vote, the compensation arrangements disclosed in the accompanying proxy statement that may be payable to Xerium Technologies, Inc.’s named executive officers in connection with the completion of the merger.

☐	For	☐	Against	☐	Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date ____________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

XERIUM TECHNOLOGIES, INC.

SPECIAL MEETING OF STOCKHOLDERS

Thursday, September 6, 2018

10 a.m., local time

Xerium Technologies, Inc. 14101 Capital Boulevard Youngsville, NC 27596
proxy

This proxy is solicited by the Board of Directors for use at the Special Meeting on Thursday, September 6, 2018 at 10 a.m., local time, at the offices of Latham & Watkins LLP, located at 885 Third Avenue, New York, NY 10022.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Clifford E. Pietrafitta and Phillip B. Kennedy, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Special Meeting and all adjournments.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Proxy Statement and Proxy Card are available in the Investor Relations section of our website at www.xerium.com.

See reverse for voting instructions.